CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TRATS AS PRIVATE OR CONFIDENTIAL.

Exhibit 4.23

EXECUTION VERSION

MASTER RETAIL DEVELOPMENT, MANAGEMENT AND LEASING AGREEMENT

by and between

AMERICAN AIRLINES, INC.

and

JFK T8 INNOVATION PARTNERS, LLC

Dated as of July 1, 2023

i

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	7.6	American’s Rules and Regulations	67
	7.7	Subtenant Operational Reviews	67
	7.8	Minimum Wage Policy	68
	7.9	Americans with Disabilities Act	69

8.	CONCESSION AREA MAINTENANCE; RESERVATION OF RIGHTS		69
	8.1	General Concession Area Maintenance., Operating Expenses	69
	8.2	Specific Maintenance, Repair and Janitorial Responsibilities	70
	8.3	Access, Transport and Equipment Norms	72
	8.4	Utility Services	72
	8.5	Refurbishments	75
	8.6	Reservation of Rights by American	75

9.	SUSTAINABILITY EFFORTS.		77
	9.1	Retail Manager Bound by American Sustainability Requirements	77
	9.2	Sustainability Goals	78
	9.3	Documentation	78
	9.4	Non-Compliance	78

10.	RESERVED USES		79
	10.1	Reservations by the Port Authority and American	79
	10.2	Reserved Uses Generally	79
	10.3	Reserved Uses Incidental to Concessions Operations	79

11.	AFFIRMATIVE ACTION AND NONDISCRIMINATION		79
	11.1	Retail Manager Bound by American Requirements	79
	11.2	Non-Discrimination.	80
	11.3	Affirmative Action	83
	11.4	Retail Manager’s Ongoing Minority -Owned Business Enterprises Women-Owned Business Enterprises Commitment and Local Business Enterprises Commitment	84
	11.5	Airport Concession Disadvantaged Business Enterprise	86

12.	BOOKS, RECORDS AND REPORTING		88
	12.1	General Requirements	88
	12.2	Concession Area Transactions	91
	12.3	Revenue Control	92
	12.4	Business Statistics Report	92

13.	REPRESENTATIONS AND WARRANTIES		92
	13.1	American’s Disclaimer	92
	13.2	Retail Manager’s Representations and Warranties	93
	13.3	American’s Representations and Warranties	93

14.	DEFAULT AND REMEDIES; TERMINATION		94
	14.1	Events of Default	94
	14.2	Intentionally Omitted	99
	14.3	Surrender of Premises	99
	14.4	Attorney’s Fees	100

15.	LIABILITY; INSURANCE; DESTRUCTION; MISCELLANEOUS		100
	15.1	Liability, Indemnity, Insurance and Bonds	100
	15.2	American’s Indemnification and Insurance	108
	15.3	No Agency Created; No Third Party Beneficiaries	109

	15.4	Damage or Destruction; Condemnation	110
	15.5	Condemnation	112
	15.6	Permits, Licenses and Approval; Rules and Regulations	112
	15.7	Successors	112
	15.8	Notices	112
	15.9	Force Majeure	113
	15.10	Governing Law; Jurisdiction	114
	15.11	Self-Help	114
	15.12	Amendments, Modifications, Etc.	115
	15.13	Holding Over by Retail Manager	115
	15.14	Approvals	116
	15.15	Labor Assurances	116
	15.16	No Assignment	116
	15.17	Intellectual Property; American’s Names and Marks	118
	15.18	Compliance	118
	15.19	Realtors	119
	15.20	Licenses and Permits	119
	15.21	Estoppel Certificates	119
	15.22	DISCLAIMER	119
	15.23	Survival of Obligations	120
	15.24	Invalid or Unenforceable Provisions	120
	15.25	American’s Lien	120
	15.26	Prior Agreement	121
	15.27	Entire Agreement	121
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MASTER RETAIL DEVELOPMENT, MANAGEMENT AND LEASING AGREEMENT

THIS MASTER RETAIL DEVELOPMENT, MANAGEMENT AND LEASING AGREEMENT (together with all exhibits and attachments, this “Agreement”) is entered into July 1, 2023 (the “Effective Date”) by and between AMERICAN AIRLINES, INC., a Delaware corporation (“American”), and JFK T8 Innovation Partners, LLC, a Delaware limited liability company (“Retail Manager”).

BACKGROUND

WHEREAS, by that certain Amended and Restated Lease No. AYB 085R, dated as of December 22, 2000 (the “Original Lease”), as amended by (i) that certain First Supplemental Agreement, dated as of July 31, 2002 (“Supplement No. 1”), (ii) that certain Second Supplemental Agreement, dated as of November 8, 2005 (“Supplement No. 2”), (iii) that certain Third Supplemental Agreement, dated as of December 1, 2005 (“Supplement No. 3”), (iv) that certain Fourth Supplemental Agreement, dated as of June 16, 2016 (“Supplement No. 4”), and (v) that certain Fifth Supplemental Agreement, dated as of June 1, 2020 (“Supplement No. 5,” and together with the Original Lease, Supplement No. 1, Supplement No. 2, Supplement No. 3, Supplement No. 4, and any previous or future amendments or modifications thereto, the “Lease”), American leased from The Port Authority of New York and New Jersey (the “Port Authority”) certain premises and facilities, which premises are shown on Exhibit A to this Agreement (the “Premises”), at John F. Kennedy International Airport, Jamaica, New York 11436 (the “Airport”) known as Terminal 8 (the “Terminal”);

WHEREAS, American is currently operating the Premises in accordance with the Lease, and this Agreement is subject to and subordinate to the Lease in all respects;

WHEREAS, American desires, subject to the prior written approval of the Port Authority in accordance with Section 2.4.3 below, to allow Retail Manager to develop, lease, manage, and market a portion of the Premises for concession purposes;

WHEREAS, the portion of the Premises which is identified on Exhibit B-1 to this Agreement including the specified Subtenant Premises and designated common areas shown thereon is the existing concession area (the “Existing Concession Area”) and the portion of the Premises which is identified on Exhibit B-2 to this Agreement including the specified Subtenant Premises and designated common areas shown thereon is the proposed concession area (as the same may be expanded, contracted or relocated in accordance with the provisions of this Agreement, the “Proposed Concession Area”), in accordance with the terms and conditions set forth in this Agreement and the Lease;

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WHEREAS, Retail Manager desires to develop, lease, manage and market the Concession Area at the Premises in accordance with the terms and conditions set forth in this Agreement and the Lease;

NOW, THEREFORE, for and in consideration of these premises and the mutual covenants and agreements herein contained, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties agree as follows:

1.DEFINITIONS.

1.1Definitions. As used in this Agreement, the following terms have the meanings set forth below:

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[**]ACDBE Program” has the meaning given in Section 11.5.1.

“Additional Payment Obligations” has the meaning given in Section 4.12.

“Additional Port Authority Requirements” means, collectively, any permits, documents and requirements (other than the Lease and the Operator Permit) as have been or may hereafter be required by the Port Authority in connection with the development, construction, leasing, management, marketing and operation of the Concession Area.

“Adjusted Gross Receipts” means for the applicable period of determination, (x) Gross Receipts for such period minus (y) any Gross Receipts related to foreign currency transactions (including the spread earned on any exchange or foreign currency transactions (whether as a currency exchange service or in connection with the sale of merchandise or services)) for such period.

“Affiliate” means, with respect to any Person, any other Person, directly or indirectly, through one or more intermediaries, who or which Controls, is Controlled By or is Under Common Control With such Person.

“Agreement” has the meaning given in the Preamble.

“Airport” has the meaning given in the Recitals.

“Airport Concession Disadvantaged Business Enterprise” or “ACDBE” has the meaning given in Section 11.5.1(a).

“Airport Rules & Regulations” means individually and collectively, applicable rules, regulations, policies, manuals, publications, standards, practices and guidelines issued or published by the Port Authority (including, without limitation, any bulletin, directive or other official instruction issued by the General Manager of the Airport or the Chief Security Officer of the Port Authority and any code of ethics established by the Port Authority applicable to lessees and/or sublessees, contractors, furnishers of services or other Persons at the Airport); in each case, as may be amended, revised, supplemented or otherwise modified from time to time pursuant to a rules and regulations change.

“Alteration Application” means the Tenant Alteration Application (PA 531), as the same may be amended, modified, supplemented or substituted, from time to time, by the Port Authority. As of the Effective Date, the form of the Alteration Application is currently located at https://www.panynj.gov/content/dam/port-authority/pdfs/tenant-construction-and-alteration-process/PA%20531.pdf.

“American” has the meaning given in the Preamble.

“American Indemnitees” has the meaning given in Section 15.1.1.1.

“American Reserved Uses” means, collectively, the following uses, operations or installations reserved by American:

(a)automated teller machines, automated banking and similar financial services; provided, however, that Retail Manager may sublease space to retail bankers and currency exchanges, in each case, for automated teller machines;

(b)insurance and travel services;

(c)display racks for copies of publications by American or any of its Affiliates;

(d)(i) private lounges or clubs intended for the use of select passengers as determined by American (including, but not limited to, passengers with a membership for such lounge or club or traveling on a qualifying airline class) and (ii) a potential cafeteria, vending machines or other food service area intended for the exclusive use of American’s work force;

(e)terminal wayfinding and informational signage in and on any Food Courts and/or Food Halls or other areas that are open to the public and are deemed to be “common areas” by American; and

(f)any other uses of the Concession Area by American (other than those explicitly set forth in the Concession Program, e.g., food and beverage, specialty retail stores, news/convenience, duty free, foreign currency exchange, etc.), in areas that are (i) open to the public and not leased exclusively by either American or Retail Manager to any third party, (ii) deemed “common areas” by American, and (iii) that are not comprised of any portion of any Subtenant Premises.

“American’s Allocated Share” has the meaning given in Section 4.7.

“Annual Rental Statements” has the meaning given in Section 12.1.3.3.

“Applicable Law” or “Applicable Laws” shall mean any statute, law, code, regulation, ordinance, rule, common law, judgment, judicial or administrative order, decree, directive or other requirement having the force of law or other governmental restriction (including those resulting from the initiative or referendum process) or any similar form of decision of or determination by any Governmental Authority (including any applicable regulation, order or statement of policy of the Administrator of the FAA or any other governmental officer or body having jurisdiction over the enforcement of the obligations of the Port Authority under federal law), including any Environmental Requirements, whether taking effect before or after the Effective Date, in each case, as amended, revised, supplemented or otherwise modified from time to time. For the avoidance of doubt, the term “Applicable Laws” includes FAA Grant Assurances, TSA-issued requirements, Passenger Facility Charge (PFC) Program assurances and decisions and the Airport’s operating certificate, but excludes the Applicable Standards.

“Applicable Standards” shall mean (i) the Rules and Regulations, (ii) Good Order Requirements, (iii) that certain Airport Security Guidelines Manual for Port Authority of New York and New Jersey Airports promulgated by the Port Authority, (iv) that certain Port Authority Tenant Construction and Alteration Process (TCAP) Manual, (v) the Port Authority Airport Customer Experience Performance and Standards Manual, Concessionaire Street Pricing Standards and Procedures Manual, and Value for Money Standards and Guidance and (vi) all applicable codes, standards, regulations, manuals, references, guidelines, policies, specifications, handbooks and advisory circulars, including such codes, standards, regulations, manuals, references, guidelines, policies, specifications, handbooks, advisory circulars and similar documents referenced within this Agreement issued or published by the Port Authority or a Governmental Authority and any similar applicable documents referenced in the Lease, as amended, revised, supplemented or otherwise modified from time to time.

“Application” has the meaning given in Section 4.11.3.

“Assignment and Assumption Agreement” has the meaning given in Section 3.3.

“Assistant Concession Manager” has the meaning given in Section 7.2.4.

“Background Intellectual Property” has the meaning given in Section 15.7.

“Base Building” means the subflooring, ceiling structure, demising walls, utilities (including all conduits, lines, pipes, etc.), infrastructure and other base building improvements, structures and fixtures located in the Concession Area, including floor, heating ventilating and air conditioning systems (“HVAC”), fire alarm system, fire sprinkler system, water, waste water and sewer, etc. and any other utility services for the intended general concessions uses of the Subtenant Premises.

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“Business Day” means any day other than a Saturday, Sunday or a day on which banking institutions in New York, New York are authorized or obligated by law or executive order to be closed.

“Business Statistics Report” has the meaning given in Section 12.4.

“Casualty Termination” means a termination by American of this Agreement pursuant to Sections 15.4.1.2, 15.4.2, 15.4.3 or 15.4.4 hereof, so long as the casualty resulting in American’s right to so terminate was not caused, directly or indirectly, by Retail Manager or any of its agents, contractors or invitees (for the purpose of the definition of “Casualty Termination,” a Subtenant will not be deemed an agent, contractor or invitee of Retail Manager).

“Claimant” has the meaning given in Section 14.1.2.8.

“Claims” has the meaning given in Section 15.1.1.1.

“Commencement Date” has the meaning given in Section 3.1.

“Common Area Maintenance Fee” means an amount to be invoiced as a separate line item and collected from Subtenants by Retail Manager for the purpose of reimbursing, without profit, all of Retail Manager’s actual and commercially reasonable out-of-pocket expenses incurred in order to maintain and service common areas of the Concession Area, including, but not limited to, the food court, public and/or food hall seating areas and other designated common areas of the Concession Area. These expenses include, without limitation: floor cleaning (sweeping and mopping) and storefront cleaning services and cleaning of food court amenities, furnishings and equipment; management of the truck docks for Subtenant deliveries and distribution and delivery vehicle escort services; trash removal; and food court chairs and tables. Retail Manager will implement an equitable and reasonable formula to calculate and allocate this fee among relevant Subtenants (e.g., per square feet, by concession type).

“Conceptual Plans” has the meaning given in Section 5.2.1.

“Concession Area” means (i) until any portion of the Existing Concession Area, which is not also a part of the Proposed Concession Area, is vacated by any Subtenant and until any Concession Area Work required in such portion of the Existing Concession Area pursuant to the Development Plan or Transition Plan or otherwise to restore such area to a condition matching the surrounding areas of the Terminal has been completed, the Existing Concession Area together with the Proposed Concession Area and (ii) thereafter, the Proposed Concession Area.

“Concession Area Base Work” means all Concession Area Work which is not Subtenant Premises Work, which shall include alterations and improvements made to the Base Building and common areas within the Concession Area, including, without limitation, installation of lighting and flooring, removal of moving walkways in the concourses, preparation work to the Base Building located within the Concession Area for the Subtenant Premises Work, common area seating in the Food Court and other common areas within the Concession Area and any other items required pursuant to, or necessary to implement, the Development Plan and the Transition Plan.

“Concession Area Work” has the meaning given in the definition of “Work” in this Section 1.1.

“Concession Manager” means an employee of Retail Manager charged with the responsibility to manage and oversee the day-to-day operations and management of the Concession Area and the Concession Program, as further explained in Section 7.2.4.

“Concession Program” has the meaning given in Section 7.3.

“Concession Program Standards” has the meaning given in Section 7.1.

“Concession Solicitations Process” means the detailed competitive solicitation process to procure qualified Subtenants for the Concession Area as described in clause (x) of Section 7.3 as approved by the Port Authority and American.

“Concession Standards Checklist” has the meaning given in Section 7.3.

“Concourse B” means Concourse B of the Terminal.

“Concourse B-East Moving Walkway” means the moving walkway in the east portion of Concourse B, as reflected on Exhibit G-2.

“Concourse B-West Moving Walkway” means the moving walkway in the west portion of Concourse B, as reflected on Exhibit G-2.

“Concourse C” means Concourse C of the Terminal.

“Concourse C Moving Walkways” means the Concourse C-East and Concourse C-West sets of walkways in Concourse C, as reflected on Exhibit G-2.

“Construction Cost” has the meaning given in Section 5.2.3.

“Construction Permit” means a construction permit, or other Port Authority authorizing document, issued by the Port Authority, permitting certain work to be performed at the Concession Area in accordance with the terms thereof.

“Contract” means any agreement, and any supplement or amendment thereto, between Retail Manager and a Contractor, and any Contractor and any other Person at all tiers, to perform any part of the Concession Area Work or the operations of the Terminal or provide any materials, equipment or supplies for any part thereof.

“Contractor” means any Person with whom Retail Manager has entered into any contract, and any other Person with whom any Contractor has further subcontracted any part of the Work or the operations and maintenance of the Concession Area, at all tiers.

“Contractor Materials” has the meaning given in Section 15.7.

“Control” means the direct or indirect possession of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise (including any entity in which a Person (including any general or limited partner, managing and non-managing member or shareholder of such Person) has an ownership interest); and the terms “Controls”, “Controlled By” and “Under Common Control With” shall have the meanings correlative to the foregoing.

“CPI-U” means the Consumer Price Index for all Urban Consumers, New York-Northern New Jersey-Long Island, NY-NJ-CT (All Items, unadjusted 1982-84 = 100) published by the Bureau of Labor Statistics of the United States Department of Labor.

“Dedicated Terminal 8 Materials” has the meaning given in Section 15.7.

“Depreciation Schedule” means a schedule reflecting the monthly amortization of the Eligible Costs for Fixed Improvements installed or Refurbishments made by Retail Manager and/or by a Subtenant in the Concession Area, which schedule must be approved by American and shall reflect amortization on a straight-line basis during the lesser period of either (i) five (5) years or (ii) the length of time remaining in the Term of this Agreement. Any schedule submitted by Retail Manager or Subtenants for this purpose shall not be deemed a “Depreciation Schedule” until such schedule is approved in writing by American, which approval shall not be unreasonably withheld, delayed or conditioned. If American does not respond at all within thirty (30) days of the submission of a Depreciation Schedule, the schedule shall be deemed accepted and approved by American. Whenever a Depreciation Schedule is accepted by American for Refurbishments, any un-amortized investment in or Depreciation Schedule for replaced or affected prior Fixed Improvements (or prior Refurbishments, as the case may be) shall be deemed eliminated for the purposes of this Agreement.

“Design Guidelines” has the meaning given in Section 7.4.1.

“Development Period” refers to the period commencing on the Effective Date and ending on the date upon which development work is substantially complete (as reasonably and mutually agreed by Retail Manager and American and memorialized in writing executed by both such parties).

“Development Plan” has the meaning given in Section 6.1.9.2.

“DOT” means the United States Department of Transportation, and any successor agency, office or department thereto.

“Early Termination” has the meaning given in Section 3.2.

“Effective Date” has the meaning given in the Preamble.

“Eligible Costs” means, with respect to any investment in Fixed Improvements or Refurbishments made by Retail Manager or a Subtenant (including, but not limited to with respect to the Concession Area Base Work), the following: (i) directly contracted construction costs, (ii) architectural and engineering fees, construction management fees and the cost to obtain the applicable permits, which amounts under this clause (ii) shall not exceed 12% of the contracted construction costs, unless otherwise approved by American in writing, (iii) permanent fixtures, including any furniture and equipment and custom-built “trade fixtures” which constitute fixtures under applicable law, installed for direct use in the Concession Area, (iv) amounts for tenant improvements which Retail Manager is otherwise obligated to reimburse a Subtenant under an approved Sublease and Depreciation Schedule as the result of an Early Termination that occurs due to events described in clauses (ii), (iv), (vi), or (vii) of Section 3.2, or due to a default by American of this Agreement pursuant to Section 14.1.3 hereof (after giving effect to the grace and cure periods set forth in such Section), or pursuant to Section 2.3.4(b), or due to a Casualty Termination (but only to the extent that American actually receives insurance proceeds related to the applicable casualty (and, in such event, the Eligible Costs shall not exceed the amount of such insurance proceeds net of costs and expenses incurred by American in connection with pursuing such insurance proceeds); it being understood that in no event shall American be required to reimburse Retail Manager for any Eligible Costs to the extent that Retail Manager or any Subtenant receives insurance proceeds for damage to improvements to which such Eligible Costs are related) and (v) Key Money. Notwithstanding the foregoing, the definition of Eligible Costs may not include: (a) costs in excess of 110% of the estimated costs for Fixed Improvements provided by Retail Manager to American as part of the preliminary deal approval to be sought in respect of any individual prospective Subtenant under Section 6.1.3, unless otherwise specifically approved by American in writing, (b) any overhead, financing costs (e.g., loan origination fees or interest, legal fees or any non-construction-related cost), (c) amounts paid to any Affiliate of Retail Manager or Subtenant, unless (A) such Affiliate obtains the applicable work through a competitive bid process where non-Affiliates submitted bona fide proposals or (B) with respect to Affiliates of Retail Manager, Retail

Manager has obtained quotes for such work from at least three (3) non-Affiliate contractors and has determined in its reasonable good faith judgment that such Affiliate’s costs are reasonable and substantially similar to what could be obtained in an arm’s length transaction or (d) any investments made as equity investments into Retail Manager. In addition, to qualify as Eligible Costs, disbursements must be supported by the certificate referenced in Section 5.2.4 and the documentary evidence of payment as described in Section 5.2.5. For the purposes of early termination of this Agreement, Retail Manager’s Eligible Costs shall include Retail Manager’s actual and reasonable costs for the items described in subclauses (i)-(iii) above, approved in advance in writing by American, for Fixed Improvements to office space in the Concession Area allocated to Retail Manager under this Agreement, which may not exceed $125 per square foot (unless otherwise specifically approved by American in writing), and which must otherwise be in compliance with the procedures applicable to Subtenant Fixed Improvements in this Agreement.

“Enplaned Passenger” means any passenger determined by American to have boarded an aircraft at the Terminal, including passengers who may disembark and re-board the same aircraft as part of the same flight itinerary, but excluding passengers, such as international in-transit passengers, from international flights who are restricted from exposure to the Concession Area.

“Environmental Requirements” means all common law and all past, present and future laws, statutes, enactments, resolutions, regulations, rules, directives, ordinances, codes, licenses, permits, orders, memoranda of understanding and memoranda of agreement, guidances, approvals, plans, authorizations, concessions, franchises, requirements and similar items of all governmental agencies, departments, commissions, boards, bureaus or instrumentalities of the United States, states and political subdivisions thereof, all pollution prevention programs, “best management practices plans,” and other programs adopted and agreements made by the Port Authority (whether adopted or made with or without consideration or with or without compulsion), with any government agencies, departments, commissions, boards, bureaus or instrumentalities of the United States, states and political subdivisions thereof, and all judicial, administrative, voluntary and regulatory decrees, judgments, orders and agreements relating to the protection of human health or the environment, the foregoing to include without limitation:

(i)all requirements pertaining to reporting, licensing, permitting, investigation and remediation of emissions, discharges, releases or threatened releases of Hazardous Substances into the air, surface water, groundwater or land, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances, or the transfer of property on which Hazardous Substances exist;

(ii)all requirements pertaining to the protection from Hazardous Substances of the health and safety of employees or the public; and

(iii)the Atomic Energy Act of 1954, 42 U.S.C. Section 2011 et seq.; the Clean Water Act also known as the Federal Water Pollution Control Act, 33 U.S.C. Section 1251 et seq.; the Clean Air Act, 42 U.S.C. Section 7401 et seq.; the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. Section 136 et seq.; the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Section 9601 et seq.; the Superfund Amendments and Reauthorization Act of 1986, Section 2701 the et seq.; Emergency Planning and Community Right to Know Act, 42 U.S.C. Section 11001 et seq.; the Occupational Safety and Health Act, 29 U.S.C. Section 651 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. Section 5101 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq.; the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq.; the Safe Drinking Water Act of 1974, 42 U.S.C. Sections 300f-300h-ll et seq.; the Oil Pollution Act, 33 U.S.C. Section 2701 et seq; the National Environmental Policy Act, 42 USC Section 4321 et seq.; the State Environmental Quality Review Act (SEQRA), NY ECL Section 8-0101 et seq.;

the New York State Environmental Conservation Law; the New York State Navigation Law; together, in each case, with any amendment thereto, and the regulations adopted, guidances, memoranda and publications promulgated thereunder and all substitutions thereof and any other analogous current or future federal, state municipal, city or local laws;

And, with respect to items (i) through (iii) above, in the event that there shall be more than one compliance standard, the standard for any of the foregoing shall be that which requires the lowest level of a Hazardous Substance.

“EPA” means the United States Environmental Protection Agency, and any successor agency, office or department thereto.

“Event of Default” has the meaning given in Section 14.1.1.

“Excluded Area” has the meaning given in Section 2.1.

“Existing Concession Area” has the meaning given in the Recitals.

“Existing Subleases” has the meaning given in Section 6.4.

“Existing Tenant(s)” means the existing subtenants that are the subject of the leases described on Exhibit D.

“Expiration Date” has the meaning given in Section 3.1.

“FAA” means the United States Federal Aviation Administration, and any successor agency, office or department thereto.

“FAA Nondiscrimination Requirements” has the meaning given in Section 11.2.1.2.

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“Final Drawings” has the meaning given in Section 5.2.1.

“Fixed Improvement Deadline Breach” has the meaning given in Section 5.4.

“Fixed Improvements” means the permanent improvements, structures and fixtures installed by Retail Manager and/or by Subtenants in the Concession Area, including, without limitation, to any portions of the Base Building located in the Concession Area, in Retail Manager’s office, to prepare a locale for issuance of an occupancy permit and otherwise finish it out for the operations of a given Subtenant, and any Refurbishments which may be made subsequently in accordance with Section 8.5. Fixed Improvements may include, but are not limited to, finish-out work on floors, ceilings, demising walls and store facades, storefront signage, the panel box and hook-ups to utilities wires and conduits infrastructure, decorations, shelves, counters, lighting and interior design and construction work necessary in general to accommodate the operation of a specific Subtenant, or by Retail Manager in office space in the Concession Area allocated to Retail Manager, all as approved in accordance with Section 5.2.

“Food Court” or “Food Hall” means, any “food court,” “food hall” or any other designated common areas within the Concession Area out of which restaurant operators operate and which includes all associated seating areas and support areas.

“Force Majeure” means, strictly in relation to the conditions that may cause a party to be temporarily, partially or wholly prevented from performing its obligations to the other party under this Agreement, and not for any other purpose or for any benefit of a third party: (i) strikes, boycotts, lockouts, labor disputes, labor disruptions (not caused by a pandemic), work stoppages or slowdowns, all unless involving employees of the party claiming the Force Majeure; (ii) trade embargoes, natural disasters, acts of terrorism, orders of a governmental authority (including, the FAA, the DOT, the TSA and the EPA or defense authorities), extreme weather conditions, cyber-attacks, civil riots, rebellion, or sabotage, war (declared or undeclared), foreign invasion, or insurrection; (iii) failure by the Port Authority to perform its obligations under the Lease or the Operator Permit or other acts or omissions of the Port Authority, except as otherwise provided in Section 5.2.2; or (iv) any other similar circumstances for which an affected party is not responsible, which are not foreseeable, and which are not within the affected parties’ ability to control in the exercise of commercially reasonable efforts. Notwithstanding anything else in this Agreement, however, (A) in no event shall any Force Majeure event excuse timely payment of any amounts due under this Agreement, (B) lack of funds, inability to obtain financing, change in general economic conditions (including, but not limited to, economic recession, increased cost of performance and/or increased cost of labor or materials), and/or changes in specific economic condition or status of an affected party shall not be a basis for delay or prevention of any obligation under this Agreement, and (C) while a Suspension would result in Retail Manager not being able to perform its obligations hereunder and such failure shall be excused and not be deemed a default, neither party hereto may claim that a Suspension is a Force Majeure event which (I) excuses American’s nonperformance of the obligations set forth in Sections 3.2 and 3.4 hereof, or (II) waives either party’s termination rights set forth in Section 3.2 which relate to a Suspension.

“Four-Party Subtenant Consent Agreement” means a four-way permit, a consent agreement or such other document(s) as may be prescribed by the Port Authority, by and among the Port Authority, American, the applicable Subtenant, and Retail Manager.

“GAAP” means generally accepted accounting principles in the United States of America, as set forth in the opinions and pronouncements of the American Institute of Certified Public Accountants’ Accounting Principles Board and Financial Accounting Standards Board or in such other statements by such other entity as may be in general use by significant segments of the accounting profession, to the extent such principles are applicable to the facts and circumstances on the date of determination.

“Good Order Requirements” means actions instituted by the Port Authority to preserve, maintain, improve or restore good order at the Airport, which result in, or alleviate circumstances which derogate from, the Port Authority’s ability to (i) provide predictable, consistent or non-discriminatory service to Airport users or (ii) mitigate the risks that chaotic or uncontrolled situations arise on Airport premises which may, in the Port Authority’s sole discretion, lead to unsafe or insecure conditions. A change which provides only an economic advantage to the Port Authority and serves no public purpose, and does not enhance the operations or efficiency of operating the Airport, whatsoever, will not be considered to require “good order” actions.

“Governmental Authority” means any federal, state, municipal and other governmental authority of any state, nation or government, except that they shall not be construed to include the Port Authority.

“Gross Receipts” means and includes all monies paid or payable to each and every Subtenant (which term includes, for the purposes of this definition, any permitted assignees of Subleases or sublicenses/invitees of Subtenants, and any other concessionaires or occupants who may be permitted to conduct concession operations within the Concession Area) whether for cash, credit or otherwise, for sales made or services rendered at or from the Terminal or Airport regardless of when or where the order therefor is received and outside the Terminal or Airport if the order is received at the Terminal or Airport, retail display allowances or other promotional incentives (the gross amounts thereof, not net of expenses) received from vendors, suppliers or manufacturers and other revenues of any type arising out of or in connection with any Subtenant’s operations at the Terminal or Airport, including, without limitation: proceeds from the sale of gift and merchandise certificates (but only when such certificates are treated as a sale from Subtenant Premises pursuant to a Subtenant’s record keeping system), mail, catalogue (as further explained below), closed circuit television, computer, other electronic or telephone orders received or filled; deposits not refunded to purchasers, orders taken at the Concession Area (although such orders may be filled elsewhere); sales through vending machines or other devices; the spread earned on any exchange or foreign currency transactions whether as a currency exchange service or in connection with the sale of merchandise or services; and all insurance proceeds received due to loss of gross earnings under any Subtenant’s business interruption insurance coverage. Catalogue sales generated from catalogues distributed from Subtenant Premises will be included in Subtenant’s calculation of Gross Receipts. For this purpose, catalogues displayed in Subtenant Premises will include a tracking number unique to the Subtenant Premises that allows for an auditable method for tracking such sales. A “sale” shall be treated as consummated for the purposes of this definition, and the entire amount of the sales price shall be included in Gross Receipts and deemed received at the time of determination of the amount due for each transaction, whether for cash, credit or otherwise, and not at the time of billing or payment. No deduction shall be allowed for uncollected or uncollectible credit accounts or “bad” checks. Gross Receipts shall not include: (a) Any sums collected for any federal, state, county and municipal sales taxes, so-called luxury taxes, use taxes, consumer excise taxes, gross receipts taxes and other similar taxes now or hereafter imposed by law upon the sale of merchandise or services but only if separately stated from the sales price and only to the extent paid by Subtenants to any duly constituted governmental/taxing authority; (b) The exchange of merchandise between the stores or warehouses owned by or affiliated with any Subtenant, if any, where such exchanges of goods or merchandise are made solely for the convenient operation of the business of such Subtenant and not for the purpose of consummating a sale which has theretofore been made at, in, from or upon the Concession Area or for the purpose of depriving American or the Port Authority of the benefit of the sale which otherwise would be made at, in, from or upon the Concession Area; (c) The amount of any cash or credit refund made upon any sale where the merchandise sold, or some part thereof, is thereafter returned by a purchaser and accepted by the Subtenant to which it is returned; (d) The proceeds of sale of fixtures, equipment or other items of property which are not stock in trade and not in the ordinary course of any Subtenant’s business; (e) Any receipts of a Subtenant which arise from its operations under any other agreement with American or the Port Authority at the Airport and are subject to a percentage fee or percentage rent under that agreement, (f) Shipping, delivery, alteration workroom and gift wrapping charges if there is no profit to a Subtenant and such charges are merely an accommodation to customers; (g) Receipts in the form of refunds from or the value of merchandise, services, supplies or equipment returned to vendors, shippers, suppliers or manufacturers including volume discounts received from a Subtenant’s vendors, suppliers or manufacturers; (h) income actually received by a Subtenant from manufacturers of goods displayed for sale at the Subtenant’s Premises (e.g., cosmetics, perfume) if the following conditions are fully and strictly satisfied with respect to such income: (i) the manufacturer specifically identifies the time period to which the income relates, (ii) reimbursement from the manufacturer to the Subtenant in connection with employees (1) who are on the Subtenant’s payroll for the operations permitted under the respective Four-Party Subtenant Consent Agreement and (2) who are on such payroll during the time period to which the reimbursement relates, (iii) the manufacturer and the Subtenant have previously entered into a written agreement which sets forth the material terms of their arrangement with regard to the reimbursement arrangement which is the subject of this clause (h), and (iv) the Subtenant provides to the Port Authority written documents and records substantiating the matters listed in sub-clauses (i) through (iii). Without limiting the generality of the foregoing, any and all income which would otherwise qualify as being excludable from Gross Receipts for purposes of this Agreement shall be includable in gross receipts if and to the extent that the income from the manufacturer which is associated with an identified employee during a calendar year exceeds such identified employee’s base salary for the same calendar year. Such determination shall be made separately with respect to each employee of the Subtenant and with respect to each calendar year; (i) Customary discounts given by a Subtenant on sales of merchandise or services to its own employees, if separately stated, and limited in amount to not more than 1% of Gross Receipts per month; (j) Mandatory discounts, if separately stated, of 10% given by Subtenants on sales of merchandise or services to employees of Retail Manager, American, the Port Authority, other airline lessees in the Terminal, and other persons employed at the Terminal; (k) Gratuities for services performed by employees of a Subtenant which are paid by a Subtenant or its customers to such employees, except to the extent Subtenant may be entitled to receive a portion of such gratuities; (l) The sale or transfer in bulk of the inventory of a Subtenant to a purchaser of all or substantially all of the assets of such Subtenant in a transaction not in the ordinary course of such Subtenant’s business; and/or (m) Except with respect to insurance proceeds received due to loss of gross earnings under any Subtenant’s business interruption insurance coverage as provided above and/or insurance proceeds that may be payable to American or the Port Authority under such coverage, receipts from all other insurance proceeds received by a Subtenant as a result of a loss or casualty.

“Hazardous Substances” means any pollutant, contaminant, toxic or hazardous waste, dangerous substance, noxious substance, toxic substance, flammable, explosive or radioactive material, urea formaldehyde foam insulation, asbestos, polychlorinated biphenyls, radon, chemicals known to cause cancer, endocrine disruption or reproductive toxicity, petroleum and petroleum products, fractions, derivatives and constituents thereof, of any kind and in any form, including without limitation oil, petroleum, fuel, fuel oil, sludge, crude oil, gasoline, kerosene, and mixtures of, or waste materials containing any of the foregoing, and other gases, chemicals, materials and substances which have been or in the future shall be declared to be hazardous or toxic, or the removal, containment or restriction of which have been or in the future shall be required, or the manufacture, preparation, production, generation, use, maintenance, treatment, storage, transfer, handling or ownership of which have been or in the future shall be restricted, prohibited, regulated or penalized by any federal, state, county, or municipal or other local statute or law now or at any time hereafter in effect as amended or supplemented and by the regulations adopted and publications promulgated pursuant thereto.

“Intellectual Property Rights” means all (i) patents, patent disclosures, and inventions (whether patentable or not and whether in application or registered patent status), (ii) trademarks, service marks, trade dress, trade names, logos and corporate names, together with all of the goodwill associated therewith, (iii) domain names, URLs and other digital identifiers, (iv) copyrights and rights in copyrightable works (including in software), and rights in data and databases, (v) trade secrets, know-how, and other confidential information, and (vi) all other intellectual property rights, in each case whether registered or unregistered and including all applications for, and renewals or extensions of, such rights, and all similar or equivalent rights or forms of protection in any part of the world.

“Invalidation Provision” has the meaning given in Section 15.1.4.

“Joint Marketing Fund” has the meaning given in Section 7.5

“Joint Marketing Fund Fee” has the meaning given in Section 7.5.1.

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“Late Interest” means the lower annual interest rate, compounded monthly, of (i) the Prime Rate plus 5%, or (ii) the highest rate allowed under applicable law.

“Lease” has the meaning given in the Recitals.

“Lease Year” means (x) with respect to the calendar year in which the Development Period ends, the period commencing on the Minimum Guaranteed Rental Effective Date and ending on December 31st of such year and (y) with respect to periods after the year in which the Development Period ends, each 12 consecutive month period commencing on January 1st and ending on December 31st. For the avoidance of doubt, with respect to any determination or calculation under this Agreement that involves a partial Lease Year, such determination or calculation shall take into account the applicable prorated amount of such Lease Year.

“Local Business Enterprise” or “LBE” has the meaning set forth in Exhibit K.

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“Metro Area” means the Greater New York City-Northern New Jersey Metropolitan Area.

“Mid-Term Reinvestment” means the mid-term reinvestment described in Section 5.2.3.

“Minimum Guaranteed Rental” has the meaning given in Section 4.3.

“Minimum Guaranteed Rental Effective Date” has the meaning given in Section 4.6.

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“Minimum Standards” has the meaning given in Section 7.2.1.

“Minimum Wage Policy” has the meaning given in Section 7.8.1.

“Minority” has the meaning given in Exhibit J.

“Minority Business Enterprise” or “MBE” means any business enterprise which is at least fifty-one percent owned by, or in the case of a publicly owned business at least fifty-one percent of the stock of which is owned, by citizens or permanent resident aliens who are minorities and such ownership is real, substantial and continuing.

“Mobile Application” means those certain technology, processes and operations that enable customers to digitally search, browse and purchase retail, duty free, and food and beverage products and services, including quick and easy fulfillment options such as in-terminal delivery, pre-order and pick-up.

“Monthly Rental Statement” has the meaning given in Section 12.1.3.1.

“Office Space” has the meaning given in Section 5.5.

“Operating Expenses” has the meaning given in Section 8.1.

“Operator Permit” means an agreement executed by and between Retail Manager, the Port Authority and, if required by the Port Authority, consented to by American, containing, among other things, the Port Authority’s consent to the transactions contemplated by this Agreement and its approval of Retail Manager.

“Original MGR” has the meaning given in Section 4.3.

“OSHA” means the United States Occupational Safety and Health Administration, and any successor agency, office or department thereto.

“Person” means and includes an individual, corporation, partnership, limited liability company, joint venture, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department, authority or agency thereof.

“Plans” means the completed set of architectural working plans, drawings and specifications and engineering drawings and specifications prepared by the architect/engineer of record for the construction of approved Final Drawings in respect of Fixed Improvements or Refurbishments, which shall include the specific phases of construction.

“Point-of-Sale Terminal” has the meaning given in Section 12.2.

“Port Authority” has the meaning given in the Recitals.

“Port Authority Design Guidelines” means the Port Authority Design Guidelines promulgated by the Port Authority and which are currently set forth at https://www.panynj.gov/port-authority/en/business-opportunities/engineering-available-documents.html, as the same may be amended, modified or supplemented from time to time.

“Port Authority Reserved Uses” means, collectively, the following uses, operations or installations reserved by the Port Authority:

(A)advertising (other than branding and promotions by Subtenants, and other Persons as excluded in the Lease, in non-public spaces), including static display, interactive display (other than interactive displays for wayfinding, operations use related audio-visual display and broadcast), audio-visual display and broadcast; other than American’s right to retain control of the placement of the particular advertising within the Concession Area and the right to reject any proposed advertising at the Concession Area;

(B)except as otherwise provided in the Lease, public telephones (sometimes also referred to as “pay phones” or “pay telephones”), pre-paid phone cards and other communications services and facilities, including any technology or system that substitutes for, replaces or is used in conjunction with the technology commonly known as “Wi-Fi” and also including all Port Authority-owned or operated information and communications technology infrastructure for common Airport use; provided that American shall have the right to control the placement of telephones, phone banks, phone kiosks, and other public communications services (e.g., internet kiosks) within the Concession Area, and the right to deny upon reasonable grounds the placement of any particular pay phone facility, facsimile transmission machine or public;

(C)except as otherwise provided in the Lease, “cellphone”/cellular technology and any technology or system that substitutes for, replaces or is used in conjunction with cellphone/cellular technology;

(D)vending machines other than automated retail machines and food and beverage vending machines in non-public spaces; and

(E)a Welcome Center or other location which offers a variety of services for passengers; provided, however, that, airlines permitted under the Lease shall be permitted to offer and provide concierge services to their airline passengers so long as such services are provided free of charge (i.e., no additional charges or fees shall be paid or payable by an airline passenger in connection with such services beyond the applicable airline ticket price);

(F)ground transportation (including vehicle rentals reservations); and

(G)provision of on-airport baggage carts (other than shopping carts made available free of charge to retail shoppers within the portions of the Premises designated for retail operations) or other on-airport baggage-moving devices (other than the baggage system); provided that American shall retain the right to control the placement of baggage cart stations within the Concession Area and the right to reject any on-airport baggage carts at the Concession Area.

“Port Authority’s Allocated Share” has the meaning given in Section 4.7.

“Port of New York District” has the meaning given in Article II of the Compact under which the Port Authority was established.

“Predecessor Concession” has the meaning given in Section 6.1.1(z).

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“Premises” has the meaning given in the Recitals.

“Prime Rate” means the average interest rate per annum published in the national edition of The Wall Street Journal “Money Rates” section as of a relevant date of determination under this Agreement. If the Wall Street Journal ceases to publish such an average prime rate, the rate shall be such prime rate established by the commercial bank having an office in the City of New York with the highest net worth, and which is a member of the New York Clearing House Association, then establishing and publishing a prime rate, and if no such commercial bank shall establish a prime rate, the rate to be used for the purposes of this definition shall be a comparable rate for the purposes of establishing the cost of money as reasonably determined by American.

“Proposed Concession Area” has the meaning given in the Recitals.

“Refurbishments” shall mean the repair, replacement or upgrade of Fixed Improvements as required and approved under Section 8.5.

“Reimbursement Amounts” means (i) chargebacks paid by Subtenant to Retail Manager for Retail Manager’s performance of any construction or the making of any alterations for a Subtenant; (ii) payments of Retail Manager’s legal fees, late fees, default interest, costs of collection or damages suffered by Retail Manager as the result of a Subtenant default, except for those damages or amounts (A) representing base, guaranteed or percentage rental which is otherwise due to Retail Manager under such Sublease or (B) for breaches or defaults under the Sublease that adversely impact the Port Authority and/or American (it being understood that Retail Manager may retain an amount of such damages up to the amount necessary to directly reimburse itself for costs and expenses resulting from such breach); (iii) amounts collected pursuant to indemnity or hold harmless provisions of any Sublease; (iv) reimbursement for utility costs on a straight cost recovery basis with no markup; (v) any management or marketing fund otherwise permitted under this Agreement; and (vi) reimbursements by Subtenants of any loading, delivery, common area maintenance, insurance costs or taxes.

“Rental” has the meaning given in Section 4.1.

“Reserved Uses” means, collectively, the American Reserved Uses and the Port Authority Reserved Uses.

“Retail Manager” has the meaning given in the Preamble.

“Retail Manager Counterparty” has the meaning given in Section 7.8.2.

“Retail Manager’s Allocated Tax Share” means the proportion which the total number of square footage in the Concession Area, excluding any square footage devoted to Reserved Uses, bears to the total number of square footage at the Premises from time to time, which proportion shall be expressed as a fraction, the numerator of which is the total net number of square footage at the Concession Area, as adjusted for any space dedicated to Reserved Uses, and the denominator of which is the total number of square footage at the Premises.

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“RM Claims” has the meaning given in Section 15.2.

“RM Indemnitees” has the meaning given in Section 15.2.

“Rules and Regulations” means all rules and regulations governing the conduct and operation of American as may be promulgated from time to time from, among other governmental authorities, the FAA, the DOT, the TSA and the EPA, and any rules promulgated from time to time by American specifically for or otherwise affecting operations in the Terminal and Concession Area, provided that American’s rules do not have an unreasonable and material adverse discriminatory impact on concession operations within the Concession Area.

“Street Prices” means, with respect to each Subtenant, (i) if such Subtenant conducts a similar business in off-airport location(s) in the Metro Area, 110% of the price regularly charged by such Subtenant for the same or similar item in those off-airport locations; (ii) if such Subtenant does not conduct a similar business in off-airport location(s) in the Metro Area, 110% of the average price regularly charged in the Metro Area by similar retailers, as determined by American, for the same or similar items; (iii) if neither such Subtenant nor any other similar retailers sell a particular item in the Metro Area, 110% of the price regularly charged by such Subtenant or similar retailers, as determined by American, for the same or similar item in any other geographic area with a reasonable adjustment for any cost-of-living variance between such area and the Metro Area; and (iv) if such Subtenant is in the business of selling duty-free goods, 110% of the price regularly charged by such Subtenant or other similar retailer, as determined by American, for the same or similar duty-free item at other major airports serving large urban areas in the Northeast region of the United States, including, without limitation, the Airport. All of American’s determinations described above are nevertheless subject to compliance with Port Authority street pricing policies (as may be amended) in accordance with the Lease.

“Sublease” means a sublease, license, permit or concession agreement, or any other form of written agreement, however denominated, including any renewal or modification thereof, creating the right to use or occupy portions of the Concession Area which complies with, and was entered into in accordance with, Article 6 below.

“Sublease Required Opening Dates” means the dates to be set forth in each approved Sublease as the “Latest Rental Commencement Date.” The targeted Sublease Required Opening Dates are identified on Exhibit Q for specific portions of the Concession Area.

“Subtenant” and “Subtenants” means any Person having the right to occupy a portion of the Concession Area under a Sublease.

“Subtenant Design Handbook” means Retail Manager’s supplemental design criteria for Subtenant Premises attached as Exhibit E-1, having been approved as part of the Concession Program. Retail Manager shall have the right to update and amend the Subtenant Design Handbook, subject to American’s prior written approval, not to be unreasonably withheld.

“Subtenant Premises” means the portion of the Concession Area demised to a given Subtenant pursuant to the terms and conditions of its Sublease, or yet to be demised to a Subtenant under a Sublease after the related Base Building Work has been completed. Intended Subtenant Premises locations are identified on Exhibit B-2.

“Subtenant Premises Work” means the design and construction work with respect to any Subtenant Premises required pursuant to the terms and conditions of any applicable Sublease, which design, and construction work shall be in accordance with the terms and conditions of the Development Plan and Transition Plan.

“Subtenant Rental” means, with respect to any applicable period, all gross rents (including percentage-based rents, minimum guaranteed rents, and other forms of additional rent paid or payable to Retail Manager for such period from any Subtenant (regardless of whether such Minimum Guaranteed Rental is paid in cash)). For the avoidance of doubt, “Subtenant Rental” shall include, but not be limited to: (a) fees, late fees and liquidated damages (to the extent not constituting Reimbursement Amounts), (b) any separate rental for storage space within the Concession Area, (c) other miscellaneous charges that Retail Manager may be entitled to collect from a Subtenant pursuant to the respective Sublease, in each case, to the extent such fees or charges do not constitute the items described in clause (ii), (iii), (iv), (v) or (vi) of Section 6.1.7. “Subtenant Rental” shall not include: (i) amounts paid by a Subtenant to Retail Manager or American as reimbursements (whether in the form of damages or otherwise) for amounts expended by Retail Manager or American on behalf of the Subtenant, (ii) the items described in clause (ii), (iii), (iv), (v) or (vi) of Section 6.1.7, and (iii) payments to Retail Manager by American under this Agreement in consideration of the services provided by Retail Manager hereunder.

“Supplement and Assignment and Assumption with Consent” has the meaning given in Section 6.4.

“Suspension” means a suspension by the Port Authority of the operations of Retail Manager under Section 2(e)(i) (Terms & Conditions) of the Operator Permit.

“Target Entity” has the meaning given in Section 7.8.1.

“Taxes” means, collectively, any tax, fee, excise, levy, lien, duty, impost or similar charge assessed or imposed, including, without limitation, payments under any Taxing Agreement, and any interest penalties and additions to tax, by a governmental authority on, against or in connection with the lease, use, possession, equipping, operation or maintenance of the Concession Area, and any amounts paid or deemed paid in connection with the purchase, lease or use of goods and services at or for the Concession Area, including amounts paid or attributable to utilities generated, provided or consumed by or through Subtenants, Retail Manager, American or the Port Authority for the benefit of the Concession Area. Taxes exclude payments in lieu of taxes and federal or state taxes based on or determined by net income, net worth or American’s ongoing qualification to do business in general as a corporation (e.g., state franchise taxes). For purposes of clarity, it is the intent of the parties that Taxes shall not include (i) any real property taxes assessed on any portion of the Premises which is not the Concession Area, (ii) any real property taxes assessed on improvements to the base building which improvements are made by any party other than Retail Manager or the Subtenants, or (iii) any taxes assessed on rental paid by any party that is not Retail Manager or the Subtenants.

“Taxing Agreement” means any agreement, which may be entered into after the date of this Agreement between the Port Authority and/or American and the City of New York providing for taxes to be paid to the City of New York.

“Tenant Construction Manual” means the Tenant Construction and Alteration Process Manual which is currently set forth at https://www.panynj.gov/port-authority/en/business-opportunities/tenant-

construction-and-alteration-process.html and such other construction manuals promulgated by the Port Authority, as may be amended, modified or substituted from time to time.

“Term” has the meaning given in Section 3.1.

“Terminal” has the meaning given in the Recitals.

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“Toxic or Hazardous Materials” means (a) hazardous or toxic chemicals, (b) Hazardous Substances, and (c) any materials containing hazardous or toxic chemicals or substance at levels or content which cause such materials to be classified as hazardous or toxic as then prescribed by the highest industry standards or by the then current levels or content as set from time to time by EPA or OSHA or as defined under 29 CFR 1910 or 29 CFR 1925 or other applicable governmental laws, rules or regulations.

“Trademark(s)” means the trademarks, trade names, logos, service marks, trade styles, trade dress and other proprietary identifying marks of American and its Affiliates, including American Eagle, Inc.

“Transition Plan” has the meaning given in Section 6.1.9.3.

“TSA” means the United States Transportation Security Administration, and any successor agency, office or department thereto.

“United States Bankruptcy Code” means Title 11 of the United States Code, 11 U.S.C. § 101, et seq., as the same may be amended from time to time, and any successor statute or statutes and all rules and regulations from time to time promulgated thereunder, and any comparable foreign laws relating to bankruptcy, insolvency or creditors’ rights or any other federal or state bankruptcy or insolvency law.

“Women-Owned Business Enterprise” or “WBE” means any business enterprise which is at least 51% owned by, or in the case of a publicly owned business at least 51% of the stock of which is owned, by women.

“Work” means the operations and maintenance of the Concession Area and all other work and services provided to, or contracted for by, Retail Manager to be performed at or with respect to the Concession Area, including, but not limited to, (1) design and construction work within the Concession Area required pursuant to, or to implement, the Development Plan and the Transition Plan, including any Concession Area Base Work and any Subtenant Premises Work (the “Concession Area Work”), (2) every award, contract, subcontract, purchase or other agreement relating to the provision of goods and/or services in connection with the Concession Area Work, the operations and maintenance of the Concession Area or any other services or work to be performed at, or provided with respect to, the Concession Area, (3) professional services (including, without limitation, architectural and engineering) relating to the Concession Area Work or the operations and maintenance of the Concession Area, and (4) every award, contract, subcontract, purchase or other agreement relating to the construction and/or development of the Concession Area, and any and all goods and services furnished in connection with the foregoing.

2.SUBLEASED PREMISES.

2.1Sublease. American hereby subleases to Retail Manager the Concession Area upon the terms and conditions, and for the purposes, herein provided. Not included in the Concession Area is the following (collectively, the “Excluded Area”):

2.1.1the roof, the concrete slab floor and all perimeter walls of the Concession Area, except the inner surfaces thereof and the perimeter doors and windows. American has the right to place in the Concession Area (but in such manner as to not unreasonably interfere with Retail Manager’s or the Subtenants’ use of the Concession Area, unless required to comply with American’s obligations under the Lease) utility lines, telecommunication lines, cable and satellite television lines, shafts, pipes and the like, for the use and benefit of American and other tenants in the Terminal, and to replace, relocate, maintain and repair such lines, shafts, pipes and the like, in, over and upon the Concession Area. To the extent it is within American’s control, American will use commercially reasonable efforts to cause the lines, shafts, pipes and the like to be located underneath the concrete floor slab, above the finished ceiling, within finished columns or otherwise out of public view. Such lines, shafts, pipes and the like shall not be deemed to be part of the Concession Area;

2.1.2the portion of the Concession Area the Port Authority reserved exclusively to itself and its designees to implement, conduct, control and receive any rents, fees or profits with respect to any of the Port Authority Reserved Uses, as further described in Article 10;

2.1.3the portion of the Concession Area American reserved exclusively to itself and its designees to implement, conduct, control and receive any rents, fees or profits with respect to any of the American Reserved Uses, as further described in Article 10;

2.1.4hallways leading to storage areas to which Retail Manager is given access and which are not mainly used by Retail Manager or any Subtenants and which are identified in Exhibit S of this Agreement; and

2.1.5areas designated for Retail Manager’s sustainability initiatives, as further described in this Agreement.

2.2Appurtenant Rights. Retail Manager, and Subtenants through Retail Manager, shall have, as appurtenant to the Concession Area, the rights of ingress and egress in common with others to all common areas and facilities of the Premises, and such other rights of access to the Terminal as are reasonably necessary during usual business hours. Such appurtenant rights shall be subject to such reasonable rules, regulations, including security directives, from time to time, as are established by American or the Port Authority, consistent with the Lease, by notice to Retail Manager, or by authorized regulatory agencies, and to the right of the Port Authority and American to designate and change, from time to time, areas and facilities so to be used.

2.3Contraction, Expansion, and Relocation.

2.3.1Contraction. American may require that Retail Manager reduce the size of the Concession Area. If American shall exercise such right, (i) the portion of the Concession Area to be reduced shall cease to be leased to Retail Manager and shall no longer be subject to the terms of this Agreement and (ii) American shall use commercially reasonable efforts to identify, in its discretion, an alternative location which could replace the reduced portion of the Concession Area. If the net contraction of the Concession Area under this Section 2.3 exceeds 15% of the total square footage available for Subtenant Premises as identified on Exhibit B-2 at any time during the Term, and Retail Manager demonstrates that such contraction is having a materially adverse impact on Subtenants’ Gross Receipts to Retail Manager that is distinct from other conditions that may be adversely affecting the concession operations, then, at Retail Manager’s request, American will engage in good faith negotiations with Retail Manager for up to ninety (90) days regarding a possible equitable reduction of the Minimum Guaranteed Rental and/or an adjustment of the Management Fee.

2.3.2Expansion. If additional concession space becomes available in the Terminal (other than space used for Reserved Uses), then Retail Manager shall have the right of first offer to include such additional space in the Concession Area pursuant to this Section 2.3.2. Prior to American offering such additional space to another third party concession manager or tenant (whether directly to one or more concessionaires or to an entity that otherwise manages concession areas), American shall notify Retail Manager in writing specifying the availability of such additional space and describing the types of concessions that American believes are best suited for such space. Upon receiving such notice, Retail Manager may elect to include such space in the Concession Area. The foregoing election of Retail Manager must be exercised by written notice delivered to American no later than sixty (60) days after Retail Manager is notified by American in writing that additional space has become available. If Retail Manager elects that such space shall be included in the Concession Area, then the parties shall negotiate in good faith towards executing a written instrument reasonably necessary to memorialize the foregoing. If Retail Manager fails to respond within such 60-day period or elects not to include such space in the Concession Area, then American shall determine the identity of the concession manager for such space in its sole discretion. Any work to the Base Building required in such additional space to make it suitable for concession operations is the responsibility of Retail Manager, at its expense, and must be completed in accordance with any Plans and subject to the prior written approval of American and the Port Authority, in their sole respective discretions. If there is a net expansion of the Concession Area under this Section 2.3 equal to 15% or more of the total square footage available for Subtenant Premises as identified on Exhibit B-2 at any time during the Term, and American demonstrates that such expansion is having a materially positive impact on Subtenants’ Gross Receipts to Retail Manager that is distinct from other conditions that may be causing any such material increase in Gross Receipts from concession operations, then, at American’s request, Retail Manager will engage in good faith negotiations with American for up to ninety (90) days regarding a possible equitable increase of the Minimum Guaranteed Rental and/or an adjustment of the Management Fee.

2.3.3Relocation. American may require that Retail Manager relocate all or part of the Concession Area to other space within the Terminal if the new space is reasonably comparable to the previous space in terms of the passenger traffic, size, and potential for generation of Gross Receipts (other than non-revenue generating spaces such as the Office Space). Any work required to be done to the Base Building required in such new space to make it suitable for concession operations is the responsibility of American, at its expense.

2.3.4Exercise of Rights. American may exercise its contraction and relocation rights under this Section 2.3 by giving not less than one hundred twenty (120) days’ prior written notice to Retail Manager, or at least as much notice as reasonably possible for contractions or relocations, the reasons for and timing of which are not within the control of American (e.g., because of a direct or indirect requirement by the Port Authority or other competent authority). In the event American exercises its right to cause a contraction or relocation of all or a portion of the Concession Area (not including carts, kiosks, and other portable or temporary facilities) from one location to another after the Concession Area has been opened to the public for business, American shall provide the following:

(a)In the case of a relocation, reimburse Retail Manager (or, if applicable in lieu of Retail Manager, the applicable Subtenant(s)) within sixty (60) days for reasonable and actual moving costs, and for reasonable and actual costs incurred to construct Fixed Improvements in the new space according to Plans approved by American; and
(b)If the Subtenant does not relocate to other space located within the Concession Area, and does not have any outstanding uncured material defaults under its Sublease beyond applicable notice and cure periods, American shall reimburse Retail Manager (or, if applicable in lieu of Retail Manager, the applicable Subtenant(s)) within sixty (60) days after the effective date of such contraction, an amount equal to the then un-amortized portion of Retail Manager’s and the applicable Subtenant’s Eligible Costs (based upon the Depreciation Schedule previously submitted to American, in the case of Subtenants, in accordance with Section 5.2.5, detailing such investment in the Fixed Improvements or Refurbishments, if applicable), in the portion of the Concession Area covered by such contraction. Within fifteen (15) days after request by American, and in any event not later than the effective date of such contraction, Retail Manager shall provide American with its calculations in reasonable detail, together with appropriate back-up or confirmatory data, of the amount which Retail Manager claims to be due pursuant to this Section 2.3.4(b) based upon the Depreciation Schedule previously delivered to American. It is hereby acknowledged by Retail Manager that the Port Authority shall have no obligation or liability to Retail Manager or any Subtenant with respect to such termination, including without limitation any reimbursements, credits, offsets or otherwise for investments in Fixed Improvements or Refurbishments.

2.3.5American shall have the right at any time and from time to time prior to and during the Term, in the interest of the efficient operation of the Terminal, to close, move or alter any common corridor, passageway, walkway or common area, including, without limitation, entrances, exits, passages, halls, corridors, aisles, stairways, elevators or escalators, within or around the Concession Area or to restrict or change the traffic on or through any such common corridor, passageway, walkway or common area, with due regard to not unreasonably restricting the use and occupancy of the Concession Area by the Subtenants. Neither Retail Manager nor Subtenants shall have any claim against American or the Port Authority for such action, nor shall such action by American release either Retail Manager or Subtenants from any of their obligations under this Agreement, the Operator Permit or any other agreement entered into with the Port Authority.

2.4Lease Between American and the Port Authority.

2.4.1This Agreement is subject and subordinate to the Lease, the Operator Permit and the Additional Port Authority Requirements.

2.4.2Retail Manager acknowledges that certain rights and duties of American regarding the operation of the Concession Area are defined and contained in the Lease.

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2.4.4Any amendment, supplement or extension of this Agreement that does not have the express written approval of the Port Authority shall be void ab initio and of no effect whatsoever. If the Lease is terminated on any account prior to the expiration of this Agreement, then this Agreement shall terminate simultaneously with such termination of the Lease unless the Port Authority shall notify Retail Manager and American in writing at or prior to such effective date of termination of the Lease that the Port Authority assumes all of the rights and obligations of American hereunder from and after such effective date of termination, it being understood that the Port Authority shall have the right, but not the obligation, to be assigned and to assume all of American’s rights and obligations under this Agreement, and further, it being acknowledged that the Port Authority shall have no obligation to enter into any form of non-disturbance or recognition agreement with any Retail Manager or any Subtenant. In the event of any such assignment and assumption, Retail Manager shall be deemed to have (i) attorned to the Port Authority, (ii) recognized the Port Authority as its lessor for the Concession Area, and (iii) released and waived any ongoing liability or obligation of American under this Agreement simultaneously with the Port Authority’s assumption of all of American’s ongoing rights and obligations (excepting from such waiver such rights to payment/claims and debts/liabilities of American that shall have accrued before the effective date of such assumption), and Retail Manager shall be deemed to have acknowledged and agreed that wherever in this Agreement American has agreed to act reasonably, to not unreasonably withhold, delay or condition its approval or consent, or words of similar import, the same shall not bind or be enforceable against the Port Authority, as lessor, inasmuch as the Port Authority shall be understood and deemed only to have agreed not to be arbitrary and capricious in the exercise of its discretion.

2.4.5In the event of any inconsistency between this Agreement and the Lease, or between any Sublease and the Lease, or between this Agreement and the Operator Permit, or between a Sublease and the Operator Permit, then in each and every such instance the Lease or the Operator Permit, as the case may be, shall supersede and control.

2.4.6American does not assume any obligation to perform any of the terms, covenants or conditions contained in the Lease or the Operator Permit to be performed by the Port Authority, and in the event that the Port Authority should fail to so perform, American shall be under no obligation or liability whatsoever to Retail Manager other than to use commercially reasonable efforts to cooperate in good faith with Retail Manager toward securing performance by the Port Authority. In any event, Retail Manager has the right, to request in its own name in writing to the Port Authority, performance of obligations required of the Port Authority under the Lease or the Operator Permit directly from the Port Authority, provided Retail Manager shall first provide to American not less than five (5) Business Days’ prior written notice of its intention to make such request. A copy of any correspondence delivered to the Port Authority by Retail Manager or delivered to Retail Manager by the Port Authority shall be delivered to American promptly, but in no event later than five (5) Business Days, from the date such correspondence is received by or sent by Retail Manager. In no event shall Retail Manager be entitled to exercise, or be subrogated to, any of American’s rights under the Lease. In any event, Retail Manager shall not be allowed any abatement or diminution of Rental under this Agreement because of the Port Authority’s failure to perform any of its obligations under the Lease or the Operator Permit or because of any variation in Enplaned Passengers or sales in the Concession Area, except as otherwise specifically established in this Agreement.

2.4.7In the event the Operator Permit is revoked or terminated by the Port Authority prior to the expiration of this Agreement, this Agreement shall automatically terminate simultaneously therewith and American shall have no liability or obligation as a result of such termination other than as expressly provided in Article 3 below.

3.TERM.

[**] Agreement afford Retail Manager or any other party any right to use or occupy the Concession Area (or any part thereof) or to operate any concession or other business within the Terminal after the expiration, [**]

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3.3Assumption of Subleases. In the event of Early Termination of this Agreement, American shall have the following rights and obligations regarding the Subleases then in effect: (a) in case of termination without cause by American (including by virtue of revocation and/or termination of the Operator Permit by the Port Authority without cause or the rejection of this Agreement or the Lease as either an executory contract or an unexpired real property lease in a bankruptcy proceeding of American as described above) or if Retail Manager terminates for cause, American shall assume all of Retail Manager’s Subleases and American and Retail Manager shall execute an Assignment and Assumption Agreement as described below; and (b) in cases of termination with cause by American (including by virtue of revocation and/or termination of the Operator Permit by the Port Authority for cause), or if Retail Manager terminates without cause as provided in Section 3.2 (which would include a rejection of this Agreement as either an executory contract or an unexpired real property lease in a bankruptcy proceeding of Retail Manager), American shall execute Assignment and Assumption Agreements and assume those Subleases that satisfy the following criteria: (i) the Subtenant is not currently in non-monetary default, beyond all applicable notice and cure periods; (ii) the Subtenant has no outstanding uncured material defaults; (iii) the Subtenant has not had any material default during the previous three hundred sixty-five (365) days of its Sublease or a history of three (3) or more accumulated material defaults during the term of its Sublease, provided that for the purpose of this subclause (iii) payment defaults are not considered to be material defaults if they had been cured by payment in full from or on behalf of the Subtenant, including all contractually required interest and penalties; (iv) the Subtenant is current regarding all payments of any kind for which it is responsible under its Sublease; and (v) Subtenant has no outstanding claims of default against Retail Manager in its capacity as landlord under the respective Sublease or has waived any such claims. In addition to the foregoing, American has no obligation to assume any Sublease (A) which does not comply with Article 6 (including the approvals required pursuant thereto), and (B) for which Retail Manager does not execute an assignment and assumption agreement in form and substance satisfactory to American (an “Assignment and Assumption Agreement”) under which (1) Retail Manager or, in American’s sole discretion, another Person determined by American to be creditworthy remains liable for, and indemnifies and holds American Indemnitees harmless for any claims or liabilities (including obligations to reimburse any Subtenant’s construction or installation costs for Fixed Improvements or Refurbishments, or other finish-out or repair costs pursuant to the terms of such Sublease) arising out of the performance of the Sublease up to the effective date of such Assignment and Assumption Agreement, and (2) American assumes liability for, and indemnifies and holds Retail Manager harmless in respect of the performance of the Sublease from and after the effective date of such Assignment and Assumption Agreement other than liability arising from Retail Manager’s negligence or willful misconduct.

3.4Suspension by Port Authority of Operator Permit. If a Suspension occurs, then during such period of Suspension and prior to any Early Termination as a result thereof, Retail Manager’s obligations hereunder shall be deemed suspended, and American shall collect the fees, rent and other moneys due and payable to the Port Authority and American under the Subleases, as well as, perform all obligation of Retail Manager under this Agreement during the period of any Suspension. American shall hold any amounts that are due and payable to the Port Authority hereunder without deduction, credit or offset for arrearages and shall remit the amounts owed to the Port Authority as otherwise set forth hereunder. To the extent an Early Termination does not occur and a Suspension is lifted, American shall provide Retail Manager any statements or notices received from Subtenants and/or the Port Authority during the period of Suspension. In the event this Agreement is not terminated as a result of the Suspension and the Suspension is lifted by the Port Authority, upon receipt by American of notice thereof, Retail Manager shall resume its obligations under this Agreement. In no event shall Retail Manager receive any compensation or fees hereunder for the period of Suspension or for obligations that American performs on Retail Manager’s behalf during a period of Suspension. Notwithstanding any provision hereof to the contrary, Retail Manager shall not be liable for any indemnification obligations set forth in this Agreement which relate to any occurrences, facts or circumstances occurring during the period of any Suspension. Retail Manager agrees to cooperate with American and provide any and all reasonably requested information to American during any period of Suspension.

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4.7.1Notwithstanding any other provision of this Agreement, American and Retail Manager acknowledge that no rent abatements granted by Retail Manager to a Subtenant or by American to Retail Manager may diminish or otherwise adversely affect the Port Authority’s Allocated Share of Rental payable by Retail Manager to the Port Authority hereunder, other than (x) any abatements applicable to the Concession Area which American may exercise at American’s option in the event that the Port Authority, for safety or other reasons, prohibits the use of the Public Landing Area (as defined in the Lease)

at the Airport or of any substantial part thereof for foreign or domestic scheduled air transport operations for a period covering more than sixty (60) consecutive days and American is prevented from conducting certain of its operations at the Airport, and (y) those which are expressly set forth in this Agreement or contained in an approved Sublease.

4.7.2Retail Manager’s payments to American and the Port Authority of Rental and Additional Payment Obligations under this Agreement, and the accompanying statements and reports shall be sent to the addresses set forth in Section 15.8 of this Agreement or to such other address as may be directed by such parties from time to time or shall be paid by wire transfer pursuant to written instructions received in advance from American or the Port Authority. Rental payments may only be made in lawful money of the United States. Retail Manager’s obligation to pay Rental and Additional Payment Obligations under the terms of this Agreement shall not be deemed satisfied until such Rental and Additional Payment Obligations have been actually received by American and the Port Authority.

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4.9Late Payment Charges. In the event any payment required to be made to American hereunder is not made when due, Retail Manager shall pay Late Interest for the period from the date such payment was due until the date that it is paid in full by Retail Manager to American. Late charges due and payable to the Port Authority shall be calculated pursuant to the provisions of the Operator Permit.

4.10No Abatement. Rental and the Additional Payment Obligations collected must be paid by Retail Manager without set-off, notice, deduction (except as American may authorize in respect of the

Management Fee), demand or abatement for any reason or event whatsoever, except as may be specifically established elsewhere in this Agreement, and without regard to whether the collection of Subtenant Rental by Retail Manager under the Subleases provides timely or sufficient liquidity for Retail Manager to make Rental and Additional Payment Obligations payments without recourse to other funds.

4.11Security Deposit. On or before the Effective Date, Retail Manager shall pay to American the AA Security Deposit.

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4.11.2[**]

4.11.3American shall have the right from time to time, to apply, draw upon or claim against the AA Security Deposit or any portion thereof, as the case may be (the “Application”), to compensate American’s damages arising from any non-payment or other default on the part of Retail Manager to American, and such Application shall not preclude American from recovering greater damages to which American may be entitled or otherwise prejudice any other remedy American may otherwise have on account of such default or damages in accordance with this Agreement. Within no more than five (5) Business Days after such Application, Retail Manager shall restore the amount so applied, so that the AA Security Deposit is at all times equal to the amount required above.

4.11.4Provided that Retail Manager is not in default under this Agreement (and no Event of Default or Early Termination under Section 3.2(iii) resulted in termination of this Agreement), American shall release or return the AA Security Deposit or so much thereof as shall not have been applied in accordance with this Section 4.11, within sixty (60) days of the later to occur of (a) the expiration or Early Termination of this Agreement, or (b) the surrender of possession of the Concession Area by Retail Manager.

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4.12.3For the avoidance of misunderstanding, it is understood that if at any time during the Term, there shall be levied, assessed or imposed on American, a capital levy or other tax (except for federal and state income taxes assessed on American and attributable to Rental received by American or the Port Authority under this Agreement) directly on the Rental or other amounts payable hereunder or a franchise tax assessment, levy or charge measured by or based, in whole or in part, upon such Rental from the Concession Area or any portion thereof or any other amounts payable to American hereunder, then all such taxes, assessments, levies or charges, or the part thereof so measured or based, shall be paid by Retail Manager and shall be deemed to be included within the term “Taxes” for the purposes hereof. American acknowledges that Subtenants may have the obligation to reimburse Retail Manager with respect to Taxes on rentals payable by Subtenants and that accordingly the Taxes due pursuant to this Section 4.12.3 may be collected by Retail Manager from Subtenants.

4.12.4Provided Retail Manager is required to pay any Taxes pursuant to the terms of this Section 4.12, Retail Manager may, at its sole cost and expense and in its own name, dispute and contest any Taxes by appropriate proceedings diligently conducted in good faith, but only after Retail Manager has deposited with American the amount so contested and unpaid, which shall be held by American until the termination of the proceedings, at which time the amount deposited shall be applied by American toward the payments or the items held valid (plus any court costs, interest, penalties and other liabilities associated with the proceedings) and any excess shall be returned to Retail Manager with interest at the Prime Rate. Retail Manager further agrees to pay to American, upon demand, all court costs, interest, penalties, and other liabilities relating to such proceedings (to the extent the deposit required hereunder is insufficient to pay such costs) and, if such amounts are not paid by Retail Manager, American may draw down such amounts upon the AA Security Deposit or set them off against the Management Fee. Notwithstanding anything to the contrary stated above, Retail Manager has no greater right to contest Taxes than American has under the Lease.

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4.12.6American represents and warrants to Retail Manager that as of the date of execution of this Agreement, there are no Taxes assessed to American for which American would require Retail Manager to have responsibility under this Section 4.12. For the avoidance of doubt, neither party has any responsibility to the other for federal or state taxes based on or determined by the other party’s net income, net worth, or ongoing qualification to do business as a corporation (e.g., state franchise taxes), nor does either party have any responsibility to Subtenants for such federal or state taxes applicable to Subtenants.

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4.13.4At the end of each calendar month within a Lease Year, Retail Manager shall report to American the total Adjusted Gross Receipts for such month. For each Tier 2 Lease Year or Tier 3 Lease Year, Retail Manager shall also, if applicable, carry out the calculations for the Tier 2 Amount or Tier 3 Amount within no more than thirty (30) days after the close of such Lease Year, or within thirty (30) days after the day on which this Agreement expires or is terminated for any reason and share the details of such calculations with American (and the Port Authority if it so requests). Subject to Section 4.13.5 below, (a) with respect to a Tier 2 Year, Retail Manager shall reconcile (x) the Tier 2 Amount with (y) the Tier 1 Amount and, to the extent there is any excess, such amount shall be due and owing to Retail Manager and (b) with respect to a Tier 3 Year, Retail Manager shall reconcile (x) the Tier 3 Amount with (y) the Tier 1 Amount and, to the extent there is any excess, such amount shall be due and owing to Retail Manager.

4.13.5Notwithstanding anything in this Agreement to the contrary, if there is a Minimum Guaranteed Rental Shortfall for a Lease Year, then (regardless of the amount of Adjusted Gross Receipts) Retail Manager shall not receive any of the Tier 1 Amount, Tier 2 Amount or Tier 3 Amount for such Lease Year, and shall pay over all such amounts received or withheld by Retail Manager to American within forty-five (45) days of the end of such Lease Year.

4.13.6For the avoidance of doubt, nothing in this Agreement, including Section 4.8(v) or this Section 4.13, shall affect Retail Manager’s obligation to pay the full amount of the Minimum Guaranteed Rental, which shall not be reduced by any revenue sharing or withholding of the Tier 1 Amount or Management Fee.

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5.CONSTRUCTION OF THE PREMISES.

5.1Redevelopment of the Premises. The Terminal consists of Concourse B, Concourse C and the Main Hall. The Existing Concession Area consists of approximately 68,000 square feet of revenue-generating concessions space, comprised of approximately 60 concession facility locations including specialty retail, duty free, news/convenience, food and beverage, foreign currency exchange, business services center and other consumer services, Food Court, public seating areas and other designated common areas. A total of approximately 85,100 square feet of concessions space (that generates revenue directly or indirectly) will be available for the Proposed Concession Area. Retail Manager shall re-develop and re-concept the Concession Area and perform, or cause the Subtenants to perform, the Concession Area Base Work and the Subtenant Premises Work.

5.2Permanent Facilities. Retail Manager shall, and shall cause each of the Subtenants to, install the Fixed Improvements in the Concession Area and within each Subtenant Premises, on or before the applicable Sublease Required Opening Dates and/or in accordance with the phasing schedule set forth in the Development Plan, all in accordance with the applicable approved Final Drawings and otherwise in compliance with the Alteration Application, the Tenant Construction Manual, any Additional Port Authority Requirements, the Design Guidelines and any other reasonable requirements of American.

5.2.1Retail Manager shall, and shall cause Subtenants to, furnish conceptual drawings and plans (“Conceptual Plans”) and final drawings and specifications (“Final Drawings”) for each Subtenant Premises and for the Concession Area Base Work; it being understood that any such Conceptual Plans and Final Drawings shall include, at a minimum (a) details on the type and grade of materials to be used in the Subtenant Premises and Concession Area Base Work (including but not limited to seating, architectural elements, flooring, fixtures, lighting), (b) renderings and models of all areas of the Concession Area as set forth in Exhibit T, including the Great Hall (including the dynamic wooden-slat architectural element), Orientation Zone, Food Hall, Recompose Area (including the wood ribbon lounge seating), Dwell and Gathering Places and the Show, all as described therein, and (c) with respect to the Concession Area Base Work, (i) design elements that incorporate nature, such as landscape elements, biophilic design elements and an atmosphere that connects customers to the outside world, (ii) thoughtfully placed intuitive kiosks and digital directories, (iii) details regarding the Show, including a strong digital display between the Show and Concourse B that can display live or digital performances, a dedicated performance area viewable from the Food Hall with cascading steps seating at least thirty (30) people and full audio/visual and lighting capabilities for live performances, all as set forth in Exhibit T, and (iv) luxury and duty-free shopping connecting the security checkpoint and Concourse B.

5.2.1.1Retail Manager shall submit Conceptual Plans for the Concession Area Base Work to American for its prior written approval no later than sixty (60) days after the Effective

Date. American shall promptly review such Conceptual Plans and American shall provide written comments or approvals to Retail Manager within thirty (30) days following receipt of such Conceptual Plans. Following approval of such Conceptual Plans, Retail Manager shall submit Final Drawings for the Concession Area Base Work no later than ninety (90) days (or such shorter period of time in order to complete installation of the Fixed Improvements in accordance with any milestones set forth in the Development Plan) to American for its written approval. American shall promptly review such Final Drawings and American shall provide written comments or approvals to Retail Manager within thirty (30) days following receipt of Retail Manager’s Final Drawings for the Concession Area Base Work. In the event of disapproval, Retail Manager shall immediately revise the Final Drawings and promptly resubmit them for approval of American until such approval is obtained. Following approval of the Final Drawings, Retail Manager shall file an Alteration Application as soon as possible thereafter (and in no event more than five (5) days thereafter, as extended for any period necessary to obtain American’s signature after Retail Manager has delivered such Alteration Application to American for signature) with the Port Authority. American will sign the Alteration Application, if required, within five (5) business days after request from Retail Manager, prior to submittal to the Port Authority. The Port Authority is expected to provide its approval no later than thirty (30) days after submission of the Alteration Application and to immediately issue all required construction permits in order to allow Retail Manager to commence its work to install all Fixed Improvements which are part of the Concession Area Base Work in a timely manner. For the avoidance of doubt, American and Retail Manager acknowledge that the Port Authority does not acquire any contractual obligations or rights in respect of the timing for the completion of construction by Retail Manager of the Concession Area Base Work by virtue of the Port Authority’s consenting to this Agreement. Without prejudice to other provisions of this Agreement that may suspend or extend the time for Retail Manager to complete the installation of Fixed Improvements that constitute the Concession Area Base Work, the failure of American to provide comments and/or approvals within the time periods set forth herein for Conceptual Plans and Final Drawings shall extend any milestones set forth in the Development Plan on a day-for-day basis for each day so delayed. Retail Manager shall coordinate all of the Concession Area Base Work with American’s Corporate Real Estate Department and the Port Authority, pursuant to and in accordance with the Lease.

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Figure 1*

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5.2.3[**]

5.2.3.1In addition to the foregoing, with respect to the Concourse B-East Moving Walkway and the Concourse B-West Moving Walkway, Retail Manager shall, at its own cost and expense:

(a)No later than the third (3rd) anniversary of the Effective Date, complete the removal of the Concourse B-East Moving Walkway and the Concourse B-West Moving Walkway, each as reflected on Exhibit G-2. [**]

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(c)All walkway removal work by Retail Manager shall be in compliance with Applicable Laws, Tenant Construction Manual, Alteration Application and Port Authority Design Guidelines.

5.2.3.2In addition to the foregoing, Retail Manager shall complete the current renovation of the restrooms in Concourse B, all as set forth (including, subject to Section 4.2, the incremental costs related thereto) on Exhibit G-2.

5.2.3.3For the avoidance of doubt, American will not be responsible for any investment, costs or expense that result from Retail Manager or any Subtenant’s performance of its obligations under this Agreement, including performance of Base Building work, Fixed Improvements and Refurbishments, unless otherwise expressly stated in this Agreement.

5.2.4Within ninety (90) days of completion of any portion of the Fixed Improvements or Refurbishments at the Concession Area, Retail Manager shall cause the Subtenant’s construction manager and/or architect to duly execute and deliver to American and the Port Authority, as evidence of the completion of such work, a certificate to the effect that:

(a)the design, construction, and equipping of the respective Fixed Improvements have been substantially completed in accordance with the Final Drawings approved by American and the Port Authority;

(b)all costs and expenses for labor, services, materials, and supplies used in designing, constructing, and equipping the respective Fixed Improvements or Refurbishments for which payment is due have been paid in full (specifying, in reasonable detail, the Construction Cost expended in the completion of Fixed Improvements which are to be applied toward the minimum investment requirement established in Section 5.2.3); and

(c)a final certificate of occupancy, a consent to occupy or a permit to use or occupy, as applicable, and all other necessary licenses, permits and other required documents for operation of the Subtenant Premises affected by the Fixed Improvements or Refurbishments have been issued by the appropriate governmental agency.

Retail Manager shall ensure that Subtenants do not begin sales to the public until the requirements regarding inspection and certification by American and the Port Authority have been fulfilled. Retail Manager shall provide American a minimum of 48 hours’ notice prior to a unit’s scheduled opening. American shall, within such 48-hour period, visually inspect the unit onsite with Retail Manager’s representative to either approve the opening (i.e., certification), approve the opening with conditions, or not approve opening with a list of items to be corrected prior to (at American’s discretion) either reinspection or approval to open once corrected items list is complete.

5.2.5Within one hundred and twenty (120) days of completion of Fixed Improvements at the Concession Area (or any Refurbishments or future modifications to the Concession Area) by a Subtenant, Retail Manager shall cause the Subtenant to duly execute and deliver to American, as evidence of the cost of such work, a certificate issued by the chief executive officer, chief financial officer or equivalent representative of Subtenant, detailing the Eligible Costs actually incurred in connection with the installation of such Fixed Improvements or Refurbishment, together with a Depreciation Schedule for each such Fixed Improvements or Refurbishment. Retail Manager shall cause Subtenants to provide to American copies of invoices and canceled checks or other reasonable evidence for expenditures for labor and materials covering all such costs and American shall have the right to audit such records. If there is a discrepancy of 5% or more, Retail Manager shall cause the Subtenant to pay the cost of the audit, upon request of American.

5.2.6In the event that a Subtenant desires to make any future modifications to the Concession Area or the Fixed Improvements during the Term, including Refurbishments, Retail Manager will not permit the Subtenant to make such modifications without first obtaining the prior written consent of American, and otherwise complying with the terms and conditions outlined in this Section 5.2 for the initial Fixed Improvements.

5.2.7Subject in all events to the Lease and the Port Authority’s lease with the City of New York, all alterations, additions, improvements and fixtures (including, without limitation, all floor, wall and/or ceiling coverings and any Subtenant-installed heating and air conditioning equipment, but excluding Retail Manager’s or the Subtenants’ readily movable decorations, trade fixtures, furniture and office equipment) which may be made or installed by any party in the Concession Area shall remain upon and be surrendered with the Concession Area and become the property of American, if permitted under the Lease, or the City of New York as the same or any part thereof is erected, constructed or installed, and shall be or become a part of the Concession Area.

5.2.8All contracts for the construction or installation of Fixed Improvements or Refurbishments shall be subject to the provisions in Exhibit J and shall require:

(a)     That all contractors and subcontractors provide labor that can work in cooperation with other elements of labor employed or to be employed at the Airport;

(b)     Insurance coverage and suretyship reasonably satisfactory to the Port Authority and American for the protection of the Port Authority’s and American’s property, employees, laborers, suppliers, contractors, subcontractors, agents, invitees and the public;

(c)     That all contractors and subcontractors comply with all provisions of this Agreement, including, without limitation, the provisions of Article 2, applicable to them; and

(d)     Performance bonds and payment bonds from Subtenants or Subtenants’ general contractor, in form and substance satisfactory to the Port Authority and American, each of which shall name the Port Authority and American, as additional obligees and which shall be in a sum equal to the amount of the applicable construction contracts.

5.2.9During the Development Period, and all at Retail Manager’s (or the applicable Subtenant’s) cost and expense, Retail Manager shall (with American’s prior written consent) execute temporary operations in vacant spaces in the Concession Area, creating wall shops and flexible mobile operations that can be easily relocated during the Development Period.

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5.3.2Retail Manager and the Subtenants have no authority, express or implied, to, and they shall not, create, place or permit the placement of any lien or encumbrance of any kind or nature whatsoever upon, or in any manner to bind, the interest of American, the Port Authority or Retail Manager in the Concession Area, the Terminal or the Airport, or to assign or encumber either the Rentals, Additional Payment Obligations, or any other amounts payable hereunder or the Subtenant Rental and other amounts payable by Subtenants to Retail Manager. for any claim in favor of any Person dealing with Retail Manager, including, without limitation, those who may furnish materials or perform labor for any construction or repairs. Retail Manager covenants and agrees that it will pay or cause to be paid all sums legally due and payable by Retail Manager on account of any labor performed or materials furnished in connection with any work performed in, under, on and upon the Concession Area, by or on behalf of Retail Manager, and that Retail Manager will indemnify and hold American Indemnitees and the Port Authority, and the Port Authority’s commissioners, employees, officers, agents and representatives, harmless from any and all losses, costs and expenses of any asserted claims or liens against the leasehold estate or against other respective rights, title or interests of American in the Premises or the Terminal and the Port Authority in the Airport or under the terms of this Agreement based on or arising out a breach of the covenants of this Section 5.3.2. Retail Manager agrees to give American immediate written notice of the placing of any lien or encumbrance against the Concession Area or the Terminal.

5.3.3Retail Manager accepts that this Agreement is subject and subordinate to any mortgages or deeds of trust now or at any time hereafter constituting a lien or charge upon the Concession Area or the Terminal or other improvements that constitute a part of the Concession Area, including, without limitation, the Bond Financing. Retail Manager, within no more than fifteen (15) days after written request, shall execute any customary and commercially reasonable instruments, releases or other documents that may be required by any mortgagee, trustee or holder for the purpose of subjecting and subordinating this Agreement to the lien of any such mortgage or deed of trust, so long as such instrument, release or other document also provides customary non-disturbance language in favor of Retail Manager (so long as there is no Event of Default).

5.4Liquidated Damages.

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5.5Office Facilities. Certain portions of the Concession Area as reasonably determined by American in consultation with Retail Manager shall be set aside for Retail Manager to use as office facilities for its Concession Manager and staff referenced in Section 7.2.4 (the “Office Space”). The rental for the Office Space is deemed subsumed within Rental payable by Retail Manager to American, and there will be no separate rental assessed to Retail Manager. However, the following are Retail Manager’s sole responsibility: (i) Fixed Improvements or Refurbishments to such Office Space (in accordance with this Agreement), and (ii) any utilities not provided by American to all other non-food and beverage Subtenants at American’s cost, and maintenance, services, insurance and similar costs as in a “net lease.”.

6.CONCESSION AGREEMENTS.

6.1Subleases. Retail Manager shall use its diligent, good faith efforts during the Term to identify various qualified enterprises to be Subtenants to enter into Subleases for all portions of the Concession Area for the types of concession operations contemplated under this Agreement with reference to the subtenant criteria and leasing procedures further described in this Section 6.1, and to cause all such Subtenants to complete Fixed Improvements and open for business within a reasonable time period. Each such Subtenant and Sublease are subject to the prior written approval of American and the Port Authority, which approval by the Port Authority shall be evidenced by a Four-Party Subtenant Consent Agreement, and, in the case of American, will not be unreasonably withheld, conditioned or delayed. However, in evaluating potential Subtenants, American may take into account a variety of general factors beyond the Subtenant’s product offerings, experience, solvency and potential contribution to concessions sales, such as, merely by way of example, safety/security issues, reputation, and marketing or equity affiliations with competitors of American. American will use diligent, commercially reasonable efforts to assist Retail Manager in securing the Port Authority’s timely consents under this Section. Retail Manager agrees to (i) involve American in the requests for proposal process and selection process for proposed subtenants and (ii) comply with the Concession Solicitations Process approved by American and the Port Authority.

6.1.1Retail Manager agrees to use the form of sublease attached hereto as Exhibit F for all Subtenants in the Concession Area, which form of sublease has been approved by American and the Port Authority; provided that Retail Manager hereby acknowledges that American, in its reasonable discretion, and the Port Authority may require changes to such form of sublease from time to time. Each Sublease must include (or address, as applicable to specific types of concessions) at least the following provisions:

(a)The Sublease is subject and subordinate to the Lease and this Agreement and Subtenant shall comply with all provisions of this Agreement, the Four-Party Subtenant Consent Agreement and the Additional Port Authority Requirements;

(b)The Sublease shall immediately terminate upon termination of this Agreement for any reason, without direct recourse of any kind against American (without prejudice to Retail Manager’s separate rights under this Agreement to claim for reimbursement or request direct payment by American of Subtenant unamortized Eligible Costs (based upon the Depreciation Schedule previously submitted to American, in accordance with this Agreement) based on termination by the Port Authority or American of a Sublease without cause) or, at American’s option, such Sublease shall be assumed by American (as provided in Section 3.3) upon such termination and, in the event of such an assumption, Subtenant shall attorn to American or its designee and recognize American or its designee as lessor for all purposes thereunder;

(c)Retail Manager shall be permitted to assign the Sublease to American or its designee (in each case with American’s consent) and, in the event of such an assignment, Subtenant shall attorn to American or American’s designee and recognize American or its designee as lessor for all purposes thereunder. The foregoing assignment shall require Port Authority consent if it is not in connection with a termination or expiration of this Agreement or the exercise of American’s rights under this Agreement;

(d)American shall be a third party beneficiary of the Sublease;

(e)Other than with respect to Subtenants that are ACDBEs or first time airport subtenants, each Subtenant shall acknowledge that its Sublease may be terminated, without cause, by the Port Authority upon thirty (30) days’ prior written notice by means of revocation of the Four-Party Subtenant Consent Agreement, or by American upon one hundred eighty (180) days’ prior written notice, and in either event, except as otherwise provided in Section 3.2, with respect to such Sublease termination, neither the Port Authority nor American shall be responsible, directly or indirectly, for any portion of Subtenant’s investment (amortized or un-amortized) in, at or to the Subtenant’s Premises;

(f)Except to the extent modified by and in accordance with an approved Concession Program, each Sublease for the applicable type of concessions noted below must include (or address, as applicable to Subleases for the specific types of concessions) at least the following provisions with respect to hours and days of operation:

(i)The Sublease for at least one newsstand concession and food and beverage concession in each concourse, and at least one area accessible to “meeters and greeters,” shall require such concessions to be open twenty-four (24) hours a day;

(ii)With respect to the Subleases for the remaining types of Subtenant Premises, the applicable Subleases shall require that the minimum hours of operation will be as follows:

(A)For newsstand concessions, a minimum of sixteen (16) hours per day, each day of the year, with the opening for business each day at least ninety (90) minutes prior to the first scheduled departing flight from the Terminal and continuing until the later of (x) completion of boarding for the last actual departure from the Terminal on the respective day or (y) one hour after the last actual arrival at the Terminal of a flight scheduled for arrival thereat on the same day, whichever constitutes the earlier opening and later closing;

(B)For food and beverage concessions, with respect to each concourse, at least two (2) “sit down” food and beverage concessions with table service and at least two (2) fast casual/grab-and-go food and beverage concessions, opening at 5:30 a.m. and closing at 10:00 p.m., each day of the year, provided that such concessions are open at least ninety (90) minutes prior to the first scheduled departing flight from the Terminal and continuing until the later of (x) completion of boarding for the last actual departure from the Terminal on the respective day or (y) one hour after the last actual arrival at the Terminal of a flight scheduled for arrival thereat on the same day, whichever constitutes the earlier opening and later closing;

(C)For duty-free and foreign currency exchange concessions, at a minimum, one such concession shall be open in the foreign inspection services area and a second shall be open in a central location in the Terminal with the following hours: 7:00 a.m. to 10:00 p.m., each day of the year, or at least ninety (90) minutes prior to the first scheduled departing flight from the Terminal and continuing until the later of (x) completion of boarding for the last actual departure from the Terminal on the respective day or (y) one hour after the last actual arrival at the Terminal of a flight scheduled for arrival thereat on the same day, whichever constitutes the earlier opening and later closing; and

(D)For all other concessions, 7:00 a.m. to 10:00 p.m.

The foregoing hours may be adjusted from time to time based on flight schedules as mutually agreed between American and Retail Manager subject to the provisions of the Lease. Retail Manager shall, at least quarterly, deliver a calendar to Subtenants and American that details a rotating schedule of Subtenants that are required to remain open during certain periods of time, which enables Subtenants to prepare for irregular operations in advance. In the event of irregular operations, (A) all twenty-four (24)-hour operators are required to remain open, (B) at least one (1) newsstand concession location shall remain open and (C) at least one (1) additional food and beverage operator shall remain open.

Retail Manager shall ensure that Subtenants required to remain open beyond regular hours are informed as early as possible through email, phone calls and face-to-face, with confirmations required. To ensure proper staffing levels are maintained, Retail Manager shall provide Subtenants with information on public transportation availability to pass on to employees. Subtenants are required to provide airport lodging for their employees, if necessary, to ensure their respective locations remain open.

In any instance in which no minimum hours have been set forth above, such Subtenant shall be required to be open for business and operate its respective business as provided in the Concession Program.

(g)Subtenants shall operate their respective business so as to maximize their revenues in accordance with best industry practices and standards observed generally by first-class business enterprises of local, regional or national scope which operate at other major airports in the continental United States;

(h)Subtenants shall not charge prices to its customers in excess of Street Prices and shall adhere to the Street Price program in accordance with the Airport Rules & Regulations, general manager’s bulletins, and the customer service standards manual and shall conspicuously display notices, in form and substance reasonably satisfactory to the Port Authority and reasonably satisfactory to American, in the Subtenant’s Premises, to the effect that the Subtenant adheres to the foregoing Street Prices policy;

(i)Subtenants shall not begin sales to the public at the Subtenant Premises until the requirements regarding inspection and certification by American and the Port Authority have been fulfilled in accordance with Section 5.2;

(j)Each Subtenant shall use its best efforts in every proper manner to develop and increase the business it conducts in the Concession Area;

(k)Subtenants shall not divert, or cause or allow to be diverted, any business from the Concession Area, the Terminal or the Premises, and shall represent and warrant that they are not and will not be party to another agreement with the Port Authority under which receipts from its operations in its Subtenant Premises would be excluded from the definition of Gross Receipts under this Agreement and subject to a separate percentage fee or percentage rent under that agreement;

(l)Subtenants shall maintain (and shall cause any of their affiliates which performs services similar to those performed by the applicable Subtenant to maintain), in English and in accordance with accepted accounting practices consistently applied, during the term of the subletting under their respective Sublease and for one (1) year after the expiration or earlier termination or surrender thereof, and for a further period extending until receipt of written permission from the Port Authority to do otherwise, full and complete records and books of account recording all of their transactions at, through, or in any way connected with their operations at the Concession Area or elsewhere at the Airport, and outside the Airport if the order therefor is received at the Premises, which records and books of account shall be kept at all times within the Port of New York District. Subtenants shall permit and/or cause to be permitted in ordinary business hours during the term of the subletting under the applicable Sublease and for one (1) year thereafter, and during such further period as is mentioned in the preceding sentence, the examination and audit by the officers, employees and representatives of both the Port Authority and those of American of such records and books of account and also any records and books of account of any affiliate if said affiliate performs services similar to those performed by the sublessee anywhere in the Port of New York District (including without limitation all corporate records and books of account which the Port Authority in its sole discretion believes may be relevant for the identification, determination or calculation of all fees, rentals and other amounts paid or payable to the Port Authority, all agreements, and all source documents), within ten (10) days following any request by the Port Authority from time to time and at any time to examine and audit said books and records. If any such books and records have been maintained outside of the Port District, but within the continental United States then the Port Authority in its sole discretion may (A) require such books and records to be produced within the Port District or (B) examine such books and records at the location at which they have been maintained and in such event the Subtenant shall pay to the Port Authority when billed all travel costs and related expenses, as determined by the Port Authority for Port Authority auditors and other representatives, employees and officers in connection with such examination and audit, or, if any such books and records have been maintained outside the continental United States then, in addition to the costs already specified in this sentence, the concessionaire shall pay to the Port Authority when billed all other costs of the examination and audit of such books and records including without limitation salaries, benefits, travel costs and related expenses, overhead costs and fees and charges of third party auditors retained by the Port Authority for the purpose of conducting such audit and examination;

(m)Subtenants shall permit and/or cause to be permitted in ordinary business hours during the term of the subletting under their respective Subleases and for one (1) year thereafter, and during such further period as is mentioned in the clause (l) above, the examination and audit by the officers, employees and representatives of both the Port Authority and American of such records and books of account and also any records and books of account of any Affiliate if said Affiliate performs services similar to those performed by Subtenant anywhere in the Port of New York District (including, without limitation, all corporate records and books of account which the Port Authority in its sole discretion believes may be relevant for the identification, determination or calculation of all fees, rentals and other amounts paid or payable to the Port Authority and American, all agreements, and all source documents), within ten (10) days following any written request by the Port Authority or American from time to time and at any time to examine and audit said books and records;

(n)As of their opening date, Subtenants shall install and use the latest technology for point of sales equipment and any other equipment and devices, including without limitation computerized record-keeping systems, for recording orders taken, or services rendered, as may be appropriate to Subtenant’s business and necessary or desirable to keep accurate books and records as aforesaid, and without limiting the generality of the foregoing, for any activity involving cash sales, install and use cash registers or other electronic cash control equipment that provides for non-resettable totals, each in accordance with Section 12.2; provided that any Subtenant with a Sublease term exceeding seven years (whether an initial term or due to term renewals or extensions) shall be required to make updates to such technology from time to time in order to accept new forms of payment that are widely accepted. Subtenants shall register in such point of sales equipment and cash registers every transaction made in, on, about or from the Subtenant’s Premises, including every type of Gross Receipts. Records of receipts for all such transactions shall be accessible to, and subject to inspection by, American and the Port Authority in a digital format. Subtenants shall install cash registers and/or other devices that accept all major credit cards and mobile payment systems (including, Apple Pay and Google Pay) and, wherever commercially reasonable, Subtenants shall provide a swipe and go, chip and mobile payment credit card services to its customers and, upon the request of American, otherwise comply with the requirements of Section 12.3;

(o)Subtenant shall work with Retail Manager to implement technology, processes and operations that enable customers to digitally search, browse and purchase retail, duty free, and food and beverage products and services, including quick and easy fulfillment options such as in-terminal delivery, pre-order and pick-up;

(p)As soon as practicable after the end of each calendar month, but no event later than the tenth (10th) day of the following calendar month, Subtenants shall deliver to Retail Manager, American and the Port Authority a Monthly Rental Statement for the Subtenant Premises showing the Gross Receipts for the preceding calendar month, together with supporting documentation therefor as required by Retail Manager, American or the Port Authority, including, without limitation, a statement, certified by an authorized officer or equivalent representative of the Subtenant, of Gross Receipts arising out of operations of the Subtenant for the preceding month;

(q)American shall have the right, at any time and from time to time prior to and during the Term, in the interest of the efficient operation of the Terminal, to close, move or alter any common corridor, passageway, walkway or common area, including, without limitation, entrances, exits, passages, halls, corridors, aisles, stairways, elevators or escalators, or to restrict or change the traffic on or through any such common corridor, passageway, walkway or common area, with due regard to not unreasonably restricting the use and occupancy of the Concession Area by the Subtenants. Subtenants shall not have any claim against American for such action, nor shall such action by American release Subtenants from any of its obligations under their respective Sublease;

(r)The Sublease shall address the substance of, or incorporate by reference Section 2.3 of this Agreement, so as to permit the Subleases to be terminated in connection with the elimination and/or reduction of the size of the Concession Area or to be relocated, in each case, without the consent or approval of the Subtenants and without any liability for American or Retail Manager beyond what is specifically contemplated in Section 2.3;

(s)The Sublease shall reproduce and adapt or incorporate by reference Sections 5.3.2, 7.2.1(r), 7.7, 8.6, 14.1.2.10 (vis-à-vis Subtenant property), 14.3, 15.1.3 (as per 15.1.6) and 15.1.5 of this Agreement;

(t)Subtenant shall defend, indemnify and hold harmless American Indemnitees, the Port Authority and its commissioners, and all of the officers, directors, employees and agents of each of them, on at least the same basis and to the same extent as required of Retail Manager under Section 15.1.1;

(u)Subtenant shall permit the inspection during ordinary business hours by the officers, employees and representatives of the Port Authority and American of any equipment used by it, including, without limitation, any of the equipment described in clause (n) above;

(v)Subtenant, for itself, its successors in interest, and assigns, as a part of the consideration for the Sublease, shall covenant and agree as a covenant running with the land that: (i) no person on the ground of race, creed or religion, color, sex, national origin, handicap or disability, or age shall be excluded from participation in, denied the benefits of, or be otherwise subjected to discrimination in the use of the Subtenant Premises; (ii) in the construction of any improvements on, over, or under the Subtenant Premises and furnishing of services thereon by it, no person on the ground of race, creed or religion, color, sex or national origin, handicap or disability, or age shall be excluded from participation in such activities, denied the benefits thereof, or otherwise be subject to discrimination; and (iii) Subtenant shall use the Subtenant Premises in compliance with all other requirements imposed by or pursuant to Title 49, Code of Federal Regulations, Department of Transportation, Subtitle A, Office of the Secretary, Part 21, Non-discrimination in Federally-assisted programs of the Department of Transportation-Effectuation of Title VI of the Civil Rights Act of 1964, and as said Regulations may be amended, and any other Applicable Laws or Applicable Standards, which from time to time may be applicable to Subtenant’s operations at the Subtenant Premises, whether by reason of agreement between American, the Port Authority and the United States Government or otherwise;

(w)Subtenant shall furnish good, prompt and efficient service, adequate to meet all demands therefor at the Concession Area, furnish said service on a fair, equal and non-discriminatory basis to all users thereof, and charge fair, reasonable and non-discriminatory prices for each unit of sale or service, provided, however, that Subtenant may make reasonable and non-discriminatory discounts, rebates or other similar types of price reductions to volume purchasers;

(x)With respect to any Subtenant which employs ten (10) or more persons in the Concession Area, in connection with its operations in the Concession Area under the Sublease, the Subtenant shall serve the public interest by promoting labor harmony, it being acknowledged that strikes, picketing, or boycotts may disrupt the efficient operation of the Terminal. The Subtenant recognizes the essential benefit to have continued and full operation of the Airport as a whole and the Terminal as a transportation center. The Subtenant shall give notice to American and the Port Authority (to be followed by written notice and reports) of any and all impending or existing labor-related disruptions and the progress thereof as soon as practicable (but in no event later than five (5) days after the Subtenant becomes aware of such impending or existing labor-related disruptions). If any type of strike, boycott, picketing or other labor activity is directed against the Subtenant at the Airport or against any operations pursuant to the Sublease, which, in the opinion of American or the Port Authority, adversely affects or is likely to adversely affect the operation of the Airport, any portion of the Terminal or the Concession Area, or the operations of other permittees, lessees or licensees thereat, or presents a danger to the health and safety of users of the Airport or the Terminal under this Agreement, including persons employed thereat or members of the public, whether or not the same is due to the fault of the Subtenant, and whether caused by the employees of the Subtenant or by others, American and/or the Port Authority shall have the right, at any time during the continuance thereof to take all legal remedies available to it to end or arrange for the cessation of any such strike, boycott, picketing or other labor activity. With respect to any Subtenant which employs ten (10) or more persons in the Concession Area, the Subtenant represents that, prior to or upon entering into the Sublease, it has delivered to American and the Port Authority evidence of a signed labor peace agreement in the form attached hereto as Exhibit X or, in the event Exhibit X is inapplicable, a written notification from an officer of the Subtenant on the Subtenant’s letterhead in form and substance satisfactory to American and the Port Authority that no labor organization (as defined by 29 U.S.C.

Section 152(3)) has sought to represent the employees of the Subtenant at the Airport as of the date of such notification. The requirement to provide evidence of a signed labor peace agreement in the form of Exhibit X shall apply to concession operators which employ ten (10) or more persons at the Premises;

(y)Subtenants shall honor food and beverage cards (preloaded with dollar amounts and a digitized card number) issued by American from time to time to passengers bearing a boarding pass or other verifying documentation deemed sufficient by American;

(z)With respect to any Subtenant which employs ten (10) or more persons in the Concession Area, if the Subtenant’s concession at the relevant concession space is of the same type (i.e., food, retail, news/gifts or duty-free concession) as that of the immediately preceding concession operator at the relevant concession space (the “Predecessor Concession”), the Subtenant agrees to offer continued employment for a minimum period of ninety (90) days, unless there is just cause to terminate employment sooner, to employees of the Predecessor Concession who have been or will be displaced by cessation of the operations of the Predecessor Concession and who wish to work for the Subtenant at the relevant concession space. The foregoing requirement shall be subject to the Subtenant’s commercially reasonable determination that fewer employees are required at the relevant concession space than were required by the Predecessor Concession; provided, however, that the Subtenant shall retain such staff as is deemed commercially reasonable on the basis of seniority with the Predecessor Concession at the subleased premises. American and/or the Port Authority shall have the right to demand from the Subtenant, upon reasonable notice, documentation of the name, date of hire, and employment occupation classification of all employees covered by this provision. In the event the Subtenant fails to comply with this provision, American and/or the Port Authority shall have the right at any time during the continuance thereof to take such actions as American or the Port Authority, as applicable, may deem appropriate, including, without limitation, the Port Authority’s revocation of its consent to the Sublease and, accordingly, revocation of the Sublease;

(aa)The lease terms for the Subleases, potential Subtenants and subleasing schedule shall all be as set forth on Exhibit R; and

(bb)Subject to compliance with applicable laws, the Subtenant shall comply with any and all Applicable Standards and rules and regulations issued by the Port Authority from time to time pertaining to the collection, use, transfer, sale or other disposition of data collected by such Subtenant, any sublessee or any of their respective contractors, agents or representatives with respect to passengers and other users of the Airport.

6.1.2Retail Manager shall use the Sublease form to be attached as Exhibit F as the basis for negotiating agreements with Subtenants. Retail Manager may modify portions of the standard Sublease form during negotiations with each Subtenant as necessary, provided, however, that the business terms, including but not limited to the rental arrangement and any modified portions of the Sublease are subject to the prior approval of the Port Authority and American, and Retail Manager shall not modify the substance of the provisions set forth in Section 6.1.1 without the specific prior written approval of American and the Port Authority. The effectiveness of any Sublease is subject to the delivery to the Subtenant of a fully executed Four-Party Subtenant Consent Agreement. Retail Manager shall have no authority or right to renew, extend, amend or otherwise modify the terms of a Sublease in connection with any legal proceeding, arbitration, settlement negotiations or the like, without the prior written consent of American and the Port Authority, American’s consent not to be unreasonably withheld.

6.1.3Retail Manager shall, prior to entering into an extensive negotiation with a prospective Subtenant, request a preliminary deal approval of such Subtenant and the proposed rental arrangement by American. Retail Manager shall deliver a written request for a preliminary approval setting forth, in reasonable detail, the proposed Subtenant’s financial abilities, business and plans for its proposed Subtenant Premises, the rental arrangement and all other information reasonably necessary for American to provide preliminary deal approval. Within ten (10) Business Days of American’s receipt of such written notice, together with all necessary supporting documentation, American shall deliver a notice to Retail Manager that the proposed Subtenant and the Subtenant Rental arrangement have been preliminarily approved, or a notice setting forth in reasonable detail why American has determined that such proposed Subtenant and/or the Subtenant Rental arrangement are not acceptable or that American reasonably requires additional documentation to make such preliminary deal. In the event American fails to respond within the aforementioned ten (10) Business Day period, Retail Manager shall have the right to send a subsequent written notice to American stating that American’s failure to respond within five (5) Business Days following American’s receipt of such notice shall be deemed approval and thereafter, if American fails to respond within such five (5) Business Day period, it shall be deemed to have given approval. The granting of any preliminary deal approval shall not relieve Retail Manager of the obligation to obtain the prior written approval of American and the Port Authority to the final negotiated Sublease; provided, however, that American shall not subsequently object to portions of the Sublease that reflect identical terms approved of by American as part of its preliminary deal approval.

6.1.4Each finalized Sublease shall be executed by Retail Manager, not American, as sublessor thereunder, and Retail Manager shall arrange for the execution of Subleases and all amendments and modifications thereto by all parties thereto, and distribute copies thereof to American and the Port Authority in accordance with this Agreement. Retail Manager shall cause its counsel (whether in-house or outside) to use reasonable efforts to limit any changes to the standard Sublease form concerning any Sublease negotiations with Subtenants and otherwise negotiate with Subtenants prior to presentation to American and the Port Authority and continue in such negotiations with Subtenants until completed. Any amendment, modification, supplement, renewal or extension to any Sublease shall not be effective without the prior written approval of American and the Port Authority. Notwithstanding the foregoing, so long as a given Sublease was previously approved of by American and the Port Authority, the following type of amendment, modification, supplement, renewal or extension may be entered into by Retail Manager without having to obtain new consent thereto from American and the Port Authority: (a) increases in any security deposit, (b) addition of an additional guarantor, and/or (c) correction of scrivener’s errors. Further, extension of the original term of such Sublease for a period not exceeding one (1) additional year (with a limit of one such extension per Sublease) may be entered into by Retail Manager without having to obtain new consent thereto from American and the Port Authority, so long as the term of such Sublease (as extended) shall end on the date that is the earlier of: (I) the date that would cause the Sublease term not to exceed ten (10) years in the aggregate; and (II) the day preceding the expiration or termination, as the case may be, of this Agreement.

6.1.5In connection with Retail Manager’s obligations to sublease the Subtenant Premises, Retail Manager shall also: (i) locate and endeavor to secure, in accordance with the Concession Program, suitable Subtenants (including temporary Subtenants) for all Subtenant Premises that may be vacant from time to time or are to become vacant in the near future and are reasonably available for occupancy or use; (ii) review the general suitability of prospective Subtenants and, to the extent Retail Manager may deem it reasonably necessary or appropriate, seek references from prospective Subtenants and conduct such other investigations as will establish whether or not the prospective Subtenants are capable of performing all obligations which the prospective Subtenants would be required to perform under

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their respective Sublease; (iii) coordinate the activities of management, leasing, design and engineering personnel and/or consultants to implement the leasing program for the Concession Area; (iv) perform such other leasing activities as may be required by and consistent with the prevailing national standard for properties of a similar type and quality as the Concession Area; and (v) ensure that the Premises includes at least the number of the different types of concessions listed in Section 6.1.1(f).

6.1.6Retail Manager shall, and shall cause the Subtenants to, conduct a business-like operation in the Concession Area and the Subtenants shall carry sufficient merchandise to stock fully the Subtenant Premise operated by the Subtenant. All merchandise must be of first-class quality, and must be approved as provided in Section 7.1; and Retail Manager shall monitor sales activity, pricing, customer service, hours of operation, merchandise, sales reporting and payment of rent.

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6.1.10Four-Party Subtenant Consent Agreements for Temporary Deals. Notwithstanding anything to the contrary contained in this Agreement, unless otherwise required by the Port Authority, no Four-Party Subtenant Consent Agreement shall be required for any Sublease, including for “pop-up” or seasonal vendors, that has a term of two (2) years or less.

6.2Use and Prohibited Uses. Retail Manager agrees to use or permit use of the Concession Area for the operation of the concession privileges described in Article 7 hereof. Retail Manager shall not conduct or permit operations in the Concession Area that in the reasonable judgment of American or the judgment of the Port Authority:

(a)Interfere or might interfere with the reasonable use by others of common facilities at the Premises;

(b)Hinders or might hinder police, firefighters or other emergency personnel in the discharge of their duties;

(c)Would or would be likely to constitute a hazardous condition at the Premises;

(d)Would increase the premium for insurance policies maintained by American or the Port Authority, unless such operations are not otherwise prohibited hereunder and Retail Manager pays the increase in insurance premiums occasioned by such operations, or obtains a commitment satisfactory to American from the involved prospective Subtenant to pay such increase;

(e)Would involve any illegal purposes; or

(f)Are not in accordance with the commitment of Retail Manager to procure and manage first-class concession services at the Concession Area.

6.3Ingress and Egress. Retail Manager and Subtenants (via approved Subleases), and their respective officers, employees, customers, patrons, invitees, contractors, subcontractors, suppliers of materials and furnishers of services shall have the right of ingress to and egress from the Concession Area, as reasonably required to carry on permitted activities as described herein, subject to Port Authority, American, governmental and regulatory (e.g., security) approval, and subject to conditions and restrictions pursuant to the Lease. The manner and means of receipt of shipments of inventory and supplies shall also be subject to the approvals, conditions and restrictions described herein.

6.3.1To the extent any of Retail Manager’s personnel listed above require identification badges or security clearance for access at the Terminal, Retail Manager is responsible at its expense for securing such badges or clearance. Retail Manager will cause Subtenants to be similarly responsible for their personnel under the Subleases, and will monitor compliance by Subtenants with required badging and security clearances and the screening of Subtenant goods, products, equipment, materials and supplies. Retail Manager will apply default remedies under Subleases as required to remedy violations or other deficiencies by Subtenants, but shall not have any other responsibility or liability with respect to security issues relating to such Subtenant employee badging and security clearance requirements and the screening of any such Subtenant goods, products, equipment materials and supplies. Notwithstanding anything to the contrary in this Agreement or the Lease, American acknowledges that Retail Manager has no obligation to conduct screening or inspection of goods, products, equipment, materials or supplies brought to the Terminal, Premises or Airport by or on behalf of Subtenants or American.

6.4Assignment of Existing Subleases. With respect to each of the Existing Tenants and the subleases related thereto (collectively, the “Existing Subleases”), Retail Manager shall meet the following milestones: (a) no later than July 11, 2023, Retail Manager shall deliver to each Existing Tenant the Supplement and Assignment and Assumption with Consent in form and substance substantially similar to Exhibit Y attached hereto and otherwise acceptable to the Port Authority and American (the “Supplement and Assignment and Assumption with Consent”); and (b) following July 17, 2023, Retail Manager shall follow-up weekly with each Existing Tenant that has not executed a Supplement and Assignment and Assumption with Consent. Once every calendar week following July 1, 2023 (and until the applicable Supplement and Assignment and Assumption with Consent is executed or the underlying Sublease is terminated), Retail Manager shall deliver to American and the Port Authority a written report (in form reasonably satisfactory to American and the Port Authority) that summarizes the status thereof and Retail Manager’s latest efforts on each Existing Tenant that has not executed a Supplement and Assignment and Assumption with Consent. If a Supplement and Assignment and Assumption with Consent with respect to any Existing Tenant is not fully executed and delivered to American and the Port Authority by August 15, 2023, then upon American’s reasonable request or the Port Authority’s request, the applicable underlying Sublease shall be terminated.

7.RETAIL MANAGER’S DUTIES.

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7.1.3Retail Manager shall develop, or shall cause to be developed by a third party approved by American, a program which monitors concession reviews on Yelp, Twitter, Instagram and other social media sites (including reviews of Subtenants and the Concession Program and Concession Area). Such program, which may be funded through the Joint Marketing Fund, shall be subject to prior written approval by American and shall, at a minimum, (i) develop a response procedure for the Subtenants with respect to any reasonable deficiencies identified in such reviews, (ii) enable Retail Manager and Subtenants to monitor, report, respond to, and troubleshoot online reviews in real-time from popular sites including Facebook, Trip Advisor, Twitter, Instagram and Yelp, (iii) solicit regular feedback from customers at sit-down restaurants and key Terminal locations, with incentives for customers including gift cards, (iv) require that any review of three (3) stars or less immediately triggers the following response procedure: (A) Subtenant is alerted by email with details of review with a twenty-four (24)-hour response requirement. Subtenants have access to respond directly through the platform, (B) Subtenant is required to resolve operational or employee issues within seventy-two (72) hours of complaint. Failure to comply in either step will result in liquidated damages pursuant to the Sublease, and (C) if operational issues exist, Retail Manager’s on-site team will follow up with the Subtenant on an action plan and resolution timeline, and (v) have positive reviews included in Retail Manager’s “My T8 Rewards & Recognition Program” and the WeSoar nomination program. Retail Manager shall prepare and document, in good faith, and deliver to American a monthly report regarding such reviews, which report shall, at a minimum, include summaries (categorized by Subtenant) of reviews of such Subtenant, responses by such Subtenant to such reviews and actions taken by such Subtenant to address deficiencies, which monthly reports shall be delivered by Retail Manager to American no later than the 10th day following each calendar month.

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Without limiting the foregoing, Retail Manager shall utilize technology to (a) deploy an operational and crowd intelligence platform with respect to the Concession Program to optimize shopping experiences, which technology shall, at a minimum, optimize customer flow, build richer customer experiences, track real-time insights of customer density throughout the Concession Program (through discreet, passive sensors that capture anonymized customer information), including heat mapping, engagement measures and dwell time monitoring, (b) connect Subtenants, onsite staff and other stakeholders at the Terminal through Mallcomm or a similar technology, and (c) deploy a communication platform for use during Airport irregular operations or other emergency situations through Everbridge or a similar technology.

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7.4Signs and Advertising. Except with the prior written approval of American (and the Port Authority, as required in the Lease), Retail Manager and the Subtenants shall not erect, maintain or display any signs or any advertising at or on the exterior parts of the Concession Area or in the interior of the Concession Area outside of Subtenant Premises. American may require the removal of any signs or advertising in the interior of the Premises (whether or not in the interior of the space occupied by a Subtenant or visible from any other portion of the Airport) which, in American’s reasonable judgment, is considered unacceptable or improper. American acknowledges that Subtenants’ customary interior signs, placards and decorations that are professionally prepared and in good taste, and are utilized in a manner substantially similar to the manner in which a Subtenant commonly employs them in their first-class stores located in large, urban airports and regional shopping centers in the United States, are highly unlikely to be unacceptable or improper.

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7.5.5[Intentionally Omitted].

7.5.6[Intentionally Omitted].

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8.CONCESSION AREA MAINTENANCE; RESERVATION OF RIGHTS.

8.1General Concession Area Maintenance., Operating Expenses. Retail Manager shall have primary responsibility for all maintenance, cleaning and routine upkeep of the Food Court, other public seating areas and other designated common areas of the Concession Area at its sole cost and expense (without prejudice to the right of Retail Manager to charge the Subtenants the Common Area Maintenance Fee, or to seek indemnification under Section 15.2 for maintenance and repair costs caused by American), and shall keep such common areas in like-new condition at all times, subject to ordinary wear and tear. Retail Manager shall cause Subtenants to be responsible for the cleaning, maintenance, repair and replacement of their respective Subtenant Premises and all Fixed Improvements installed by or on behalf of the Subtenants and to keep their respective Subtenant Premises, including all Fixed Improvements, in like-new condition at all times, subject to normal wear and tear. The following list is illustrative of the types of maintenance and routine upkeep for which Retail Manager is responsible pursuant to this Section 8.1 and the related costs (the “Operating Expenses”) for which Retail Manager is responsible, but is not intended to be all inclusive:

(a)All wages, salaries and fees of all personnel or entities engaged in the operation, repair, maintenance, access to or control of the Concession Area including also taxes, insurance and benefits relating thereto;

(b)The costs of all supplies and materials used in connection with the operation, maintenance, repair and security (not including badging and screening functions, as described in Section 6.3.1) of the Concession Area;

(c)With respect to the Food Court, other public seating areas and other designated common areas of the Concession Area, the costs of all maintenance, janitorial, access control and service agreements for the Concession Area and for the equipment installed by Retail Manager;

(d)Retail Manager shall competitively bid a new contract for a third-party janitorial service to ensure the best services, scope and cost for cleaning and maintenance of the Food Court, other public seating areas and other designated common areas of the Concession Area, and shall cause all such areas to be cleaned and sanitized after each customer use, or more often as necessary, pursuant to Applicable Laws (including NYC Article 81.27(b)(3) and any successor provisions); and

(e)Legal, architectural, engineering, accounting, appraisal and auditing fees paid to third parties relating to the operation, repair and maintenance of the Concession Area.

8.2Specific Maintenance, Repair and Janitorial Responsibilities.

8.2.1Except as otherwise expressly identified in the Development Plan, Retail Manager is responsible for structural maintenance, repair and/or replacement of any portion of the Base Building in the Concession Area to the extent such portion of the Base Building in the Concession Area is modified or altered by or on behalf of Retail Manager as part of the Concession Area Work, which such maintenance, repair and/or replacement work shall be subject to the approval of the Port Authority and American, which such approval may be conditioned or withheld in their respective sole discretion. The parties hereto acknowledge and agree that American shall have no obligation to commence or complete and shall have no responsibility for any structural maintenance, repair and/or replacement of any portion of the Base Building in the Concession Area except for such portion of the Base Building which is not modified or altered by or on behalf of Retail Manager as part of the Concession Area Work. Maintenance and repair of any of the Fixed Improvements and Refurbishments, and of any other equipment or property of Retail Manager or the Subtenants in the Concession Area, shall be the sole responsibility of Retail Manager and the Subtenants. It is understood that Retail Manager’s and the Subtenants’ responsibilities also include: (i) the repair and replacement of all lighting, heating, air conditioning, plumbing and other electrical, mechanical and electromotive installation, equipment and fixtures installed by or on behalf of such parties which are located within or exclusively serve Subtenant Premises; (ii) all utility repair in ducts, conduits, pipes and wiring, and any sewer stoppage located within, or which exclusively serve, the Subtenant Premises; and (iii) the repair and replacement of any part of the Excluded Area for any damage caused by Retail Manager or any Subtenant or their respective employees, agents, contractors or invitees, other than ordinary wear and tear. American has not made and hereby disclaims any representations to Retail Manager respecting the condition of the Concession Area or the Terminal other than as may be specifically set forth in this Agreement. Retail Manager and the Subtenants shall, throughout the Term, assume the entire responsibility for, and shall perform and shall relieve American and the Port Authority from all responsibility for, all repair, re-lamping, replacement, rebuilding, and maintenance of the Concession Area, whether such repair, re-lamping, replacement, rebuilding or maintenance be ordinary or extraordinary, partial or entire, foreseen or unforeseen, structural (as it applies to the work performed or furnishings installed by Retail Manager or the Subtenants) or otherwise. Without limiting the generality of the foregoing, Retail Manager and the Subtenants shall at their respective sole cost and expense (apportioned between them as they may agree in a Sublease approved in advance by American):

(a)Keep at all times in a clean and orderly condition and appearance the Concession Area and all fixtures, equipment and personal property which are located in any part of the Concession Area, and keep the Concession Area free of insects, vermin, rodents and other pests, including, but not limited to utilizing a janitorial company to provide pest control management at least once per month for retail and twice per month for food and beverage locations pursuant to Applicable Laws (including NYC Article 81.23(b)(2) and any successor provisions). Retail Manager shall monitor such pest control on at least a monthly basis to ensure compliance;

(b)Take good care of the Concession Area, Fixed Improvements and Refurbishments, and maintain the same at all times in good condition, except for reasonable wear and tear which does not adversely affect the efficient or the proper utilization thereof; including, without limitation, painting areas visible to the general public (to be painted only with high-quality paint and in colors which have been approved in advance and in writing by American and the Port Authority) and make all repairs and replacements, and do all rebuilding of the Fixed Improvements and Refurbishments, ordinary and extraordinary, partial and entire, foreseen and unforeseen, structural or otherwise, which repairs, replacements and rebuilding shall be in quality and class equal to or better than the original in materials and workmanship, and to pay promptly the cost and expense of all such repairs, replacements, rebuilding and maintenance;

(c)Provide and maintain all fire protection and safety equipment and all other equipment of every kind and nature required by any applicable law, rule, ordinance, resolution or regulation, by the terms of this Agreement or by any insurance carrier providing insurance covering any portion of the Concession Area, the Fixed Improvements or the Refurbishments;

(d)Comply with all Applicable Laws with respect to the monitoring, repairs and maintenance of the Concession Area, including requiring Subtenants to clean grease traps and vents from an approved vendor pursuant to NYC Article 81.27(a) and any successor provisions; and

(e)Be responsible for the maintenance and repair of all utility service lines, meters and valves, including, without limitation, service lines for the supply of electric power, telephone and data transmission conduits and lines, located upon or exclusively serving the Concession Area.

8.2.2In the event Retail Manager or the Subtenants fail, subject to applicable notice and cure periods, to so maintain, clean, repair, replace, lamp, re-lamp, rebuild, paint, repaint or restore, then in addition to any other remedies provided herein, American may, at its sole election, and after giving Retail Manager at least one (1) day prior written notice thereof, or two (2) hours verbal or written notice to Retail Manager’s Concession Manager or Assistant Concession Manager, of conditions which by their nature require immediate attention to maintain normal activity at the Terminal, maintain, clean, repair, replace, lamp, re-lamp, rebuild, paint, repaint or restore all or any affected part of the Concession Area, Fixed Improvements or Refurbishments, and the cost thereof shall be due and payable by Retail Manager, or Subtenants at Retail Manager’s direction on demand along with an additional charge in an amount equal to 15% of the cost thereof.

8.2.3Subject to this Section 8.2.3 and Section 8.2.4 below, Retail Manager will, for itself, and will cause the Subtenants to, maintain and repair, at its/their own expense, any damages caused by their respective negligent or willful acts, omissions or operations, and to replace any property of American used by them that requires replacement by reason of its/their respective use thereof, reasonable wear and tear excepted, with property of equal or better quality. American may, in its sole discretion, perform said repairs on behalf of Retail Manager or the responsible Subtenant, or direct Retail Manager to perform said repairs on behalf of the responsible Subtenant, and the cost thereof shall be due and payable by Retail Manager or Retail Manager shall cause the responsible Subtenant to pay on demand along with an additional charge in an amount equal to 15% of the cost thereof.

8.2.4Retail Manager shall not, and shall not permit Subtenants to, install any fixture or make any alterations or improvements in or additions or repairs to any property of American or the Port Authority except with the prior written approval of American and the Port Authority.

8.2.5American shall be the sole judge of the quality of cleaning, maintenance and repair of Subtenant Premises and the Food Court, other public seating areas and other designated common areas in the Concession Area. American, or its authorized agents, may at any time, without notice, enter upon the Concession Area to determine if the cleaning, maintenance and repair requirements of this Article 8 and otherwise under this Agreement are being fulfilled. If American determines that the cleaning maintenance or repair of the Concession Area does not meet these requirements, American shall so notify Retail Manager and/or Subtenant in writing. If the cleaning, maintenance or repair required to be performed as provided in

American’s notice to Retail Manager and/or Subtenant, as applicable, is not commenced within two (2) days after receipt of such written notice, or within two (2) hours after verbal notice to Retail Manager’s Concession Manager of a condition which by its nature requires immediate attention to maintain normal activity in the Terminal, or in either case is not diligently prosecuted to completion thereafter within applicable cure periods, American, or its agents, shall have the right to enter upon the Concession Area and perform the subject cleaning, maintenance or repair and Retail Manager and/or Subtenants, as applicable, agree to promptly reimburse American for the cost thereof along with an additional charge in an amount equal to 15% of the cost thereof.

8.3Access, Transport and Equipment Norms. Except as may be otherwise provided in the Rules and Regulations, or directed by American:

8.3.1Retail Manager and the Subtenants shall at all times use carts with pneumatic wheels and four-sided protective bumpers for transport of merchandise or supplies throughout the Terminal.

8.3.2The truck dock, service corridor and service elevator shall be managed by Retail Manager in accordance with Sections 6.3.1 and 7.2.1(s) and shall be used by Retail Manager and Subtenants for all deliveries as well as disposal of garbage and trash. Retail Manager and the Subtenants shall be responsible to exercise care not to litter or damage the floors, furnishings or improvements. American may prescribe hours during which supplies may be delivered to the Concession Area and trash may be removed; provided, however, American shall consult with Retail Manager to ensure that such hours are sufficient so that the Subtenants will be able to conduct their business operations as required by this Agreement and the Lease. Retail Manager and its Subtenants must use the Concession Area service elevator for delivery of supplies and removal of trash from the Concession Area. Retail Manager shall cause Subtenants to ensure goods are received in adequate condition and at the proper temperature pursuant to Applicable Laws (including NYC Article 81.17(f) and any successor provisions) prior to being transported to the Subtenant’s temperature controlled storage area pursuant to Applicable Laws (including NYC Article 81.18 and any successor provisions).

8.3.3In transporting to and from the Concession Area merchandise, products, trash and refuse associated with operating the Concession Area, Retail Manager and Subtenants shall (a) use only carts, vehicles, or conveyances that are sealed and leak proof and that are equipped with wheels suitable for operating on carpets or other flooring without damage thereto and which shall be approved by American, without unreasonable delay or condition and (b) ensure temperature-controlled items are delivered in a cold-holding box to ensure goods maintain a safe temperature below 41° F until they arrive. American shall have the right to require changes in Retail Manager’s and/or Subtenants’ transporting of merchandise, products, trash and refuse, including time of day transport can occur, and routes of transport; provided, however, American shall consult with Retail Manager to ensure that transportation procedures are sufficient so that Retail Manager and the Subtenants will be able to conduct their business operations as required by this Agreement and the Lease.

8.4Utility Services.

8.4.1Except as provided in this Section 8.4, neither American nor the Port Authority shall be obligated to perform or furnish any services or utilities whatsoever in connection with this Agreement or the use and occupancy of the Concession Area hereunder.

8.4.1.1Pursuant to the Lease, the Port Authority has agreed to sell, furnish and supply to American for use on the Premises and American has agree to take from the Port Authority and pay for electricity of the same voltage, phase and cycle as supplied to the Premises by the public utility in the vicinity, but limited however, to serve a maximum of the installed transformer capacity serving each portion of the Premises from time to time, at the same charge which would be made by such public utility for the same quantity under the same conditions and in the same service classification but in no event less than an amount that would reimburse the Port Authority for its cost of obtaining and supplying electricity to American thereunder. American hereby agrees to cause the Port Authority to sell, furnish and supply to Retail Manager for use in the Concession Area and Retail Manager hereby agrees to take from the Port Authority and pay for electricity of the same voltage, phase and cycle as supplied to the Premises by the Port Authority. Charges for electricity shall be payable by Retail Manager when billed by American or the Port Authority and the quantity of electricity consumed shall be measured by the meter or meters installed for the purpose by the Port Authority; provided, however, that if for any reason any meter or meters fail to record the consumption of electricity, the consumption during the period such meter or meters are out of service will be considered to be the same as the consumption for a like period either immediately before or after the interruption as elected by the Port Authority and/or American. In the event meters are not installed to measure the consumption of electricity, the quantity of such electricity used by Retail Manager and its Subtenants in the Concession Area will be based upon equitable estimates of consumption made by the Port Authority or American, which estimates shall be deemed binding on Retail Manager. The Port Authority has agreed under the Lease that it shall not discontinue the supply of electricity except upon fifteen (15) days’ notice to American (and American hereby agrees to promptly provide Retail Manager with any such notice) and unless a supply of electricity of the same voltage, phase and cycle (subject to the KVA limitation aforesaid) shall be available from another supplier. Upon any such discontinuance Retail Manager shall be at liberty to contract or otherwise arrange for the supply of such current after the expiration of the period specified in any notice provided by the Port Authority from any other Person, firm or corporation.

8.4.1.2Pursuant to the Lease, the Port Authority has agreed to sell, furnish and supply to American for use on the Premises cold water (of the character furnished by the City of New York) in reasonable quantities through existing pipes, mains and fittings and American has agreed to take such water from the Port Authority and to pay the Port Authority therefor an amount equal to that which would be charged by the municipality or other supplier of the same (whether or not representing a charge for water or other services measured by water consumption) for the same quantity, used under the same conditions and in the same service classification plus the cost to the Port Authority of supplying such water which shall not be less than 10% nor in excess of 50% of the amount charged. American hereby agrees to cause the Port Authority to sell, furnish and supply to Retail Manager for use in the Concession Area and Retail Manager hereby agrees to take from the Port Authority and pay for cold water supplied by the Port Authority to American pursuant to the Lease. The charge therefor shall be payable by Retail Manager when billed by American or the Port Authority and the quantity of water consumed shall be measured by the meter or meters installed for the purpose by the Port Authority; provided, however that if for any reason, any meter or meters fail to record the consumption of water, the consumption during the period such meter or meters are out of service will be considered to be the same as the consumption for a like period immediately before or after the interruption, as elected by the Port Authority or American. In the event meters are not installed to measure the consumption of water under high pressure, the quantity of such water used by Retail Manager and its Subtenants in the Concession Area will be based upon equitable estimates of consumption made by the Port Authority or American, which estimates shall be deemed binding on Retail Manager.

8.4.1.3Retail Manager shall pay to the Port Authority (or reimburse to American) such of the existing and future charges for sewerage services furnished by the City of New York as are presently or may hereafter be imposed or assessed against the Port Authority (or American) in respect of the Concession Area for Retail Manager’s (and Retail Manager’s Subtenants’) use and

occupancy thereof. In the event that the City or the State of New York is now furnishing services with or without charge therefor, which are beneficial to Retail Manager and its Subtenants in their use and occupancy of the Premises, and shall hereafter impose charges or increase existing charges for such services, Retail Manager agrees to pay to the Port Authority (or reimburse to American) such of the charges or the increase in charges as may be imposed or assessed against the Port Authority (or American) in respect to the Concession Area or Retail Manger’s and its Subtenants’ use and occupancy thereof.

8.4.1.4 In the event the Port Authority shall provide extermination service for the enclosed areas of the Premises, Retail Manager agrees to utilize the same with respect to the Concession Area and to pay its pro rata share of the reasonable cost thereof upon demand. This paragraph does not impose any obligation on the Port Authority or American to furnish such service.

8.4.1.5 Neither American nor the Port Authority shall be obligated to perform or furnish any other services whatsoever in connection with the Premises or the Concession Area nor any services at any time while Retail Manager shall be in default under this Agreement after the period, if any, herein granted to cure such default shall have expired.

8.4.1.6 Neither American nor the Port Authority shall be under any obligation to supply services if and to the extent and during any period that the supplying of any such service or the use of any component necessary therefor shall be prohibited or rationed by any federal, state or municipal law, rule, regulation, requirement, order or direction and if American or the Port Authority deems it in the public interest to comply therewith, even though such law, rule, regulation, requirement, order or direction may not be mandatory on American or the Port Authority as a public agency.

8.4.1.7 No failure, delay or interruption in supplying agreed services (whether or not a separate charge is made therefor) shall be or be construed to be an eviction of Retail Manager or any Subtenant or grounds for any diminution or abatement of rental, or (unless resulting from the gross negligence or willful failure of the Port Authority or American) shall be grounds for any claim by Retail Manager for damages, consequential or otherwise.

8.4.2With respect to providing electrical services and consistent with Section 80 of the Lease, Retail Manager, as a collection agent for American, shall collect from all Subtenants that utilize portions of the Concession Area for food or beverage concessions, in the aggregate, as additional rent or otherwise, an amount equal to the actual cost to American of purchasing such electrical power, without mark up, and shall promptly pay such amounts to American. Except as set forth in the preceding sentence, Retail Manager may not charge its Subtenants for the utility services provided to it by American as additional rent. Food and beverage Subtenants shall be required to install separate check meters, at the food and beverage Subtenant’s sole cost and expense, to measure each food and beverage Subtenant’s actual consumption of electrical power for purposes of paying the costs of purchasing such electrical power.

8.4.3American shall not be liable for any interruption whatsoever in utility services not furnished by American, nor for interruptions in utility services furnished by American which are due to Force Majeure or which are necessary in connection with making any alterations, repairs or improvements. No such interruptions shall be construed as an eviction of Retail Manager or the Subtenants, nor entitle Retail Manager to any abatement of Rental, nor relieve Retail Manager or any Subtenant from fulfillment of any covenant or agreement set forth in this Agreement, except specifically provided below in this Section or as may be provided in an approved Sublease.

8.4.4For the purposes of Retail Manager to invoice and collect such electricity costs incurred by American for food and beverage Subtenants, American shall use its reasonable efforts to determine the portion of those costs which should be allocated to each Subtenant via separate check meters to measure consumption (as described above), which allocation shall be conclusive and binding for purposes of this Agreement. American shall provide Retail Manager with monthly statements that Retail Manager shall provide to the respective Subtenants reflecting such electricity charges. Retail Manager shall cause Subtenant(s) to pay the amount of each such statement simultaneously with their next installment of Subtenant Rental. At the request of American made from time to time, Retail Manager shall provide to American evidence of the Subtenants’ payment of all such electricity costs.

8.4.1Retail Manager hereby expressly waives, and will cause each Subtenant to waive any and all claims for damages arising or resulting from failure or interruptions of utility services furnished by American or the Port Authority hereunder, if any, including, without limitation, electricity, gas, water, plumbing, sewage, telephone communications, heating, ventilation, air conditioning, from the failure or interruption of any public or customer conveniences, in each case unless caused by American’s gross negligence or willful misconduct, without prejudice to the rights (x) Subtenants may have under an approved Sublease to seek a rent abatement if prevented from opening to the public for more than two (2) days by an interruption in utility services (in which case, the amounts which would have been payable by Subtenant to Retail Manager had it not been for such abatement shall be deemed paid for purposes of calculating the Minimum Guaranteed Rental Shortfall) or (y) of Retail Manager under Section 8.4.2.

8.5Refurbishments. For Subtenants whose occupancy will exceed five (5) years, whether under the original term of their Sublease or an extension, Retail Manager agrees that by no later than five (5) years after the date of beneficial occupancy of a Subtenant of its Subtenant Premises, it will cause Subtenants to spend and invest as a mid-term reinvestment (in each case with the manner and source of such expenditure and investment being subject to the same procedures applicable to Fixed Improvements [**] Refurbishments or other upgrade of the Fixed Improvements. Retail Manager shall obtain from Subtenants and provide to American such back-up data as American may reasonably request to confirm that such Refurbishment and upgrade has been made by the Subtenant(s).

8.6Reservation of Rights by American. American and the Port Authority shall have the right, without any obligation to do so, during the hours of operation of the Subtenants within the Concession Area and as often as either considers necessary or appropriate: (i) upon reasonable notice (provided no notice shall be required during any real or threatened emergency) to enter thereon to make repairs, alterations, or replacements to any property of American or the Port Authority, and (ii) in the event of an emergency, to take such action thereon as may be required for the protection of persons or property and, if Retail Manager or the Subtenants are otherwise obligated under this Agreement and/or Sublease to perform such work or take such action, the cost thereof shall be due and payable by Retail Manager or Retail Manager shall cause Subtenant to pay on demand along with an additional charge in an amount equal to 15% of the cost thereof.

8.6.1Retail Manager shall assure to American and the Port Authority emergency access to all enclosed areas of the Concession Area either by delivering keys to the Concession Area to American’s JFK Control Center Manager (or such other person designated by American) or by providing emergency telephone numbers by which the Concession Manager, Assistant Concession Manager(s) and/or a Subtenant’s store manager, as the case may be, can be reached on a 24-hour basis, seven (7) days a week.

8.6.2Without limiting the generality of the foregoing, American and the Port Authority, and their respective directors, officers, employees, agents, representatives, contractors, and furnishers of utilities and other services, shall have the right from time to time, at their own cost and expense, for their own benefit, for the benefit of Retail Manager, its Subtenant(s) or for the benefit of others at the Terminal and/or Airport (other than Retail Manager) (i) to construct and maintain existing and future utility and other systems, (ii) to enter upon the Concession Area at all reasonable times and upon reasonable notice (provided no notice shall be required during any real or threatened emergency) to inspect any part of the Concession Area, and to make such repairs, replacements or alterations thereto as may, in the opinion of American or the Port Authority, be deemed necessary or advisable, (iii) to construct or install over, in or under parts of the Concession Area otherwise not conveniently accessible, and (iv) for the Port Authority or American, to install, operate, maintain, recover and repair the property used in connection with their respective Reserved Uses; provided, in each case in the exercise of such rights of access, maintenance, repair, replacement, alteration or new construction, American shall not unreasonably interfere with the use and occupancy of the Concession Area by Retail Manager or the Subtenants pursuant to the provisions of this Agreement.

8.6.3In the event that any movable property of Retail Manager or the Subtenants shall obstruct the access of American or the Port Authority, its employees, agents or contractors to any of the existing or future utility, mechanical, electrical and other systems and thus shall interfere with the inspection, maintenance or repair of any such system, Retail Manager or the appropriate Subtenant shall move such property, as directed by American or the Port Authority, in order that access may be had to the system or part thereof for its inspection, maintenance or repair, and, if Retail Manager or the appropriate Subtenant shall fail to so move such property after direction from American or the Port Authority to do so, American or the Port Authority may move it and Retail Manager and the Subtenants shall pay the cost of such moving upon demand. In the case of Fixed Improvements or Refurbishments installed by or on behalf of Retail Manager or a Subtenant which were approved by American and the Port Authority, and thereafter are required to be moved for the reasons provided above, American, at its cost, may move the same and upon completion of the inspection, maintenance or repair, American will restore such permanent Fixed Improvements or Refurbishments and repair any damage caused by such removal and restoration to the same or better condition as existed immediately prior to such removal.

8.6.4At any time and from time to time during ordinary hours of operation of the Concession Area upon reasonable notice, American and the Port Authority, for and by its agents and employees, whether or not accompanied by occupiers or users of the Concession Area, shall have the right to enter on the Concession Area for the purpose of viewing all parts of the same and exhibiting it to third parties.

8.6.5No acceptance by American or the Port Authority of rentals, fees, charges or other payments in whole or in part for any period or periods after a default of any of the terms, covenants and conditions hereof to be performed, kept or observed by Retail Manager or the Subtenants shall be deemed a waiver of any right on the part of American to terminate this Agreement.

8.6.6Nothing in this Article 8 or elsewhere in this Agreement may be construed to impose upon American or the Port Authority any obligations to construct or maintain or to make repairs, replacements, alterations or additions in or to the Concession Area, or to create any liability for any failure so to do, with the sole exception of American’s obligations under Section 8.2. Retail Manager and the Subtenants are and shall be in exclusive control and possession of the Concession Area, and American and the Port Authority shall not be liable as result of the reservation of rights under this Section 8.6 or elsewhere in this Agreement or the exercise of any such reserved right for any injury or damage to any property or to any person happening on or about the Concession Area nor for any injury or damage to the Concession Area or any property of Retail Manager, the Subtenants or of any other invitee located in or thereon unless caused by the respective gross negligence or willful misconduct of American or the Port Authority (in which case American and the Port Authority shall be responsible only for the actual damages or injury caused by its own respective gross negligence or willful misconduct).

9.SUSTAINABILITY EFFORTS.

9.1Retail Manager Bound by American Sustainability Requirements. Retail Manager acknowledges that American is subject to extensive sustainability requirements under the Lease. Retail Manager and the Subtenants agree to comply at all times with and to be bound by such sustainability initiatives requirements, to the extent applicable to the Concession Area. Accordingly, Retail Manager shall use good faith efforts to achieve the goals for sustainability and implement and manage the sustainability initiatives set forth in Exhibit N attached hereto. At no cost to Retail Manager, American shall provide Retail Manager with space in the Terminal as shown on Exhibit P attached hereto, outside of the Concession Area for complying with sustainability requirements hereunder (e.g., for composting). Prior to construction of any Fixed Improvements and Refurbishments, Retail Manager shall deliver to American and the Port Authority for their review and approval a plan for compliance by Subtenants with the terms of this Article 9 and Exhibit N and shall execute such plan and comply with Article 9 and Exhibit N during the Term. American’s approval of such plan shall not be unreasonably withheld, conditioned or delayed. In addition to and without limiting the foregoing, Retail Manager shall also, at a minimum:

9.1.1Implement low-carbon solutions and ensure that the Terminal achieves the highest levels of environmental certification;

9.1.2Deliver sustainability mission-driven brands in the Concession Program;

9.1.3Boost voluntary Corporate Social Responsibility agreements among the Subtenants;

9.1.4Support sustainable store development;

9.1.5Cause every eligible Subtenant in the food and beverage space to become a Certified Green Restaurant®;

9.1.6Operate with the highest environmental standards;

9.1.7Promote responsible consumption in the Concession Program;

9.1.8Leverage technology, innovations and partnerships to reduce Retail Manager’s environmental footprint and foster sustainability;

9.1.9Ban Subtenants from using non-ecofriendly materials (e.g. Styrofoam) for disposable consumer packaging, and ensure they are replaced with certified biodegradable or high-recycled content materials;

9.1.10Ensure that cleaning and sanitation products are eco-friendly certified;

9.1.11Encourage Subtenants to use non-disposable items where possible according to health and safety standards, and to use 100% recycled paper for office/printing uses;

9.1.12Cause all solid waste in the Concession Area to be source-separated into the following categories: recyclable items (e.g. cardboard, clean paper, glass, metals, plastic), compostable items (e.g. organic food waste or food waste contaminated paper marked with “7” as applicable) and nonrecyclable/non-compostable refuses;

9.1.13Cause Subtenants to provide designated receptacles and an area for waste collection;

9.1.14Continually evaluate sustainability performance by monitoring landfill and recycled content trends, and requesting tonnage reports from Retail Manager’s waste hauler to drive efficiencies over time;

9.1.15Require Subtenants to establish a plan for surplus food donation to be phased in over term of their Sublease, with at least the following percentage of all pre-packaged surplus food donated: (a) in the first year following the Effective Date, 60%; (b) in the second year following the Effective Date, 90%; and (c) at all times thereafter, 100%;

9.1.16Encourage donations for all surplus food that is not pre-packaged, to the greatest extent allowable by food safety regulations;

9.1.17Encourage each Subtenant to have a minimum level of LEED credits;

9.1.18Compost waste from the Terminal; and

9.1.19Audit all Subtenants at least twice annually for compliance with the sustainability requirements set forth in this Agreement, and deliver the information resulting from such audit to American and the Port Authority.

9.2Sustainability Goals. Retail Manager specifically acknowledges and agrees that the initiatives set forth in Exhibit N may be revised or updated from time to time by the Port Authority and that, accordingly, American and/or the Port Authority may from time to time, by notice to Retail Manager, provide to Retail Manager a revised or updated form of such Exhibit N to replace the Exhibit N currently attached to and forming a part of this Agreement. Such replacement Exhibit N shall, from the effective date of such notice, be deemed to constitute an integral part of this Agreement. To the extent Retail Manager assumes any Existing Tenant Sublease which does not conform with the requirements of this Article 9, then any such Existing Tenant Sublease is hereby required to be modified to conform with such requirements and shall be required to be modified to conform to any future revision and/or update within sixty (60) days from the Commencement Date.

9.3Documentation. In meeting the sustainability initiatives described in this Article 9, Retail Manager shall submit to American and the Port Authority for their review and approval a sustainability plan, including the specific sustainability steps to be taken by Retail Manager to meet its aforesaid commitment, within sixty (60) days from the Commencement Date. Retail Manager shall incorporate in its said sustainability plan such revisions and changes which American or the Port Authority initially or from time to time may reasonably require. Throughout the Term, Retail Manager shall document its efforts to ensure sustainability initiative compliance, shall keep American and the Port Authority fully advised of its progress in implementing such plan and shall supply to American and the Port Authority such information, data and documentation with respect thereto as either American or the Port Authority may from time to time and at any time request, including but not limited to annual reports.

9.4Non-Compliance. Retail Manager’s noncompliance with the provisions of this Article 9 shall constitute a material breach of this Agreement. However, if Retail Manager’s non-compliance is a consequence of one or more Subtenants’ acts or omissions, Sections 14.1.1(m) and (n) will apply. In the event of the breach by Retail Manager of any of the above sustainability provisions, the Port Authority and American may take appropriate action to enforce compliance; or in the event such noncompliance shall continue for a period of twenty (20) days after receipt of written notice from the Port Authority, the Port

Authority shall have the right to terminate the Operator Permit and the letting hereunder with the same force and effect as a termination by the Port Authority pursuant to the terms of the Lease, or may pursue such other remedies as may be provided by law; and as to any or all the foregoing, the Port Authority may take such action as the United States may direct.

10.RESERVED USES.

10.1Reservations by the Port Authority and American. Retail Manager acknowledges that under the Lease the Port Authority has reserved exclusively to itself and its designees, and American hereby reserves, exclusively to itself and its designees, the right in the Concession Area, (except within any Subtenant Premises), to implement, conduct, control and receive any rents, fees or profits with respect to any of the Reserved Uses, as applicable.

10.2Reserved Uses Generally. Retail Manager shall permit the Port Authority and American (and any party specifically authorized by the Port Authority or American, as applicable) to engage in the Reserved Uses at the Concession Area outside of Subtenant Premises and to install, operate, maintain and repair the property used in connection therewith (with access rights as established in Section 8.6.2 for American, and as established in the Lease for the Port Authority), in such locations as Retail Manager and American may reasonably agree, for American Reserved Uses, and, for Port Authority Reserved Uses, where determined by the Port Authority, provided that to the extent American has advance knowledge of the Port Authority’s Reserved Uses, American will consult with Retail Manager and cooperate in raising any issues or alternative recommendations of Retail Manager regarding such locations with the Port Authority. American, at its expense, shall provide the necessary wires and conduits for the supply of electricity and telephone and other communications interconnections for the American Reserved Uses. Retail Manager has no responsibilities, duties, obligations and/or liabilities other than as are specifically described in this Agreement (e.g., to permit repair access) with respect to the Reserved Uses.

10.3Reserved Uses Incidental to Concessions Operations. If Retail Manager identifies a prospective foreign currency exchange service Subtenant that also offers insurance and/or travel services (both being American Reserved Uses) incidental to such foreign currency exchange service, American will not unreasonably decline to waive its Reserved Uses for this purpose, provided that the Subtenant and American can agree to a reasonable compensation arrangement and that the American Reserved Uses the Subtenant offers can be separately accounted for so that American and the Port Authority retain their separate rights to this revenue.

11.AFFIRMATIVE ACTION AND NONDISCRIMINATION.

11.1Retail Manager Bound by American Requirements. Retail Manager acknowledges that American is subject to extensive affirmative action requirements of the Port Authority under the Lease. Retail Manager and the Subtenants agree to comply at all times with and to be bound by such affirmative action requirements of the Port Authority. Prior to construction of any Fixed Improvements and Refurbishments, Retail Manager shall deliver to American and the Port Authority for their review and approval a plan for compliance by Subtenants with the terms of this Article 11 and Exhibit J and shall execute such plan and comply with Article 11 and Exhibit J during the Term. American’s approval of such plan shall not be unreasonably withheld, conditioned or delayed.

11.2Non-Discrimination.

11.2.1Agreement Covenants:

11.2.1.1Without limiting the generality of any of the provisions of this Agreement, Retail Manager, for itself, its successors in interest, and assigns, as a part of the consideration hereof, does hereby covenant and agree as a covenant running with the land that (i) no person on the grounds of race, creed or religion, color, sex or national origin, handicap or disability, or age shall be excluded from participation in, denied the benefits of, or be otherwise subjected to discrimination in the use of the Concession Area by it, or in the exercise of a privilege under the Operator Permit, (ii) in the construction by or on behalf of Retail Manager or any Subtenants of any improvements on, over, or under the Concession Area and furnishing of services thereon by Retail Manager or any Subtenant, no person on the ground of race, creed or religion, color, sex or national origin, handicap or disability, or age shall be excluded from participation, denied the benefits of, or otherwise be subject to discrimination, and (iii) Retail Manager and the Subtenants shall use the Concession Area in compliance with all other requirements imposed by or pursuant to Title 49, Code of Federal Regulations, Department of Transportation, Subtitle A, Office of the Secretary, Part 21, Non-discrimination in Federally-assisted programs of the Department of Transportation-Effectuation of Title VI of the Civil Rights Act of 1964, and as said regulations may be amended, and any other Applicable Laws or Applicable Standards, which from time to time may be applicable to Retail Manager’s and/or Subtenant’s operations at the Concession Area, whether by reason of agreement between the Port Authority and the United States Government or otherwise.

11.2.1.2Without limiting the generality of any of the provisions of this Agreement, Retail Manager, for itself, its successors in interest, and assigns, as a part of the consideration hereof, does hereby covenant and agree as a covenant running with the land that Retail Manager and each Subtenant shall use the Concession Area in compliance with all other requirements imposed by or pursuant to all nondiscrimination requirements set forth in Title VI Pertinent Nondiscrimination Acts and Authorities, as further described in Exhibit M (“FAA Nondiscrimination Requirements”).

11.2.2Other Agreements:

11.2.2.1Retail Manager shall include the substantive provisions of Section 11.2.1 in every Sublease, agreement or concession it may make pursuant to which any Person or Persons, other than Retail Manager, operates any facility at the Concession Area providing services to the public at the time such Sublease, agreement or concession is entered into or materially modified to the extent such Sublease, agreement or concession is subject to acts and regulations prohibiting nondiscrimination in federally-assisted programs of the United States Department of Transportation, and shall also include therein a provision granting the Port Authority a right to take such action as the United States may direct to enforce such covenant. Further, Retail Manager shall include the provisions of Exhibit M (FAA Nondiscrimination Requirements) in every Sublease, agreement or concession it may make pursuant to which any Person or Persons, other than Retail Manager, operates any facility at the Concession Area providing services to the public at the time such Sublease, agreement or concession is entered into or materially modified.

11.2.2.2In addition to and without limiting any terms and provisions of this Agreement, Retail Manager shall, and shall include the following provisions in every Sublease, contract or purchase order with respect to the Concession Area (or any portion thereof), in such a manner that such provisions will be binding upon each Subtenant, contractor or vendor as to its work in connection with the applicable Sublease, contract or purchase order.

(a)Retail Manager, the Subtenant, contractor or vendor shall agree to comply with all applicable federal, state and local laws, ordinances, rules, regulations, and orders that pertain to equal employment opportunity, affirmative action, and non-discrimination in employment.

(b)At the request of either the Port Authority or American, Retail Manager, the Subtenant, contractor or vendor shall request such employment agency, labor union or authorized representative of workers with which it has a collective bargaining or other agreement or understanding and which is involved in the performance of the Sublease, contract or purchase order with Retail Manager to furnish a written statement that such employment agency, labor union or representative shall not discriminate because of race, color, national origin, creed/religion, sex, age or handicap/disability, and that such union or representative will cooperate in the implementation of the Subtenant’s, contractor’s or vendor’s obligations hereunder; and

(c)Retail Manager, the Subtenant, contractor or vendor will state, in all solicitations or advertisements for employees placed by or on behalf of the Subtenant, contractor or vendor in the performance of the Sublease, contract or purchase order, that all qualified applicants will be afforded equal employment opportunity without discrimination because of race, color, national origin, creed/religion, sex, age or handicap/disability.

11.2.3Non-Compliance. Retail Manager’s noncompliance with the provisions of this Section 11.2 shall constitute a material breach of this Agreement, subject to applicable notice and cure periods. However, if Retail Manager’s non-compliance is a consequence of one or more Subtenants’ acts or omissions, Sections 14.1.1(m) and (n) will apply. In the event of the breach by Retail Manager of any of the above nondiscrimination provisions the Port Authority and American may take appropriate action to enforce compliance; or in the event such noncompliance shall continue for a period of twenty (20) days after receipt of written notice from the Port Authority the Port Authority shall have the right to terminate the Operator Permit and the letting hereunder with the same force and effect as a termination by the Port Authority pursuant to the terms hereof and the terms of the Lease, or may pursue such other remedies as may be provided by law; and as to any or all the foregoing, the Port Authority may take such action as the United States may direct.

11.2.4Indemnification. Retail Manager shall indemnify and hold harmless the American Indemnitees and the Port Authority from any third-party Claims resulting from Retail Manager’s or any Subtenant’s, contractor’s or vendor’s non-compliance with any of the provisions of this Section 11.2 and Retail Manager shall pay or reimburse the American Indemnitees for any loss or expense incurred by reason of such non-compliance. The foregoing does not limit the obligation of Retail Manager to include clauses in the Subleases under which Subtenants fully indemnify the American Indemnitees and the Port Authority directly for such liability; provided, however, that Retail Manager’s obligation to indemnify American Indemnitees and the Port Authority pursuant to this Section 11.2.4 shall apply if the Subtenant fails to provide such indemnification (pursuant to its Sublease terms) to American within ten (10) days after American notifies Retail Manager of such noncompliance and demands indemnification with respect thereto (provided that American’s failure to notify Retail Manager of such noncompliance shall not excuse Retail Manager’s indemnification obligations hereunder).

11.2.5Compliance with Laws. The Retail Manager specifically agrees, as part of its obligation to comply with all Applicable Laws and Applicable Standards during the Term, that it shall comply with 49 C.F.R. Part 26 and 49 C.F.R. Part 23, as the same may be amended from time to time. In addition, the Port Authority may from time to time, by written notice to American and Retail Manager, provide to American and Retail Manager specific provisions that the Port Authority determines may be required by 49 C.F.R. Part 26 and/or 49 C.F.R. Part 23, to be attached to and form a part of this Agreement. Such specific provisions, from the effective date of such notice, shall be deemed to constitute an integral part of this Agreement. Further, Retail Manager agrees to observe and obey (including by passing such obligations to Subtenants; provided that this will in no way relieve Retail Manager of its obligations hereunder) the Applicable Standards applicable to the Premises and/or the Airport, the operations of Retail Manager on the Premises or at the Airport in connection with this Agreement, and/or the occupancy or use of the Premises, as may from time to time during the Term hereof as promulgated by the Port Authority in the public interest or for reasons of security, safety, health, sanitation, Good Order Requirements, preservation of property, maintenance of a good and orderly appearance of the Airport, quality passenger experience and the economic and/or the safe and efficient operation of the Airport.

11.2.6No Additional Rights. Nothing contained in this Section 11.2 shall grant or shall be deemed to grant to Retail Manager the right to transfer or assign this Agreement, to make any agreement or concession of the type mentioned in Section 11.2.2, or any right to perform any construction on the Premises.

11.2.7In addition to and without limiting the foregoing, Retail Manager shall also:

11.2.7.1Within sixty (60) days following the Effective Date, create an online retail hub that provides information for anyone interested in learning about how to get involved in the Concession Program, from employees to entrepreneurs and contractors, such website shall provide project information, enable businesses to register for Retail Manager’s Diverse Supplier Database, and allow jobseekers to search for new opportunities. Users will also be able to register to join Retail Manager’s email list to stay apprised of all the latest news and opportunities.

11.2.7.2By leveraging popular social media channels, such as LinkedIn and Retail Manager’s broad partner network, Retail Manager shall amplify messages and promote opportunities via social sharing.

11.2.7.3Within sixty (60) days following the Effective Date, Retail Manager shall, in consultation with American and the Port Authority, create an event to broadly target prospective tenants and operators, with specific focus on Queens-based restaurateurs interested in participating in the Food Hall.

11.2.7.4Within ninety (90) days following the Effective Date, Retail Manager shall, in conjunction with Project Destined and York College, launch Retail Manager’s T8 Fellowship Program to provide education, training, and mentorship for Queens students (including with respect to the airport business) and build a pipeline of talent for long-term opportunities in management roles.

11.2.7.5Regularly issue engaging and dynamic email communications with the latest opportunities to a broad audience of hyperlocal, regional, industry, and global contacts, segmented by interest type (e.g. job opportunities, contracting, leasing, etc.) to ensure relevant and impactful communications with clear calls to action.

11.2.7.6Advertise and promote opportunities in local publications like The Queens Chronicle, Jamaica Times, Airport Voice, Queens Latino, Harlem News, and Black Long Island, as well as industry publications and organizations like the Airport Minority Advisory Council.

11.2.7.7Offer virtual events (which may include virtual “office hours” to answer questions) and in-person events, in each case on key topics such as contracting, airport operations and how to become ACDBE certified, to build capacity through education, facilitate networking opportunities, and promote opportunities. Such virtual and in-person events will occur in accordance with a mutually agreed upon schedule between Retail Manager and American as the parties work through the Development Plan.

11.2.7.8Host educational series, networking events and job fairs to attract local candidates for new opportunities in the expanded program, all timed around key development milestones and leasing activity.

11.2.7.9Continue to build on partnerships with local stakeholder organizations to promote current opportunities, and upcoming cross-promotion opportunities via their respective websites, social media channels, and email marketing.

11.2.7.10Promote ACDBE and LBE retailers in the Terminal through virtual storefronts and other digital showcasing of such retailers.

11.2.7.11Provide the outreach, resources and events related to ACDBE as detailed in Retail Manager’s Proposal.

11.3	Affirmative Action.

11.3.1Non-Discrimination. Retail Manager shall, with respect to its own activities, and shall cause Subtenants, for their respective operations to, not discriminate against employees or applicants for employment, including in recruitment, employment, job assignment, promotion, upgrading, demotion, transfer, layoff, termination, rates of pay or other forms of compensation, and selections for training or retraining, including apprenticeship and on-the-job training, because of race, creed or religion, color, sex, national origin, handicap or disability, or age.

11.3.2Implementation. In addition to and without limiting any other term or provision of this Agreement, including, without limitation, Section 11.2.1.1, and Exhibits J, K and L, it is hereby agreed that Retail Manager shall, and shall cause each Subtenant, contractor or vendor to, in connection with the Concession Area (or any portion thereof), commit itself throughout the Term to and use good faith efforts to implement an extensive program of affirmative action, including specific affirmative action steps to be taken by Retail Manager, to ensure maximum opportunities for employment and contracting by disadvantaged individuals and businesses, minorities and women. Such good faith efforts may be evidenced by, among other efforts, the establishment of programs addressing recruitment, employment, job assignment, promotion, upgrading, demotion, transfer, layoff, termination, rates of pay or other forms of compensation, and selections for training or retraining, including apprenticeship and on-the-job training. In meeting such commitment, Retail Manager agrees to submit to American and the Port Authority for its review and approval Retail Manager’s extensive affirmative action program. Retail Manager shall incorporate in its affirmative action program such revisions and changes which American and the Port Authority initially or from time to time may require. Throughout the Term, Retail Manager shall document its efforts in implementing such program, shall keep American and the Port Authority fully advised of Retail Manager’s progress in implementing such affirmative action program and shall supply to American and the Port Authority such information, data and documentation with respect thereto as American and the Port Authority may from time to time and at any time request, including but not limited to annual reports.

11.3.3Non-Compliance. Retail Manager’s noncompliance with the provisions of this Section 11.3 shall constitute a material breach of this Agreement, subject to applicable notice and cure periods. However, if Retail Manager’s non-compliance is a consequence of one or more Subtenants’ acts or omissions, Sections 14.1.1(m) and (n) will apply. In the event of the breach by Retail Manager of any of the above nondiscrimination provisions the Port Authority and/or American may take appropriate action to enforce compliance; or in the event such noncompliance shall continue for a period of twenty (20) days after receipt of written notice from the Port Authority, the Port Authority shall have the right to terminate the Operator Permit and the letting hereunder with the same force and effect as a termination by the Port Authority pursuant to the terms hereof and the terms of the Lease, or may pursue such other remedies as may be provided by law; and as to any or all the foregoing, the Port Authority may take such action as the United States may direct.

11.3.4Other Governmental Requirements. In the implementation of this Section 11.3, American and the Port Authority may consider compliance by Retail Manager and any Subtenant with the provisions of any federal, state or local law concerning affirmative action equal employment opportunity which are at least equal to the requirements of this Section 11.3, as effectuating the provisions of this Section 11.3. If the Port Authority determines that by virtue of such compliance with the provisions of any such federal, state or local law that the provisions hereof duplicate or conflict with such law the Port Authority and American may waive the applicability of the provisions of this Section 11.3 to the extent that such duplication or conflict exists.

11.4Retail Manager’s Ongoing Minority-Owned Business Enterprises Women-Owned Business Enterprises Commitment and Local Business Enterprises Commitment.

11.4.1Disadvantaged, Minority Business Enterprises and Women-Owned Business Enterprises Commitment.

11.4.1.1In addition to, and without limiting, any other term or provision of this Agreement, it is hereby agreed that Retail Manager, in connection with its continuing management, maintenance and repair of the Concession Area, or any portion thereof, in connection with the construction by or on behalf of Retail Manager or any Subtenants of any improvements on, over, or under the Concession Area and in connection with every award or agreement for concessions or consumer services at the Concession Area (including Subleases), shall throughout the Tenn commit itself to and use good faith efforts (as described in Exhibit J hereto) to implement an extensive program to ensure maximum opportunities for MBEs and WBEs in accordance with Exhibit J.

11.4.1.2Retail Manager specifically acknowledges and agrees that the requirements set forth in Exhibit J may be revised or updated from time to time by the Port Authority and that, accordingly, American and/or the Port Authority may from time to time, by notice to Retail Manager, provide to Retail Manager a revised or updated form of such Exhibit J to replace the Exhibit J currently attached to and forming a part of this Agreement. Such replacement Exhibit J shall, from the effective date of such notice, be deemed to constitute an integral part of this Agreement. To the extent Retail Manager assumes any Existing Tenant Sublease which does not conform with the requirements of this Section 11.4.1, then any such Existing Tenant Sublease is hereby required to be modified to conform with such requirements and shall be required to be modified to conform to any future revision and/or update within sixty (60) days from the Commencement Date.

11.4.1.3[**]

11.4.2Local Business Enterprises Commitment.

11.4.2.1In addition to, and without limiting any other term or provision of this Agreement, it is hereby agreed that Retail Manager, in connection with its continuing management, maintenance and repair of the Concession Area, or any portion thereof, and in connection with every award or agreement for concessions or consumer services at the Concession Area (including Subleases), shall throughout the Term commit itself to and use good faith efforts to develop concession space for LBEs and to otherwise use good faith efforts (as described in Exhibit K hereto) to implement an extensive program to ensure maximum opportunities for LBEs in accordance with Exhibit K. In addition to the foregoing, Retail Manager shall (a) [**]

11.4.2.2Retail Manager specifically acknowledges and agrees that the requirements set forth in Exhibit K may be revised or updated from time to time by the Port Authority and that, accordingly, American and/or the Port Authority may from time to time, by notice to Retail Manager, provide to Retail Manager a revised or updated form of such Exhibit K to replace the Exhibit K currently attached to and forming a part of this Agreement. Such replacement Exhibit K shall, from the effective date of such notice, be deemed to constitute an integral part of this Agreement. To the extent Retail Manager assumes any Existing Tenant sublease which does not conform with the requirements of this Section 11.4.2, then any such Existing Tenant sublease is hereby required to be modified to conform with such requirements within sixty (60) days from the Commencement Date and shall be required to be modified to conform to any future revision and/or update.

11.4.3Documentation. In meeting Retail Manager’s commitment to ensure maximum opportunities for MBE’s and WBE’s in accordance with the provisions of Section 11.4.1 and to ensure maximum opportunities for LBE’s in accordance with the provision of Section 11.4.2, Retail Manager shall submit to American and the Port Authority for its review and approval its affirmative action program, including the specific affirmative action steps to be taken by Retail Manager to meet its aforesaid commitment, within sixty (60) days from the Commencement Date. Retail Manager shall incorporate in its said affirmative action program such revisions and changes which American and the Port Authority initially or from time to time may reasonably require. Throughout the Term, Retail Manager shall document its efforts in programs to ensure maximum opportunities for MBEs and WBEs and to maximize the use of LBEs in accordance with this Section 11.4, shall keep American and the Port Authority fully advised of is progress in implementing the such programs and shall supply to American and the Port Authority such information, data and documentation with respect thereto as either American or the Port Authority may from time to time and at any time request, including but not limited to annual reports.

11.4.4	Non-Compliance.

11.4.4.1Retail Manager’s non-compliance with the provisions of this Section 11.4 shall constitute a material breach of this Agreement, subject to applicable notice and cure periods. However, if Retail Manager’s non-compliance is a consequence of one or more Subtenants’ acts or omissions, Sections 14.1.1(m) and (n) will apply. In the event of the breach by Retail Manager of any of the above provisions, American or the Port Authority may take any appropriate action to enforce compliance, and in the event such non-compliance shall continue for a period of twenty (20) days after receipt of written notice from American or the Port Authority, American or the Port Authority, as applicable, shall have the right to terminate this Agreement and/or Operator Permit with the same force and effect as a termination for default by Retail Manager in the performance or observance of any other term or provision of this Agreement and/or Operator Permit, or may pursue such other remedies as may be provided by law.

11.4.4.2Without limiting the provisions of Section 11.4.3 above and in addition thereto, in the event of the breach by Retail Manager of any of the provisions of Section 11.4.1.1, the Port Authority may, in its discretion, take any of the actions identified in Part II of Exhibit J.

11.4.5Compliance Standards. Nothing herein provided may be construed as a limitation upon the application of any laws, which establish different standards of compliance or upon the application of legal requirements for the hiring of local or other area residents.

11.4.6Grants for Concessions. Nothing in this Section shall grant or be deemed to grant to Retail Manager the right to make any agreement or award for concessions or consumer services at the Airport.

11.5	Airport Concession Disadvantaged Business Enterprise.

11.5.1This Agreement shall be subject to the requirements of the United States Department of Transportation’s regulations, 49 C.F.R. Part 23. Retail Manager agrees that it will not discriminate against any business owner because of the owner’s race, color, national origin or sex in connection with the award or performance of any concession agreement or any management contract, or subcontract, purchase or lease agreement or other agreement covered by 49 C.F.R. Part 23. Retail Manager agrees to include the above statements in any concession agreement or contract covered by 49 C.F.R. Part 23 that it enters into (including any supplements, amendments or renewals to any Existing Tenant agreement or contracts covered by 49 C.F.R. Part 23 that it enters) and cause those businesses to similarly include the statements in further agreements. Further, Retail Manager agrees to take all necessary and reasonable steps to comply with the terms and provisions of Exhibit L (Airport Concession Disadvantaged Business Enterprise (ACDBE) Participation), attached hereto and hereto made a part hereof (the “Airport Concession Disadvantaged Business Enterprise” or “ACDBE Program”). Without limiting the foregoing, Retail Manager shall not, without the prior written consent of American and the Port Authority:

(a)terminate a concession sublease with a Subtenant if such Subtenant is an Airport Concession Disadvantaged Business Enterprise, as defined in 49 C.F.R. Part 23 (an “ACDBE”), or terminate any contract or agreement for the sale of goods or services by an ACDBE to which the Subtenant is a party;

(b)refuse to extend or renew a sublease with an ACDBE Subtenant if such sublease contains an express right of extension or renewal and the conditions thereto have been satisfied by the ACDBE Subtenant; or

(c)enter into a sublease with a non-ACDBE Subtenant for service or space which had been performed or occupied by an ACDBE Subtenant;

provided, that American agrees that its consent to any of the foregoing shall not be withheld if the applicable action of Retail Manager is (1) based on a non-discriminatory determination by the Subtenant under the applicable facts, or (2) is otherwise consistent with the requirements of 49 C.F.R. Part 23.

11.5.2As part of its compliance with the requirements of the ACDBE Program, Retail Manager shall commit itself to and use good faith efforts to include meaningful participation by ACDBE certified businesses. Specific examples of such efforts shall be integrated into all applicable activities undertaken by Retail Manager or any of its Subtenants and may include, but not be limited to, the following:

(a)Subdividing work, services or Terminal space to be subcontracted into smaller portions where feasible to provide more opportunities for certified ACDBEs;

(b)Encouraging the formation of joint ventures, partnerships or similar arrangements to increase the likelihood of achieving program participation goals;

(c)Providing sufficient documents, drawings and specifications for prospective opportunities to ACDBEs in sufficient time for their review;

(d)Regularly attending and participating in ACDBE workshops, educational programming and pre-bid meetings scheduled by the Port Authority;

(e)Organizing ACDBE workshops, educational programs and pre-bid meetings to which the Port Authority is invited to attend;

(f)Actively soliciting bids from ACDBEs, including circulation of solicitations to MBEs and WBEs;

(g)Maintaining records detailing efforts to provide for meaningful participation in the Program, including names and addresses of all ACDBEs contacted, and if the ACDBE is not selected, the reason for that decision;

(h)Advertising in general circulation media, trade association publications and minority-focused media for a reasonable period before commencement of a contract;

(i)Utilizing the Port Authority’s directory of certified ACDBEs (available online at http://www.panynj.gov/supplierdiversity) or proposing for certification other ACDBEs that meet the criteria for certification and are capable of providing the services required;

(j)Soliciting proposals from and actively considering local ACDBEs who are qualified;

(k)Soliciting specific recommendations on methods for enhancing ACDBE participation from Port Authority staff responsible for supplier diversity;

(1)Attending participation goal progress meetings scheduled by the Port Authority to discuss good faith efforts to include meaningful participation by ACDBEs, as well as any issues regarding ACDBE providers;

(m)Utilizing services of available minority and women’s community organizations, contractors’ groups, local, state and federal business assistance and development offices, and other organizations that assist ACDBEs;

(n)Where appropriate, not requiring bonds from ACDBEs, or providing bonds and insurance for ACDBEs;

(o)Nominating ACDBEs for participation in business assistance programs sponsored by the Port Authority or the Regional Alliance for Small Contractors; and

(p)Developing and holding targeted outreach events to increase ACDBE participation for specific work or services.

11.5.3Documentation. In meeting Retail Manager’s commitment to comply with the ACDBE Program as set forth in Sections 11.5.1 and 11.5.2 above, Retail Manager shall submit to American and the Port Authority for its review and approval its ACDBE outreach efforts, including the specific affirmative action steps to be taken by Retail Manager to meet its aforesaid commitment and which outreach efforts shall, without limitation, include those outreach efforts described in Exhibit L, within sixty (60) days from the Commencement Date. Retail Manager shall incorporate in its said ACDBE Program such revisions and changes which American and the Port Authority initially or from time to time may reasonably require. Throughout the Term, Retail Manager shall document its efforts to ensure compliance with the ACDBE Program and the provision of Sections 11.5.1 and 11.5.2 above, shall keep American and the Port Authority fully advised of is progress in implementing such outreach efforts and shall supply to American and the Port Authority such information, data and documentation with respect thereto as either American or the Port Authority may from time to time and at any time request, including but not limited to annual reports.

11.5.4	[**]

12.	BOOKS, RECORDS AND REPORTING.

12.1General Requirements. Retail Manager shall maintain, or cause to be maintained (including, without limitation, requiring each Subtenant to maintain), for a period of five (5) years from the date of each sale hereunder, or, in the event of a claim by American or the Port Authority, until such claim for payments hereunder shall have been fully resolved, fixed and paid, separate and accurate daily records of Gross Receipts as herein defined, and in accordance with GAAP, showing in detail all business done or transacted in, on, about or from or pertaining to the Concession Area, as well as activity concerning the funding and use of the Common Area. Maintenance Fee and Joint Marketing Fund. Retail Manager shall also maintain, or cause to be maintained by Subtenants, separate and accurate records of construction on Fixed Improvements and Refurbishments in the Concession Area in accordance with GAAP. Retail Manager shall enter, or cause Subtenants to enter, all receipts arising from such business in regular books of account, and all entries in any such records or books shall be made at or about the time the transactions respectively occur. In addition, Retail Manager shall prepare monthly and annual reports of Gross Receipts derived from operations under this Agreement and occupancy costs (in all cases on a Subtenant by Subtenant basis), using a form and method as directed by American and the Port Authority, which reports shall be simultaneously delivered to American and the Port Authority. Such forms and methods shall be employed by Retail Manager throughout the Term.

12.1.1Upon American’s or the Port Authority’s written request, Retail Manager shall make available promptly to American and the Port Authority, any and all books, records and accounts pertaining to its business activities under this Agreement (which would not include records relating to the compensation and benefits of Retail Manager’s personnel involved in the Concession Program, and related general corporate overhead of Retail Manager and “on-site” operating expenses not passed through to or collected from Subtenants) and conduct an audit of such books, records and accounts. Should such books and records not be made available in either the Port of New York District or the greater New York City metropolitan area within no more than fifteen (15) days of being requested, Retail Manager shall reimburse American and/or the Port Authority for reasonable travel (save when American’s representatives can travel on American’s flights), lodging and meal expenses to examine same at Retail Manager’s office. The intent and purpose of the provisions of this Section 12.1 is that Retail Manager shall keep and maintain records, including consolidated Subtenants reports, that will enable American, or the Port Authority, to clearly and accurately ascertain, determine and audit, if so desired by American or the Port Authority, the amount of Gross Receipts attributable to the Concession Area by concession type, and by the allocation of Gross Receipts among the various products or services sold if relevant to the determination of Subtenant Rental. The form and method of Retail Manager’s reporting of Gross Receipts shall be adequate to provide a control and test check of all revenues derived under this Agreement.

12.1.2Should any examination, inspection, and audit of Retail Manager’s books and records by American or the Port Authority disclose any underpayment by Retail Manager in excess of 2% of the total annual Rental due, Retail Manager shall pay American the amount of such underpayment plus Late Interest within no more than thirty (30) days after such disclosure with respect to American’s Allocated Share. Any late payment interest payable on the Port Authority’s Allocated Share would be determined in accordance with the Operator Permit. If the discrepancy is a result of Retail Manager’s gross negligence, intentional acts, or fraud, Retail Manager shall also (i) reimburse American for all reasonable and actual costs incurred in the conduct of such examination, inspection, and audit (including without limitation, reasonable attorneys’ fees and litigation expenses), and (ii) pay an additional charge equal to 15% of the underpayment.

12.1.3Retail Manager shall provide or cause to be provided the reports listed below to the Port Authority and American. Without prejudice to the remedy provided in Section 12.1.5 and Retail Manager’s general obligations under this Agreement to monitor and audit the reporting of Subtenants and enforce the Subleases, American acknowledges that in obtaining or providing the reports described below Retail Manager is relying on accurate and complete reporting from Subtenants, and therefore makes no representation or warranty that end-product reports will be fully accurate and complete.

12.1.3.1As soon as practicable after the end of each calendar month, but in no event later than the tenth (10th) Business Day of the following calendar month, American shall notify Retail Manager as to the number of Enplaned Passengers at the Terminal during such month. As soon as practicable after the end of each calendar month, but in no event later than the twentieth (20th) day of the following calendar month, Retail Manager shall deliver to American a separate statement (the “Monthly Rental Statement”) for the Concession Area setting forth (i) a written report detailing the Gross Receipts achieved (for the completed month) on a Subtenant-by-Subtenant and concession category-by-concession category basis for the Terminal, that shall include (A) the Gross Receipts for each Subtenant, (B) Gross Receipts per location, (C) Gross Receipts per enplaned passenger, (D) Gross Receipts per square foot of concession space, (E) Gross

Receipts per concession category, (F) total Gross Receipts, (G) effective Subtenant Rental on a daily and monthly basis for each Subtenant and any other charges, paid or payable to Retail Manager by each Subtenant, delineating separately each such category of charge and amount of arrearage (including breakdown of type of arrearage) for each Subtenant, for the Terminal, (ii) Subtenant Rental amounts payable by each Subtenant to Retail Manager, together which how much of such amounts is due from Retail Manager to American and Port Authority, (iii) for each Subtenant (by unit number), the following information: minimum Subtenant Rental, percentage rent, Common Area Maintenance Fee, storage fees and the Joint Marketing Fund Fee, in each case, for the current reporting month, prior months, and year-to-date subtotals, (iv) ACDBE participation, (v) a MBE/WBE monthly utilization report, (vi) uncollected Subtenant Rental payable by Subtenants that is past due for over thirty (30) days, (vii) arrearages broken down by Subtenant and for the Terminal as a whole, both for the applicable month and cumulatively up to that point in the year, (viii) such other financial and management reports as are usual and customary in sophisticated airport concession management programs, as may be required by American or the Port Authority from time to time, and (ix) any other reports and analyses as may be requested by American or the Port Authority (provided that such additional reports and analyses do not require Retail Manager to incur material additional costs). Retail Manager’s development team shall provide monthly updates to American regarding capital investment status during the Development Period. Each Monthly Rental Statement shall be accompanied by a statement, certified by an authorized officer or equivalent representative of each Subtenant (commencing on the month subsequent to the commencement date under its Sublease), of Gross Receipts arising out of operations of the Subtenant for the preceding month. Upon request from American, Retail Manager shall provide supporting documentation for the Gross Receipts arising out of the operations of a given Subtenant, as reasonably required by American or the Port Authority. If the Monthly Rental Statement shows that the Subtenant Rental collected by Retail Manager and paid to the Port Authority and American for such calendar month is less than the Rental actually payable to American and the Port Authority, then Retail Manager shall pay to American and the Port Authority, together with the delivery of such Monthly Rental Statement, the amount of such deficiency, and if the Subtenant Rental collected by Retail Manager and paid to the Port Authority and American for such calendar month is greater than the Rental actually payable to American and the Port Authority, then the overpayment shall be credited to the next month’s Rental payment.

12.1.3.2On or before January 25 of each year Retail Manager shall provide to American and the Port Authority a preliminary statement of Gross Receipts arising out of the operation of the Concession Program for the prior calendar year. The preliminary statement of Gross Receipts shall set forth, at a minimum, a month by month listing of (i) all the Gross Receipts of each Subtenant and any other concessionaires managed by Retail Manager, including a breakdown of food and beverage versus non-food and beverage concessions, (ii) the Port Authority’s Allocated Share and American’s Allocated Share of Subtenant Rental based on those Gross Receipts, and (iii) the Management Fee.

12.1.3.3On or before April 15 of each year Retail Manager shall cause an annual statement of Gross Receipts arising out of the operations of each Subtenant for the preceding calendar year of its respective Sublease term to be prepared, and certified at the Subtenant’s sole expense, by a certified public accountant. As soon as practicable after the end of each calendar year, but in no event later than May 15, Retail Manager shall provide a separate statement for the Concession Area showing, in reasonable detail, consolidated Gross Receipts for the preceding calendar year and the amount of Rental paid to the Port Authority and American (the “Annual Rental Statement”).

12.1.3.4No later than the first Business Day of each calendar quarter, Retail Manager shall deliver a detailed report to American and the Port Authority that details, with respect to the Concession Program, new job creation, total numbers of affected workers, workers who have been offered positions and estimated additional hires needed as new Subtenants come online.

12.1.3.5During the Development Period, on Tuesday of every other week, and following the Development Period, on the tenth (10th) day of each calendar month, the following information on a Subtenant level: (a) target employee count at full operation, (b) actual current quantity of employees and variance from target, and (c) outstanding job offers for employees who have not yet commenced work.

12.1.4Each Monthly Rental Statement and Annual Rental Statement shall be prepared on a cash accounting basis and certified by General Manager and either of the Airport Controller or Senior Accountant of Retail Manager as being true and correct in all material respects. Each Annual Rental Statement shall also be certified by a certified public accountant affiliated with an accounting firm selected by Retail Manager and approved by the Port Authority and American, with American’s approval not to be unreasonably withheld, conditioned, or delayed.

12.1.5If the certified Monthly Rental Statements or Annual Rental Statements provided under this Section 12.1 demonstrate a shortfall of more than 2% in comparison with the actual Rental paid under Article 4, Retail Manager shall pay (and may cause the relevant Subtenants(s) to pay to it under its/their Sublease) the amount of such shortfall with the next Rental payment due in accordance with Section 4.4, plus Late Interest calculated from the date full payment should have been received.

12.1.6If Retail Manager is delinquent for fifteen (15) days or more in furnishing American with any Monthly Rental Statement or delinquent for forty-five (45) days or more in furnishing American with any Annual Rental Statement required to be delivered under this Agreement, Retail Manager shall pay (and may cause the relevant Subtenant(s) to pay it under its/their Sublease) American $100 per day thereafter per delinquency.

12.1.7Retail Manager shall reasonably promptly furnish to American and the Port Authority such other financial or statistical reports as American or the Port Authority may reasonably require from time to time to verify compliance by Retail Manager with the terms of this Agreement.

12.2Concession Area Transactions. Without limiting the generality of the foregoing, Retail Manager shall cause the Subtenants to install in their respective Subtenant Premises non-resettable cash register or cash registers and other point of sale terminals (each, a “Point-of-Sale Terminal”) for recording orders taken, or services rendered, as may be appropriate to the Subtenant’s business and necessary or desirable to keep accurate records of Gross Receipts and shall cause the Subtenants to register therein every transaction made in, on, about or from their respective Subtenant Premises, including every type of Gross Receipts herein defined. Each such Point-of-Sale Terminal shall provide an historical record of all transactions, which occur at the Subtenant Premises for accounting, terminal-wide merchandising and auditing purposes. If requested by American from time to time, a copy of transaction reports or similar information shall be submitted to American and the Port Authority together with the delivery of the Monthly Rental Statement for the applicable month. American and the Port Authority shall have the right to inspect any Point-of-Sale Terminal or audit any Subtenant at any time.

12.2.1In order to provide an accurate record of concessions transactions and to provide a high level of service to customers at the Concession Area, all Point-of-Sale Terminals or cash registers used therein shall have, as a minimum, the following features:

12.2.1.1not less than sixty (60) segregated category addresses (if applicable for the types of products or services that maybe offered by the Subtenant);

12.2.1.2the input devices may either be a key, scanner or both;

12.2.1.3the patron fee display shall be of sufficient size and legibility to be readily observed by the patron during the processing of a transaction; and

12.2.1.4the register of each Point-of-Sale Terminal shall: (i) record transactions by sequential control number to the audit tape or computer files; (ii) be capable of printing a transaction history to tape or file by hour (time of day), day, month and year; (iii) print a customer receipt showing the amount due, amount tendered, and the amount due to the customer together with the time and date of the transaction; and (iv) the register or data collection device shall have a secure transaction audit tape or an ASCII transaction file on an IBM compatible data disk.

12.2.2If any Subtenant (at the time such Subtenant executes its Sublease) utilizes electric cash register terminals in other locations, it may submit the respective cash register terminal capabilities to American and the Port Authority for approval or waiver of any of the above capabilities. To be acceptable, however, the electric cash register terminal must have the capability of interfacing with or transmitting appropriate segments of the data it accumulates (on a read-only basis) in some acceptable form to a data base system or systems reasonably specified by American.

12.3Revenue Control. Upon the request of American, Retail Manager shall require Subtenants to make available to American weekly sales data for each Subtenant Premises, reflecting the amount of each sales transaction, the number of transactions, items sold per transaction, time and date of the transaction, and specifying the sales category applicable to each item sold.

12.4Business Statistics Report. Retail Manager shall furnish to American and the Port Authority, within thirty (30) days of the close of each calendar year during the Term, or promptly following American’s request therefor (which shall be made no more than once annually), the following report (the “Business Statistics Report”) containing trends for the operation of the Concession Area, other than direct revenue and cost figures as follows: (i) rolling twelve (12) month sales by Subtenant, by category; (ii) sales per Enplaned Passenger by Subtenant, by category, on a monthly, quarterly and rolling twelve (12) month basis; (iii) sales per square foot by Subtenant Premises and by category on a rolling twelve (12) month basis; (iv) a Subtenant occupancy report, listing Subtenant Rental as a percentage of Gross Receipts for each Subtenant; (v) associated graphs and trend charts; and (vi) where applicable, comparisons to historical data for the same time frames.

13.	REPRESENTATIONS AND WARRANTIES.

13.1American’s Disclaimer. No representations have been made by American or the Port Authority as to the Concession Area or the Terminal (including, without limitation, the economic viability of any concession location or the amount of passengers to be enplaned at the Terminal), and no promises to alter, remodel or improve the Concession Area or the Terminal have been made by American except as expressly set forth in this Agreement. Passenger counts, passenger flows and other customer traffic are in the most part products of airline schedules and gate utilization and governmental rules and regulations governing security and emergency situations may restrict access to the Terminal. Retail Manager and Subtenants may not rely on any implied representations or warranties (the existence of which are hereby disclaimed), or the accuracy of projections or prospective information provided in connection with the execution of this Agreement and the Subleases, and Retail Manager and Subtenants shall have conducted an independent investigation and evaluation of all information provided in connection with the execution of this Agreement.

13.2Retail Manager’s Representations and Warranties. Retail Manager represents and warrants that:

13.2.1Retail Manager is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly qualified to do business in the State of New York. Retail Manager has the power and authority to execute, enter into and perform this Agreement, and by proper corporate action has been duly authorized to execute and deliver this Agreement and each of the other documents required to be delivered by Retail Manager in connection with the transactions contemplated by this Agreement, and to perform its obligations under this Agreement and such other documents in accordance with their respective terms;

13.2.2Retail Manager is duly authorized and has the power to own and operate its properties and assets and to conduct its business;

13.2.3This Agreement has been duly executed and delivered by a duly authorized officer of Retail Manager;

13.2.4This Agreement constitutes the legal, valid and binding obligation of Retail Manager enforceable against Retail Manager in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium and other laws affecting creditors rights and remedies generally; and

13.2.5There is no litigation now pending or, to the best of Retail Manager’s knowledge, threatened, challenging the corporate existence or powers of Retail Manager in any way affecting this Agreement, or in any way having a material adverse effect on the operations, assets or finances of Retail Manager.

13.3American’s Representations and Warranties. American represents and warrants that:

13.3.1American is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware and is qualified to do business in the State of New York. American has the power and authority to execute, enter into and perform this Agreement, and by proper corporate action has been duly authorized to execute and deliver this Agreement and each of the other documents required to be delivered by American in connection with the transactions contemplated by this Agreement, and to perform its obligations under this Agreement and such other documents in accordance with their respective terms;

13.3.2American is duly authorized and has the power to own and operate its properties and assets and to conduct its business;

13.3.3This Agreement has been duly executed and delivered by a duly authorized officer of American;

13.3.4This Agreement constitutes the legal, valid and binding obligation of American enforceable against American in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium and other laws affecting creditors rights and remedies generally; and

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14.1.2.5[Intentionally Omitted].

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14.1.3American’s Default. If (a) American fails to perform any of its obligations hereunder or (b) American breaches its obligations under the Lease and (i) such breach results in the termination of the Lease and this Agreement and (ii) the Port Authority does not thereafter assume this Agreement, then in case of either the foregoing clause (a) or (b) occurring, within thirty (30) days after written notice from Retail Manager specifying in detail such failure or default (or if the failure or default cannot be corrected, through the exercise of reasonable diligence, within such thirty (30) day period, if American does not commence to correct same within such thirty (30) day period and thereafter diligently prosecute same to completion), Retail Manager’s sole and exclusive remedy shall be an action for actual and direct damages. Unless and until American fails to cure any breach or default after such notice, Retail Manager shall not have any remedy or cause of action by reason thereof. AS ESSENTIAL CONSIDERATION AND A MATERIAL INDUCEMENT FOR AMERICAN TO ENTER INTO THIS AGREEMENT, RETAIL MANAGER HEREBY WAIVES ANY RIGHTS TO ANY CLAIM FOR INDIRECT, SPECIAL, CONSEQUENTIAL, PUNITIVE DAMAGES AT LAW OR EQUITY, WITHOUT PREJUDICE TO THE RIGHT TO RECEIVE REIMBURSEMENT OF ELIGIBLE COSTS FOR CERTAIN EARLY TERMINATIONS OF THIS AGREEMENT. All obligations of American hereunder will be construed as covenants and not conditions. The reference in this Section to American’s obligations shall not include any obligations of the Port Authority.

14.2Intentionally Omitted.

14.3Surrender of Premises. Retail Manager shall quit and deliver peaceably to American possession of the Concession Area, and release and/or not attempt to retain any interest in the Fixed Improvements and Refurbishments on the date of the cessation of the letting of the Concession Area, whether such cessation be by termination, expiration, or otherwise. The Concession Area shall be in broom-clean and sightly condition and in good repair, except for reasonable wear and tear arising from use of the Concession Area to the extent permitted elsewhere in this Agreement.

14.3.1Retail Manager and the Subtenants shall at their sole expense remove signs and trade fixtures (other than trade fixtures and other property which they are otherwise prohibited from removing under the Lease) from the Concession Area and shall surrender the Concession Area and appurtenances thereto in broom-clean and sightly condition and in good repair, except for reasonable wear and tear arising from use of the Concession Area to the extent permitted elsewhere in this Agreement. Retail

Manager shall deliver to American all keys to all or any portion of the Premises in its possession and cause Subtenants to do the same.

14.3.2Any personal property of Retail Manager and the Subtenants placed on or kept at the Concession Area as to which the letting has ceased shall be removed as soon as practical but in no event later than the expiration or termination of this Agreement or the respective Subleases; provided, that with respect to an expiration or termination of this Agreement occurring as a result of the Port Authority revoking the Operator Permit for cause on twenty-four (24) hours’ notice pursuant to Section 3.2(iii) of this Agreement, or an Early Termination due to a Suspension pursuant to Sections 3.2(vii) or (viii) of this Agreement, Retail Manager shall have thirty (30) days to remove such property after the effective date of such expiration or termination. If Retail Manager shall fail to so remove its personal property at the end of the Term (including also any Early Termination of this Agreement), or fail to cause Subtenants to do so, American may at its option, as agent for Retail Manager and the respective Subtenants and at the risk and expense of Retail Manager and the respective Subtenants, respectively, remove such property to a public warehouse, or may retain the same in its own possession, and, in either event, after the expiration of thirty (30) days may sell the same at public auction; the proceeds of any such sale shall be applied first to the expenses of removal, sale and storage, second to any sums owed by Retail Manager or the Subtenants to American or the Port Authority; any balance remaining shall be paid to Retail Manager or the Subtenants as appropriate.

14.3.3All of the requirements of this Article 14 affecting Subtenants shall be included in any and all Subleases.

14.4Attorney’s Fees. If either party institutes any action or proceeding against the other party to enforce the interpretation of or compliance with a provision of this Agreement, the prevailing party shall be entitled to receive from the non-prevailing party all reasonable attorneys’ fees and all court costs in connection with such proceeding.

15.	LIABILITY; INSURANCE; DESTRUCTION; MISCELLANEOUS.

15.1	Liability, Indemnity, Insurance and Bonds.

15.1.1	Retail Manager’s Indemnification.

15.1.1.1Retail Manager shall defend, indemnify and hold harmless American and its directors, officers, employees, agents, representatives and Affiliates (collectively, the “American Indemnitees”), from and against any and all claims, demands, actions, causes of action, suits, fines or judgments asserted, imposed or obtained by third Persons, and the costs (including reimbursement of American Indemnitees’ reasonable costs and expenses of any related legal proceedings or attorneys’ fees), expenses, losses, liabilities (including, without limitation, claims and demands for death or personal injuries, or for property damages) and damages of all kinds related to such third Person claims, arising out of the (a) construction of Fixed Improvements or Refurbishments, (b) regardless of whether it is related to a claim by a third Person, the improper use or occupancy of the Concession Area by Retail Manager or by Subtenants, (c) out of any other acts or omissions of, or any breaches or defaults under the terms or conditions of this Agreement by, Retail Manager, the Subtenants or their respective directors, officers and employees, representatives contractors and guests and invitees (which excludes, for the avoidance of doubt, passengers and any other members of the general public who enter the Terminal not solicited or requested specifically by Retail Manager or a Subtenant) in the Concession Area or other areas in the Terminal or elsewhere at the Airport (including, without limitation, claims and demands of any of the Subtenants or of the City of New York, from which the Port Authority derives its rights in the Airport), (the foregoing, collectively, the “Claims”) and (d) any Claims related to the Mobile Application or any other online portal or digital offering used in connection with the Concession Program. The foregoing indemnification shall not apply to the extent that a Claim is caused or contributed to by the negligence or willful misconduct of any American Indemnitee. As a condition to the foregoing indemnification with respect to claims and demands for indemnification made by American: (w) American shall give Retail Manager prompt written notice specifying with reasonable particularity any Claim which American reasonably believes may become the basis for indemnification pursuant to this Section 15.1.1, (x) American and its directors, officers, employees and representatives shall cooperate fully in the defense of such Claim, (y) to the extent permitted under the Lease, Retail Manager shall have the right to contest, defend or litigate, and to retain counsel of its choice in connection with any proceeding or litigation which would give rise to a claim for indemnification under this Section 15.1.1 and (z) to the extent permitted under the Lease, Retail Manager shall have the sole and exclusive right to settle any proceeding or litigation which could give rise to a claim for indemnification under this Section 15.1.1 (provided that (i) American’s prior written consent (which may not be unreasonably withheld or delayed) must be obtained prior to settling or paying for any such Claim and (ii) such settlement would not result in any loss, cost, harm, expense, damage or liability to American or the Port Authority). A failure by an American Indemnitee to timely notify Retail Manager of any Claim shall not excuse Retail Manager’s obligations hereunder, unless and to the extent (A) Retail Manager did not otherwise learn of such action, threat or Claim and (B) the lack of such notice by any American Indemnitee results in the forfeiture by Retail Manager of substantial rights and defenses. Retail Manager acknowledges the obligation to also defend, indemnify and hold harmless the Port Authority and its commissioners, directors, officers, employees, agents and representatives from and against all Claims in accordance with the provisions of the Operator Permit.

15.1.1.2Retail Manager represents that it is the owner of or fully authorized to use or sell any and all intellectual property used or sold by it in its activities under or in any way connected with this Agreement. Without in any way limiting its obligations hereunder Retail Manager agrees to indemnify, defend and hold harmless the American Indemnitees and the Port Authority and its commissioners, directors, officers, employees, agents and representatives of and from any loss, liability, expense, suit or judgment in connection with any actual or alleged infringement of any patent, service mark, trademark, trade name or copyright, or arising from any alleged or actual unfair competition or other similar claim arising out of the activities of Retail Manager under or in any way connected with this Agreement. As to American, such indemnification, and all other indemnification contained in this Agreement, shall be subject to provisions (w) through (z) of Section 15.1.1.1. With respect to claims or demands against American Indemnitees for actual or alleged infringement of any patent, service mark, trademark, trade name or copyright, or for actual or alleged unfair competition or other similar theories arising out of the operations of Subtenants, Retail Manager shall pay or reimburse American all actual and reasonable attorney’s fees and costs of defense that American may incur in defending any such intellectual property or unfair competition claims or demands. Retail Manager is not required to pay, reimburse or indemnify American from any other loss or expense, including eventual fines or judgments not overturned on appeal, that American may incur by reason of such intellectual property or unfair competition claims. The foregoing does not limit the obligation of Retail Manager to include clauses in the Subleases under which Subtenants fully indemnify American Indemnitees and the Port Authority directly for such liability.

15.1.1.3Retail Manager agrees to include in all Subleases, and obligate Subtenants, per their respective Sublease, to include in all franchise agreements and construction contracts and other agreements involving Subtenants, a provision by which such Subtenant, franchiser, or contractor agrees to defend, indemnify and hold harmless, Retail Manager, American

Indemnitees, the Port Authority and its commissioners, and all of the officers, directors, employees and agents of each of them, on at least the same basis and to the same extent as required of Retail Manager under this Section 15.1.1.

15.1.1.4Further, Retail Manager shall notify American as soon as reasonably practicable of any incident(s) related to the Premises or services contemplated by this Agreement that could give rise to a claim against the Port Authority.

15.1.1.5Notwithstanding anything in this Agreement to the contrary, and in addition to the indemnification obligations otherwise set forth in this Agreement, Retail Manager shall defend, indemnify and hold harmless the American Indemnitees from and against any and all Claims, regardless of whether such Claim is related to a Claim by a third Person, (a) related to any acts or omissions of Retail Manager that are deemed to be acts or omissions of American under Section 4(a) (Special Endorsements) of the Operator Permit, including, without limitation, Retail Manager’s obligations of indemnification, repair and replacement, and (b) related to any failure of Retail Manager to cease to perform the operations at the Airport and vacate the Premises as of the Expiration Date or of the expiration, revocation or termination of the Operator Permit, subject to Section 14.3.2.

15.1.2Insurance. Retail Manager, in its own name as insured and for the benefit of American and the Port Authority as additional insureds (both of which shall be named in each policy as an additional insured, as its interest may appear), shall procure and maintain Commercial General Liability insurance and Commercial Automobile Liability (covering owned, hired and non-owned vehicles). Such Commercial General Liability insurance shall include, without limitation, premises operations, products-completed operations, explosion, collapse and underground property damages, personal injury and independent contractors, broad form property damage with a contractual liability endorsement covering the obligations assumed by Retail Manager, pursuant to Section 15.1.1 hereof, to the extent covered by general liability policies, which shall be in addition to all policies of insurance otherwise required by this Agreement, with such insurance not to contain any care, custody or control exclusions, which would conflict with or in any way impair coverage under the contractual liability endorsement. Such policy or policies of insurance shall also provide or contain an endorsement providing that the protections afforded Retail Manager thereunder with respect to any claims or actions against Retail Manager by a third Person shall pertain and apply with like effect with respect to any claim or action against Retail Manager or any Subtenant by American or the Port Authority, and that such protections shall also pertain and apply with respect to any claim or action against American or the Port Authority, including by Retail Manager or any Subtenant, but such endorsement shall not limit, vary or affect the protections afforded American and the Port Authority thereunder as an additional insured. Retail Manager shall procure and maintain Commercial General Liability insurance and Commercial Automobile Liability (covering owned, hired and non-owned vehicles) in not less than the following amounts during each the following time periods defined in this Agreement:

Minimum Coverage Required During the Development Period
Type of Coverage	Limits of Liability One Occurrence

Commercial General Liability on an occurrence form covering liability arising from premises, operations, independent contractors, products-completed operations, personal injury and advertising injury, and liability assumed under an insured contract.

A total combined limit of primary and excess coverage any one occurrence Bodily Injury, Personal Injury and Property Damage Liability in the minimum amount of $25,000,000, each occurrence; $25,000,000 personal and advertising injury; $25,000,000 general aggregate; $25,000,000 products-completed operations aggregate.

Minimum Coverage Required During the Development Period
Type of Coverage	Limits of Liability One Occurrence

Commercial Automobile Liability on an occurrence form, including owned, hired and non-owned vehicles.

A total combined limit of primary and excess coverage any one occurrence Bodily Injury, and Property Damage Liability in the minimum amount of combined single limit of $5,000,000 non-airside / $25,000,000 airside, each accident.

Minimum Coverage Required During the Entire Term of this Agreement
Type of Coverage	Limits of Liability One Occurrence

Commercial General Liability on an occurrence form covering liability arising from premises, operations, Contractors, Subtenants, products-completed operations, personal injury and advertising injury, and liability assumed under an insured contract

A total combined limit of primary and excess coverage any one occurrence Bodily Injury, Personal Injury and Property Damage Liability in the minimum amount of $5,000,000, each occurrence; $5,000,000 personal and advertising injury; $5,000,000 general aggregate; $5,000,000 products-completed operations aggregate.

Commercial Automobile Liability on an occurrence form, including owned, hired and non-owned vehicles.

A total combined limit of primary and excess coverage any one occurrence Bodily Injury and Property Damage Liability in the minimum amount of combined single limit of $5,000,000 non-airside/$25,000,000 airside, each accident.

In addition to the above-mentioned Commercial General Liability insurance and Commercial Automobile Liability insurance, Retail Manager shall also procure and maintain during the Term of this Agreement, and shall cause Subtenants, if applicable, to procure and maintain during the term of their respective Subleases, Professional Liability insurance on a claims made basis covering against liability, including acts, errors, mistakes and omissions arising from professional services performed by the Retail Manager; provided that such coverage is available at commercially reasonable rates. Retail Manager shall maintain similar insurance under the same terms and conditions for at least six (6) years following the end of the Term of this Agreement. If such coverage is not available at commercially reasonable rates, then the Retail Manager will purchase coverage at such levels as are then available at commercially reasonable rates. Subject to the foregoing, Retail Manager shall procure and maintain Professional Liability insurance in not less than the following amounts during in the Term of this Agreement:

Minimum Coverage Required During the Entire Term of this Agreement
Type of Coverage	Limits of Liability

Professional Liability Insurance on a claims made basis covering against liability, including acts, errors, mistakes and omissions arising from professional services performed by the Retail Manager, a Subtenant, or a Contractor. All endorsements and exclusions shall be evidenced on the certificate of insurance and on policy declaration pages.

$5,000,000 single limit per claim and $10,000,000 in the aggregate each annual period.

Retail Manager shall, and shall cause Subtenants to, procure and maintain Builder’s Risk Insurance (including “All Risk” coverage) covering the construction of their respective Fixed Improvements required under Article 5 hereof or Refurbishments during the performance thereof, including without limitation material delivered to the site but not attached to the realty. Such insurance shall name Retail Manager, Subtenants and their respective contractors and subcontractors as additional insureds and name American, the Port Authority and the City of New York as additional loss payees thereunder and such policy shall provide that the loss shall be adjusted with and payable to Retail Manager or Subtenants, as the case may be. Such Proceeds must be used for the repair, restoration, and replacement or rebuilding of the Fixed Improvements and the Refurbishments, as necessary. Retail Manager shall procure Builder’s Risk Insurance in not less than the following amounts during the Development Period:

Minimum Coverage Required During the Development Period
Type of Coverage	Limits of Liability One Occurrence

Builder’s Commercial Risk insurance, including “all risk” coverage for loss or damage by fire, collapse, lightning, windstorm, flood, earthquake, hail, certified and non-certified acts of terrorism, explosion, riot, vandalism, malicious mischief, civil commotion, Aircraft, vehicle impact, smoke, off premise service interruption, delay in completion, debris removal, valuable papers, pollutant cleanup and removal, professional fees, extra/expediting expenses, mold (to the extent ensuing from a separately covered cause of loss) and such other risks, including loss of income by Retail Manager resulting from a delay in start up as a result of a covered peril.

Full replacement value of any loss by a covered peril.

Retail Manager hereby warrants and represents that it maintains an All Risk Property insurance policy, providing coverage for fire, flood and earthquake (and without limitation a replacement cost endorsement). Retail Manager further hereby warrants and represents that it shall ensure that the aforementioned All Risk Property policy will cover any and on all inventory, furniture, fixtures, and equipment of Retail Manager at not less than the full replacement value of such items at the Terminal.

For the avoidance of doubt, American will have the responsibility of carrying an All Property Risk policy for all leasehold improvements at the Premises.

At all times during the Term of this Agreement, Retail Manager shall procure, maintain or cause to be maintained Crime/Dishonesty/Embezzlement/Theft Insurance in not less than the following amounts during each of the following time periods defined in this Agreement:

Minimum Coverage Required During the Development Period
Type of Coverage	Limits of Liability One Occurrence
Crime/Dishonesty/Embezzlement/Theft Insurance, including fidelity coverage for loss, theft, fraud, embezzlement, deposit, forgery, or similar acts on the part of Retail Manager or its employees.	$5,000,000 any one occurrence and in the aggregate.

Minimum Coverage Required During the Entire Term of this Agreement
Type of Coverage	Limits of Liability One Occurrence
Crime/Dishonesty/Embezzlement/Theft Insurance, including fidelity coverage for loss, theft, fraud, embezzlement, deposit, forgery, or similar acts on the part of Retail Manager or its employees.	$5,000,000 any one occurrence and in the aggregate.

Retail Manager in its own name shall procure and maintain Workers’ Compensation Insurance and Employer’s Liability Insurance. Throughout the Term of this Agreement, the Retail Manager shall procure, maintain, and pay premiums for, and cause its Contractors and Subtenants to procure, maintain, and pay premium for, workers’ compensation insurance and employer’s liability insurance in accordance with the requirements of New York law. Retail Manager shall procure Workers’ Compensation Insurance and Employer’s Liability Insurance in not less than the following amounts during each of the following time periods defined in this Agreement:

Minimum Coverage Required During the Development Period
Type of Coverage	Limits of Liability One Occurrence
Workers’ Compensation Statutory for State of Operations and Employer’s Liability

Statutory Limits in effect at the time the Agreement is executed and “part B” Employer’s Liability insurance in an amount no less than $1,000,000 each Bodily Injury by Accident, $1,000,000 Policy Limit Bodily Injury by Disease, and $1,000,000 Each Employee Bodily Injury by Disease.

Minimum Coverage Required During the Entire Term of this Agreement
Type of Coverage	Limits of Liability One Occurrence
Workers’ Compensation Statutory for State of Operations and Employer’s Liability

Statutory Limits in effect at the time the Agreement is executed and “part B” Employer’s Liability insurance in an amount no less than $1,000,000 each Bodily Injury by Accident, $1,000,000 Policy Limit Bodily Injury by Disease, and $1,000,000 Each Employee Bodily Injury by Disease.

Retail Manager shall procure and maintain Contractor’s Pollution Liability Insurance during the Development Period with a six (6) year completed operations tail coverage, covering Retail Manager and all tier sub-contractors’ for pollution-related risks, including bodily injury, property damage, environmental damage caused by pollution conditions and remediation costs. Such coverage shall not contain a sunset provision, or any other provision, which would prohibit the reporting of a claim and the subsequent defense and indemnity that would normally be provided by the policy, shall “pay on behalf of” rather than “indemnify” the insured and shall include transportation coverage by or on the behalf of the Retail Manager for the loading and unloading and hauling of waste materials from the Premises to the final disposition location.

During the entire Term of this Agreement, Retail Manager shall procure and maintain Premises Pollution Insurance providing coverage for bodily injury liability, property damage and environmental damage caused by pollution conditions and remediation costs.

The pollution legal liability policy(ies) shall (x) state that claims, disputes and coverage shall be litigated in United States courts having jurisdiction, and not be limited to arbitration and (y) acknowledge the Retail Manager’s disclosure to the insurance carrier on the Premises activities or areas otherwise subject to the insurance policies of materials that may be considered hazardous or toxic wastes or substances under Applicable Law including, but not limited to, RCRA, CERCLA and/or TSCA. Retail Manager shall procure Pollution Legal Insurance in not less than the following amounts during each of the following time periods defined in this Agreement:

Minimum Coverage Required During the Development Period
Type of Coverage	Limits of Liability One Occurrence
Contractor’s Pollution Liability Insurance	$5,000,000 combined single limit per incident, with the policy period corresponding to the duration of the Development Period.

Minimum Coverage Required During the Entire Term of this Agreement
Type of Coverage	Limits of Liability One Occurrence
Premises Pollution Liability Insurance.	$5,000,000 combined single limit per incident, 3-year policy limit.

In the event that liquor is to be provided or served by Retail Manager, a Subtenant, or another third-party occupant of the Premises, Retail Manager shall, and shall cause Subtenants to, procure and maintain Liquor Law Liability insurance for death, bodily injury and property damage, in not less than the following amounts during the following time period defined in this Agreement:

Minimum Coverage Required During the Entire Term of this Agreement
Type of Coverage	Limits of Liability One Occurrence
Liquor Law Liability (should liquor be provided or served by Retail Manager or any Subtenant).

$10,000,000 per occurrence, $10,000,000 aggregate written on an occurrence form with combined limits for death, bodily injury, and property damage, to the extent the same applies to the operations of the Retail Manager.

Retail Manager hereby warrants and represents that it maintains a Cyber Liability, Network Security and Data Breach Insurance. Retail Manager further warrants and represents that, to the best of its knowledge, the Cyber Liability, Network Security and Data Breach Insurance provides coverage for claims that may arise out of or relate to this Agreement, and operations of Retail Manager at the Terminal. Retail Manager hereby agrees to name as additional insureds American and the Port Authority to its Cyber Liability, Network Security and Data Breach Insurance policy, but solely with respect to claims against American and the Port Authority that may (1) arise from this Agreement, and/or (2) arise from Retail Manager’s activities at the Terminal, including but not limited to any claims against American and the Port Authority that arise from or relate to the activities of the Retail Manager.

For the avoidance of doubt, where the same type of coverage is required during the Development Period and for the remaining Term of this Agreement (for all types of insurance required in this Section 15.1.2), Retail Manager shall procure and maintain whichever per-occurrence limit of liability is higher for the duration of the Development Period. For example, Retail Manager is required to procure and maintain $10 million in per-occurrence Commercial General Liability coverage during the Development Period but is only required to maintain $5 million in per-occurrence Commercial General Liability coverage for the remaining Term of this Agreement; while the Development Period is in effect, Retail Manager must procure and maintain the higher $10 million per-occurrence limits of Commercial General Liability coverage.

As to the insurance required by the provisions of this Section 15.1.2, Retail Manager shall deliver a certificate or certificates evidencing their existence and inclusion of the required coverage and provisions to American and the Port Authority on or before the Commencement Date, including a list of endorsements on each of the policies. If the policy does not provide such notice, the Retail Manager shall provide 30 days’ advance written notice to American and the Port Authority. A renewal certificate of insurance shall be delivered to American and the Port Authority as soon as possible after the date of expiration of the policy renewed, but in no event more than ten (10) days after the date of expiration of each expiring policy obtained hereunder. The aforesaid insurance shall be written by a company or companies with a Long-Term Issuer Credit Rating of A minus (A-) or better by the A.M. Best Company or an equivalent rating service. If at any time any of the insurance policies shall be or become unsatisfactory to American or the Port Authority, in their reasonable judgment, as to form or substance, or if any of the carriers issuing such policies shall not maintain the minimum rating required above, Retail Manager shall promptly obtain a new and satisfactory policy in replacement.

The amounts of coverage required by this Section 15.1.2 shall be adjusted based upon the CPI-U each succeeding fifth (5th) anniversary of the Effective Date. Notwithstanding the foregoing, it is specifically understood and agreed that American shall have the right, on its own initiative or as requested by the Port Authority, to require Retail Manager to make reasonable additions, deletions, amendments, or modifications to the above minimum insurance requirements or may require such other and additional insurance, in such reasonable amounts, against such other insurable hazards, as American may deem reasonably necessary or the Port Authority may deem necessary. Notwithstanding the foregoing, American will not increase the above-required coverage limits in excess of 5% in any calendar year during the Term, unless such increase is required for reasons beyond American’s control.

15.1.3The commercial general liability insurance, commercial automobile liability insurance and Property insurance policies described above shall be endorsed to provide that such policies are primary insurance to any other insurance available to the additional insured, with respect to any claims arising out of this Agreement, and, with respect to the Commercial General Liability and Commercial Automobile Liability coverage, that such insurance applies separately to each insured against whom claim is made or suit is brought.

15.1.4The parties shall attempt to obtain, and if obtained to maintain so long as maintainable, provisions in their respective fire insurance policies relating to the Terminal and the Concession Area to the effect that any such policy shall not be invalidated should the insured waive in writing, prior to a loss, any or all right of recovery against any party for loss occurring to the insured property (“Invalidation Provision”). So long as such provisions are in their respective fire insurance policies, each party waives, only to the extent of the proceeds received under such policy, any right of recovery against the other party for any loss covered by the fire insurance policy containing such provision. In the event that at any time a fire insurance carrier shall not include such provisions in a policy then the party holding the policy shall have the other party named in said policy as a loss payee to the extent of its interest. Should any additional premium be imposed for the inclusion of any Invalidation Provision, the party for whose benefit the provision runs shall either (i) pay such additional premium within thirty (30) days after written demand, or (ii) waive such provision. Without limiting or modifying in any way the obligations, if any, to restore an insured loss as provided in this Article 15, in the event either party shall be named as an loss payee in accordance with the foregoing, the loss payee agrees to endorse promptly to the party obligated to restore pursuant to this Article 15, without recourse, any check, draft or order for the payment of money representing the proceeds of any such policies or representing any other payment growing out of or in connection with any such policy for payment of restoration of the Premises.

15.1.5Insurance provisions substantively at least as protective as those of Section 15.1.2 shall be included in the Subleases; provided, however, in the event that the Port Authority informs Retail Manager that certain of the coverages set forth in Section 15.1.2 shall not be required of any particular Subtenant, or informs Retail Manager that the minimum coverages required of any given Subtenant must be lower than those set forth in Section 15.1.2, then Retail Manager shall not be deemed in breach of this Agreement by requiring such Subtenant to carry only that insurance, with those levels of coverage, as are required by the Port Authority, despite such coverage not meeting the requirements set forth in Section 15.1.2.

15.1.6The insurance required of Retail Manager under this Section 15.1 may be furnished under any blanket policy carried by it, with any amendments or endorsements that may be necessary to conform to the above requirements, or under a new and separate policy.

15.2American’s Indemnification and Insurance. American shall defend, indemnify and hold harmless Retail Manager and its directors, officers, employees, agents, representatives and Affiliates (collectively, the “RM Indemnitees”), from and against any and all claims, demands, actions, causes of action, suits, fines or judgments asserted, imposed or obtained by third Persons, and the costs (including reimbursement of RM Indemnitees’ reasonable costs and expenses of any related legal proceedings or attorneys’ fees), expenses, losses, liabilities (including, without limitation, indemnification claims, and claims and demands for death or personal injuries, or for property damages) and damages of all kinds arising out of (a) the improper use or occupancy of the Premises by American, or (b) amounts payable to the Port Authority by Retail Manager under Section 8(b) (Special Endorsements) of the Operator Permit due to a termination of this Agreement resulting from a termination of the Lease as a result of any acts or omissions of American, its employees, agents, contractors or invitees, or (c) any occurrences taking place, and any acts or omissions of American, its employees, agents, contractors and invitees, during the period of any Suspension, or (d) (i) any other acts or omissions of, or (ii) any breaches or defaults under the terms or conditions of this Agreement by, American and its directors, officers and employees, representatives, contractors, guests, invitees and visitors (which excludes, for the avoidance of doubt, passengers and any other members of the general public who enter the Terminal not solicited or requested specifically by American) in the Terminal, or elsewhere at the Airport (including, without limitation, claims and demands of any of the Subtenants or of the City of New York, from which the Port Authority derives its rights in the Airport) (collectively, the “RM Claims”). The foregoing indemnification shall not apply to the extent that an RM Claim (a) is caused or contributed to by the negligence or willful misconduct of any RM Indemnitee, a Subtenant or Subtenant’s employees or contractors, or (b) is one for which Retail Manager has an indemnity obligation under Section 15.1.1. As a condition to the foregoing indemnification with respect to claims and demands for indemnification made by Retail Manager: (w) Retail Manager shall give American prompt written notice specifying with reasonable particularity any RM Claim which Retail Manager reasonably believes may become the basis for indemnification pursuant to this Section 15.2, (x) Retail Manager and its directors, officers, employees and representatives shall cooperate fully in the defense of such RM Claim and shall cause Subtenants to similarly cooperate, (y) to the extent permitted under the Lease, American shall have the right to contest, defend or litigate, and to retain counsel of its choice in connection with any proceeding or litigation which would give rise to a claim for indemnification under this Section 15.2 and (z) American shall have the sole and exclusive right to settle any proceeding or litigation which could give rise to a claim for indemnification (provided such settlement would not result in any loss, cost, harm, expense, damage or liability to Retail Manager). A failure by a RM Indemnitee to timely notify American of any RM Claim shall excuse American’s obligations hereunder only to the extent the defense of such RM Claims is prejudiced thereby.

15.2.1	American shall maintain the types of insurance required under the Lease.

15.3	No Agency Created; No Third Party Beneficiaries.

15.3.1This Agreement does not create in Retail Manager or the Subtenants any rights of agency or other representation for American or the Port Authority for any purpose whatsoever, nor does it create any authority to bind American or the Port Authority. Similarly, the payment of Rental and Additional Payment Obligations and all other fees, payments or other amounts required under this Agreement, neither creates nor is intended to create any partnership relationship, joint venture or other business combination, or a fiduciary duty or other special duty or relationship between or among Retail Manager, American or the Port Authority. Retail Manager must not hold itself out as having any relationship to American or the Port Authority that is inconsistent with this Section 15.3.1.

15.3.2This Agreement does not create in Subtenants or any other Person, other than the Port Authority, rights as a third party beneficiary of this Agreement. For the avoidance of misunderstanding,

it is acknowledged that American has no duty to initiate any proceedings to enforce rights on behalf of the Port Authority as a third-party beneficiary under this Agreement.

15.4	Damage or Destruction; Condemnation.

15.4.1Partial Destruction of the Concession Area.

15.4.1.1American shall not be required to make reparation for any injury or damage by fire or other cause, or to make any restoration or replacement of any Fixed Improvements, Refurbishments, or any other real or movable property located or installed in the Concession Area by or on behalf of Retail Manager or the Subtenants, except as otherwise provided herein.

15.4.1.2 In the event the Fixed Improvements or Refurbishments are damaged by any casualty covered under an insurance policy required to be maintained pursuant to this Agreement, then Retail Manager shall for its own Fixed Improvements, and Retail Manager shall cause Subtenants for their respective Fixed Improvements, repair such damage or cause the affected Subtenants to repair it as soon as reasonably possible and this Agreement shall continue in full force and effect. In the event the Fixed Improvements or Refurbishments are damaged by any casualty not covered under any insurance policy required to be maintained by Retail Manager or Subtenants pursuant to this Agreement, then American may, at American’s option (i) repair such damage at American’s expense and continue this Agreement in full force and effect, or (ii) give written notice to Retail Manager within ninety (90) days after the date of occurrence of such damage of American’s intention to terminate this Agreement as to the affected portion of the Concession Area as of the date of the damage, provided, however, that if such damage is caused by an act or omission to act of Retail Manager or the Subtenants, their agents, servants, subcontractors or employees, then Retail Manager shall, or shall cause the involved Subtenants to, repair such damage, promptly at its/their sole cost and expense. Any repair or restoration of the Concession Area by American after the termination of this Agreement shall not be deemed to reinstate this Agreement or give Retail Manager any right to have this Agreement reinstated in whole or with respect to a terminated portion of the Concession Area. In the event American elects to terminate this Agreement under this Section, Retail Manager shall have the right, within thirty (30) days after receipt of the required notice from American, to notify American in writing of Retail Manager’s intention to repair such damage at Retail Manager’s expense and without reimbursement from American, in which event this Agreement shall continue in full force and effect and Retail Manager shall proceed to make such repairs as soon as reasonably possible. If Retail Manager does not give such notice within the above thirty (30) day period, this Agreement shall be terminated as of the date specified by American in its notice to Retail Manager. During the period of restoration, there shall be an abatement of all Rental from the damaged area in which Subtenants cannot operate.

15.4.2Total Destruction of the Concession Area. If the Concession Area is totally destroyed during the Term by any cause whether or not covered by the insurance required herein (including without limitation any destruction required by any authorized public authority), and the Concession Area cannot be repaired or replaced within sixty (60) days of such total destruction, (a) this Agreement shall terminate as of the date of such total destruction at the option of either party with a total abatement of Rental obligations as of such date, but without affecting any obligations which may have accrued or other rights or remedies of either party which may have arisen through such termination, including insurance claims based on the destruction and (b) American and Retail Manager shall, promptly following such destruction (but in no event more than ten (10) days thereafter), negotiate in good faith to reach a mutually satisfactory agreement on an equitable reduction of the Management Fee for the period during which such destruction is in existence. Should no agreement be reached on such equitable reduction within fifteen (15) days, then American may (in its good faith, reasonable discretion and based upon any evidence delivered by the Retail Manager with respect to work hours it is expending or reasonably expects to expend during the period the Concession Area is destroyed) reduce the Management Fees. In the event neither party terminates this Agreement, the payment of all Rental, including the Minimum Guaranteed Rental Shortfall, shall be abated until reconstruction is complete and operations by Subtenants can recommence.

15.4.3Damage or Destruction of Terminal. If 50% or more of the Terminal shall be damaged or destroyed by an insured risk, or if 25% or more of the Terminal shall be damaged or destroyed by an uninsured risk, notwithstanding that the use and occupancy of the Concession Area is not materially affected thereby, and if as a result of such damage or destruction the Enplaned Passengers at the Terminal are decreased by fifty percent (50%) or more for a period of sixty (60) days or more (as compared to the same sixty-day period in the prior calendar year), either American or Retail Manager may terminate this Agreement by notice given to the other within ninety (90) days from the date of occurrence of such damage or destruction, in which event the Term shall expire on the mutually agreed upon date (or, in the absence of a mutually agreed upon date, on the date reasonably specified by American, which shall be within one hundred eighty (180) days from the date of such damage or destruction) and Retail Manager shall upon such termination surrender the Concession Area to American. American shall not be required, pursuant to this Section 15.4.3 or otherwise, to repair any damage or destruction to the Terminal; provided, however, that Retail Manager shall not be obligated to repair any damage or destruction to its Fixed Improvements or Refurbishments, or to cause the Subtenants to repair Fixed Improvements or Refurbishments pursuant to Section 15.4.1 or 15.4.4 to the extent and for so long as any damage or destruction to the Terminal precludes such repairs to the Concession Area, Fixed Improvements or Refurbishments. In the event of such termination, no Minimum Guaranteed Rental Shortfall shall be due for the period commencing with the first day of such sixty (60) day period until the effective date of such termination.

15.4.4Damage Near End of the Term. If, during the last year of the Term, more than 25% of the Concession Area are partially destroyed or damaged, either party may at its option terminate this Agreement as of the date of occurrence of such destruction or damage by giving written notice to the other of its election to do so within twenty-five (25) days after the date of occurrence of such destruction or damage; provided, however, if American elects to terminate this Agreement pursuant hereto, Retail Manager shall have the right within thirty (30) days after receipt of the required notice to notify American in writing of Retail Manager’s intention to repair such destruction or damage at Retail Manager’s expense and without reimbursement from American, in which event this Agreement shall continue in full force and effect and Retail Manager shall proceed to make such repairs as soon as reasonably possible.

15.4.5Abatement of Rent; Retail Manager’s Remedies. If 25% or more of the Concession Area is destroyed or damaged, and such destruction or damage materially and adversely impairs or interferes with Retail Manager’s or Subtenants’ use and occupancy of at least 25% of the Concession Area and such area will be repaired pursuant to this Agreement, then in addition to any other remedies which may apply under this Agreement, American and Retail Manager shall negotiate in good faith to reach a mutually satisfactory agreement on an equitable abatement, for the period during which such damage and repair continues, of the amounts which may be due and owing as Rental, which abatement shall be based on any projected resulting reduction in Gross Receipts. Except for abatement of rent (if any), Retail Manager shall have no claim against American for any damage suffered by reason of any such damage, destruction, repair or restoration unless said damage is caused by the negligence or willful misconduct of American, nor shall Retail Manager have any claim against the Port Authority for any such damage regardless of its cause.

15.5	Condemnation.

(a)If more than 30% of the floor area of the Concession Area should be taken or condemned for any public or quasi-public use under any governmental law, ordinance or regulation or by right of eminent domain or by private purchase in lieu thereof, this Agreement shall terminate as of the date of such taking or condemnation and Rental and any Additional Payment Obligations shall be abated during the unexpired portion of this Agreement, effective on the date physical possession is commenced by the taking or condemning authority.

(b)If 30% or less of the floor area of the Concession Area should be taken or condemned as aforesaid, this Agreement shall not terminate; rather, the amounts which may be due and owing as Rental during the unexpired portion of the Term (or for such shorter period during which such taking or condemnation shall continue) shall be reduced proportionally based on the projected reduction, if any, in Gross Receipts, effective on the date physical possession is commenced by the taking or condemning authority, such reduction to end on the date (if such date falls during the Term) that the Concession Area is returned to Retail Manager and the Subtenants in a condition which reasonably allows for the commencement of business; provided, however, that in all events any reduction under this Section in the Port Authority’s Allocated Share of Rental shall require the prior written approval of the Port Authority. If the taking or condemning authority does not specify the actual portions of floor area of the Concession Area to be taken or condemned as aforesaid, then American and Retail Manager shall endeavor to agree on such actual portions (and, if they are unable to so agree, American’s reasonable decision with respect thereto shall be conclusive and binding).

(c)All compensation awarded for any taking or condemnation (or, in either case, the proceeds of private sale in lieu thereof) of the Concession Area shall be the property of American and Retail Manager hereby assigns its interest in any such award to American; provided, however, that American shall have no interest in any award made to Retail Manager or the Subtenants for Retail Manager’s or the Subtenants’ moving and relocation expenses or for the loss of Retail Manager’s or the Subtenants’ trade fixtures, operating equipment, merchandise, supplies inventory or other tangible personal property if a separate award for such items is made to Retail Manager or the Subtenants, as long as such separate award does not reduce the amount of the award that would otherwise be awarded to American.

15.6Permits, Licenses and Approval; Rules and Regulations. Retail Manager shall, at its sole expense, obtain and (if required) conspicuously display any and all permits, licenses or approvals (including, without limitation, the Operator Permit) required for the operation of its business by any governmental or administrative authority having jurisdiction over such matters. Retail Manager shall observe and obey the existing reasonable Rules and Regulations of the Port Authority or of American in effect as of the execution of this Agreement and all future reasonable Rules and Regulations promulgated by the Port Authority or American which affect the Concession Area.

15.7Successors. This Agreement is binding upon the permitted heirs, executors, administrators, assigns and successors in interest of the parties.

15.8Notices. All notices issued pursuant to this Agreement must be in writing and given by (i) Certified Mail, Return Receipt Requested, (ii) nationally recognized courier service providing proof of delivery, or by facsimile transmission (with answer back confirmation and confirmation by method (i)

or (ii)) to the party at its address set forth below or to such other address as such party may designate by properly given notice, or (iii) sending the same by electronic mail, followed by delivery of a hard copy of same in accordance with the provisions of clause (i) or (ii) above.

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Notices dispatched by certified mail shall be effective three (3) Business Days after being deposited in the U.S. mail, properly addressed, with appropriate postage prepaid. Notices dispatched by nationally recognized overnight courier service shall be effective one (1) Business Day after the day sent. Notices sent by e-mail in accordance with the above shall be effective on the day sent, if such day is a Business Day and delivered by 5 p.m. Fort Worth, Texas time, and otherwise on the next Business Day. The foregoing formal notice requirements will not relieve a party of the obligation to act reasonably promptly as necessary on notices actually delivered and received by telephone or other means

15.9Force Majeure.

15.9.1Neither American nor Retail Manager shall be deemed to be in breach of its non-monetary obligations to the other party under this Agreement to the extent it is prevented from or delayed in performing by reason of Force Majeure, except as specified in Sections 5.2.2 and 14.1.1(r) or as may be specifically provided elsewhere in this Agreement. If Retail Manager or American is delayed or prevented from performing any of their respective non-monetary obligations under this Agreement, and such delay is by direct reason of Force Majeure, then performance of such obligation shall be excused for the period of the delay or prevention, and the period of such delay or prevention shall be deemed added to the time period herein provided for the performance of any such obligation by the party so delayed or prevented. Notwithstanding anything else in this Agreement, however, (i) the parties shall use all commercially reasonable efforts to perform their obligations under this Agreement notwithstanding any Force Majeure event, and (ii) an event of Force Majeure will excuse a party’s performance only if the party affected by Force Majeure provide timely written notice of Force Majeure to the other party within thirty (30) calendar days of the onset of the Force Majeure event, describing the Force Majeure event, the obligations and performance affected by the Force Majeure event, and the expected duration and effects of the Force Majeure event. Except as is specifically provided elsewhere in this Agreement, no abatement, diminution or reduction of the Rentals or other fees or charges payable by Retail Manager, shall be claimed or allowed to Retail Manager for any inconvenience, interruption, or loss of business in the Concession Area or other loss caused, directly or indirectly, by any present or future laws, rules, requirements, orders, directions, ordinances or regulations of a governing body of the United States of America, or of the state, county or city governments, or of any other municipal, governmental, or lawful authority whatsoever (including the Port Authority), or by priorities, rationing or curtailment of labor or materials, or by war or any matter or thing resulting therefrom or by any other cause or causes beyond the control of American, nor shall this Agreement be affected by any such causes, except as otherwise herein specifically provided.

15.10Governing Law; Jurisdiction; Waiver of Right to Trial by Jury. Except as hereinafter provided, this Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to its conflict of laws principles. If any provision of this Agreement of the application therefor to any person or circumstances shall, to any extent, be invalid or unenforceable, such provision shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties, to the extent possible. In any such event, all other provisions of this Agreement shall be deemed valid and enforceable.

EACH PARTY HERETO HEREBY (A) IRREVOCABLY CONSENTS AND SUBMITS TO THE JURISDICTION OF ANY FEDERAL, STATE, COUNTY OR MUNICIPAL COURT SITTING IN THE STATE OF NEW YORK IN RESPECT TO ANY ACTION OR PROCEEDING BROUGHT THEREIN CONCERNING ANY MATTERS ARISING, DIRECTLY OR INDIRECTLY, OUT OF OR IN ANY WAY RELATING TO THIS AGREEMENT; (B) IRREVOCABLY WAIVES PERSONAL SERVICE OF ANY SUMMONS AND COMPLAINT AND CONSENTS TO THE SERVICE UPON IT OF PROCESS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF SUCH PROCESS TO SUCH PARTY AT THE NOTICE ADDRESSES SET FORTH IN SECTION 15.8 AND HEREBY IRREVOCABLY DESIGNATES SUCH PARTY TO ACCEPT SERVICE OF ANY PROCESS ON SUCH PARTY’S BEHALF AND HEREBY AGREES THAT SUCH SERVICE SHALL BE DEEMED SUFFICIENT; (C) IRREVOCABLY WAIVES ALL OBJECTIONS AS TO VENUE AND ANY AND ALL RIGHTS IT MAY HAVE TO SEEK A CHANGE OF VENUE WITH RESPECT TO ANY SUCH ACTION OR PROCEEDING; (D) AGREES THAT THE LAWS OF THE STATE OF NEW YORK SHALL GOVERN IN ANY SUCH ACTION OR PROCEEDING AND WAIVES ANY DEFENSE TO ANY ACTION OR PROCEEDING GRANTED BY THE LAWS OF ANY OTHER COUNTRY OR JURISDICTION UNLESS SUCH DEFENSE IS ALSO ALLOWED BY THE LAWS OF THE STATE OF NEW YORK; AND (E) AGREES THAT ANY FINAL JUDGMENT RENDERED AGAINST IT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY JURISDICTION BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. EACH PARTY HERETO FURTHER AGREES THAT ANY ACTION OR PROCEEDING BY IT IN RESPECT TO ANY MATTERS ARISING, DIRECTLY OR INDIRECTLY, OUT OF OR IN ANY WAY RELATING TO THIS AGREEMENT SHALL BE BROUGHT ONLY IN THE STATE OF NEW YORK, COUNTY OF NEW YORK.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (a) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (b) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

15.11Self-Help. If, at any time during the Term, the operations in and management of the Concession Area for which Retail Manager is responsible under this Agreement (either directly or indirectly through Subleases, subcontracts or otherwise) give rise to conditions in the Terminal that, in the reasonable judgment of American, would significantly adversely impact American’s leasehold interest in the Terminal, including, without limitation, by causing a default of the Lease or harming the Base Building or other construction and property under American’s responsibility, the integrity and efficiency of airline operation at the Terminal, or the safety and security of American’s employees, passengers or other public in the Terminal, then, in lieu of declaring an Event of Default and/or terminating this Agreement as provided elsewhere in this Agreement, American may elect to notify Retail Manager of such condition. Retail Manager will then have five (5) calendar days to describe and provide a plan to American to remedy such condition and to begin to implement such plan. If American determines in its reasonable discretion that such plan is inadequate or would not remedy the condition identified as promptly as necessary, or American reasonably infers from Retail Manager’s recent conduct that it does not intend to remedy the condition, or that the condition identified by its nature requires more urgent attention, then American shall have the right, but not the obligation, and without any liability for doing so, to enter on the Concession Area with prior notice, or hire contractors to enter on the Concession Area, in order to directly remedy the condition. Retail Manager agrees for this purpose that American will be subrogated to any contractual rights or remedies of Retail Manager the exercise or enforcement of which American reasonably determines is necessary to remedy the condition without need for further action or formalities. Upon request by American, Retail Manager shall promptly reimburse American for its reasonable and actual costs in exercising this remedy along with an additional charge in an amount equal to 15% of the cost thereof. For such time as American exercises the remedy of this Section, Retail Manager will not be displaced from its offices in the Concession Area nor otherwise deprived of its rights or relieved of its obligations under this Agreement. This remedy is without prejudice to the rights of American to seek specific performance or exercise specific self-help remedies for Retail Manager’s failure to perform established elsewhere in this Agreement.

15.12Amendments, Modifications, Etc. No alterations, amendments, changes or modifications to this Agreement shall be valid unless executed by an instrument in writing by the parties. All such alterations, amendments, changes or modifications shall be void ab initio unless and until the Port Authority has specifically consented in writing to the same.

15.13Holding Over by Retail Manager. If, at the termination or expiration of this Agreement, Retail Manager has not delivered possession of the Concession Area to American as required in Section 14.3, and, for any reason, Retail Manager retains possession of the Concession Area or any part thereof, then American may, at its option, serve written notice upon Retail Manager that such holding over constitutes either (i) the creation of a month-to-month tenancy, or (ii) the creation of a tenancy at sufferance, in either case upon the terms and conditions set forth in this Agreement; provided, however, that the monthly rental shall, in addition to all other sums which are to be paid by Retail Manager hereunder, whether or not as additional rent, be equal to double the highest monthly Rental (whether based on Minimum Guaranteed Rental Shortfall or Subtenant Rental) paid in the preceding twelve (12) month period (and prorated in the case of clause (ii) on the basis of a three hundred sixty-five (365) day year for each day Retail Manager remains in possession), plus Additional Payment Obligations accruing during the period of Retail Manager’s occupancy based on a termination for an Event of Default if such unlawful holding over exceeds ten (10) days after the natural expiration of the Term. Notwithstanding the foregoing, if the holding over by Retail Manager under this Section is solely due to the failure of one or more Subtenants to timely vacate their Subtenant Premises (e.g., for Subleases not assumed under Section 3.3), notwithstanding Retail Manager’s exercise of all rights and remedies available to it to cause them to vacate, then the amount payable by Retail Manager shall be double the amount of the Rental payable by the Subtenants under each Holdover Lease immediately prior to such holdover and Retail Manager may pass such payment through to Subtenant (provided that this will in no way relieve Retail Manager of its obligations hereunder) in order to be reimbursed by Subtenant for amounts Retail Manager pays pursuant to this sentence. The provisions of this Section 15.13 shall not constitute a waiver by American or the Port Authority of any right of re-entry as herein set forth; nor shall receipt of any hold-over rent or other amount under this Agreement or any other act in apparent affirmation of the tenancy operate as a waiver of the right to terminate this Agreement for a breach of any of the terms, covenants, or obligations to be performed by or on behalf of

Retail Manager. No holding over by Retail Manager, whether with or without consent of American, shall operate to extend this Agreement except as otherwise expressly provided. The preceding provisions of this Section 15.13 shall not be construed as consent for Retail Manager to retain possession of the Concession Area in the absence of prior written consent thereto by American.

15.14	Approvals.

15.14.1American and Retail Manager shall each use diligent, good faith efforts to gain all Port Authority consents and approvals which may be required to effectuate this Agreement, to permit the development of the Concession Area, and to effect concessions operations by the Subtenants.

15.14.2Each of American and Retail Manager shall designate in writing to each other one or more representatives who shall be authorized to act under this Agreement for and on behalf of such party. Any act, approval, consent or vote of any representative that is so designated shall be deemed to be the act, approval, consent or vote of American or Retail Manager, as applicable and American and Retail Manager shall not be required to inquire into the authority of such representative as to such act, approval, consent or vote on behalf of the party who has designated said representative. Any representative may be replaced by a successor representative by written notice to the other party and designation of a substitute for such representative.

15.14.3American hereby designates [**] (or such other person as designated from time to time by American) as its representative under this Agreement. If any approval or consent is required of American under this Agreement, Retail Manager shall contact such designated person in writing in order to obtain said approval or consent, as the case may be. American may appoint any other person to this position upon prior written notice to Retail Manager. Retail Manager hereby designates its Senior Vice President of Operations as its representative under this Agreement. If any approval or consent is required of Retail Manager under this Agreement, American shall contact such designated person in writing in order to obtain said approval or consent, as the case may be Retail Manager may appoint any other person to this position upon prior written notice to American.

15.15Labor Assurances. Retail Manager represents and covenants that, to the best of its knowledge and belief, the employment of labor by Retail Manager or any Subtenant in the operation of the Concession Area will not be in conflict with the interests of American or the Port Authority with respect to labor harmony or interference with the quiet enjoyment and operation of the Terminal or the Concession Area.

15.16No Assignment. Retail Manager covenants and agrees that it may not sell, convey, transfer, mortgage, pledge, encumber or assign this Agreement or delegate or subcontract its duties, in whole or in part, nor permit the transfer of its interests created hereby directly or indirectly, in whole or in part, by operation of law or otherwise, without the prior written consent of American and the Port Authority; provided that neither American’s nor the Port Authority’s approval is required for Retail Manager to subcontract the performance of non-core, collateral services associated with its obligations hereunder, such as cleaning, maintenance, repair or auditing functions, although such subcontracts will not affect Retail Manager’s primary obligation for the proper performance of such services. American’s prior written approval, which shall not be unreasonably withheld, conditioned or delayed, shall be required for Retail Manager to subcontract core services, including but not limited to customer-facing technology, technology that would reasonably be expected to have a material impact on the customer experience and technology with which customers would reasonably be expected to directly interact.

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15.17Intellectual Property; American’s Names and Marks. Retail Manager acknowledges that the Trademarks are and will remain at all times the exclusive property of American and its Affiliates. No interest in, license or other right to use the Trademarks is granted or may be deemed to granted to Retail Manager under this Agreement or otherwise. Retail Manager may not make any use of the Trademarks, or any colorable imitation or abbreviation thereof, including any reference by advertising or otherwise to the names “American Airlines”, “American Airlines, Inc.”, unless such use or reference has been specifically approved in writing by American in advance. During the Term of this Agreement, Retail Manager may, in connection with performing its obligations hereunder, use, acquire, develop, create, or engage third parties to create, various types of materials, including, but not limited to, an app, a website, a digital platform, other software, printed materials, such as advertising, posters and other marketing materials (the “Contractor Materials”, which includes the Dedicated Terminal 8 Materials, as hereinafter defined), that are, in each case, subject to Intellectual Property Rights, including Intellectual Property Rights that Retail Manager (x) may have acquired, developed or created prior to the Term or (y) acquires, develops or creates during the Term independently from performing its obligations under this Agreement ((x) and (y), together, “Background Intellectual Property”). As between American and Retail Manager, Retail Manager shall be the exclusive owner of all right, title and interest in and to the Contractor Materials and Background Intellectual Property). The Retail Manager grants to American a non-exclusive, royalty-free, non-transferable (except in connection with a transfer of the Agreement), non-sublicenseable license for the Term to use the Background Intellectual Property as necessary to operate the Terminal. All goodwill in connection with such use shall inure to Retail Manager. To the extent such Background Intellectual Property include trademarks, service marks, trade dress, trade names, logos and corporate names, the Retail Manager may require that American comply with its reasonable quality control obligations which, in all events, shall be no more burdensome than the quality control standards to which Retail Manager itself adheres. The parties anticipate that the majority of the Contractor Materials that Retail Manager will acquire, develop or create will be for Retail Manager’s use solely at or in connection with its operations at Terminal 8 (“Dedicated Terminal 8 Materials”).

15.18Compliance. Without limiting any of the obligations of Retail Manager set forth in this Agreement, Retail Manager shall at all times comply with the guidelines, obligations, duties and provisions set forth in the Retail Manager’s Proposal. In the event of any inconsistency between the Retail Manager’s Proposal and this Agreement, or between the Retail Manager’s Proposal and the Lease or between the Retail Manager’s Proposal and the Operator Permit, then in each and every such instance this Agreement, the Lease or the Operator Permit, as the case may be, shall supersede and control. Retail Manager shall cause each Subtenant to comply with this Agreement and its respective Sublease, and will use commercially reasonable efforts to not permit any Subtenant to take any action or fail to take any action which action or inaction would be inconsistent with Retail Manager’s obligations under this Agreement. In addition to and without limiting the foregoing, Retail Manager shall, at a minimum: (a) maintain a searchable electronic database of the Subleases, (b) engage in vigorous oversight of Subtenants, with regular audits on Street Prices, operating hours, visual merchandising, and maintenance of all required certificates and permits, (c) rigorously track all important milestones in the Subleases, such as expiration dates, rent adjustments, dates key reports are due and deadlines for term expirations, (d) when a Sublease deficiency is detected, or there is failure to comply with a verbal correction request, deliver a formal notification with bulleted audit failures to the Subtenant detailing a timeframe to correct such issues (typically within seventy-two (72) hours) and, if such issues are not corrected in the required timeframe, assess liquidated damages pursuant to the Sublease and charge a series of graduated fines on a daily basis for failure of the correction of deficiencies, (e) pursuant to the Port Authority’s requirements, contractually require Subtenants to competitively price products such that retail prices are comparable to prices for parity brands sold in the New York area, (f) conduct annual pricing surveys using both on-site managers and outside contractors to develop standards for key products, such as water, soda, and over-the-counter medicine based on a broad range of regional market locations, and clearly communicate these standards verbally and in writing to all Subtenants, with strict requirements not to exceed these prices, (g) cause its on-site team to regularly perform audits at each Subtenant Premises, notifying Subtenants of any discrepancies and requiring any pricing adjustments within seventy-two (72) hours, (h) cause all Subtenants to clearly display the price of each item and customer-facing signage in each location outlining the Port Authority’s pricing policy, and (i) no less than quarterly, cause an outside contractor to conduct mystery operating hours adherence reports that Retail Manager shall share with American. Such contractor, who is unknown to the tenants, shall perform a complete walkthrough on various days of the week and times of the day. Subtenants that do not comply with operating hours shall be issued a written notification by Retail Manager, and Retail Manager shall ensure their compliance through varying levels of enforcement.

15.19Realtors. Each party represents and warrants to the other party that no broker, agent or other Person brought about this transaction. Each party agrees to indemnify and hold the other party harmless from and against any broker, agent or other Person claiming a commission or other form of compensation by virtue of having dealt with the indemnifying party with regard to this transaction.

15.20Licenses and Permits. Retail Manager shall procure for itself, and shall cause the Subtenants to procure, at its and at their sole expense, any permits and licenses required for the transaction of business in the Concession Area and otherwise comply with all Applicable Laws. In addition, if the nature of Retail Manager’s or the Subtenants’ business makes it advisable for Retail Manager or the Subtenants to take any extra precautions (for example, in the case of business which is affected by so-called “dram shop” laws, their compliance with all “dram shop” educational programs and procedures), Retail Manager or the Subtenants (as applicable) shall take all such extra precautions. At American’s request, Retail Manager and the Subtenants shall promptly deliver to American copies of all such permits and licenses and other evidence as may be reasonably obtainable as to compliance with specific laws, ordinances, governmental regulations and extra precautions.

15.21Estoppel Certificates. Retail Manager agrees, from time to time, within fifteen (15) days after request by American, to deliver to American or American’s designee, a certificate of occupancy, financial statements and an estoppel certificate stating that, to the best of Retail Manager’s knowledge, after due inquiry, that (i) this Agreement is in full force and effect, (ii) the date to which Rentals and all other amounts due under this Agreement are paid, (iii) there is no default on the part of American or Retail Manager under this Agreement, and (iv) Retail Manager does not have any right of offset, claims or defenses to the performance of its obligations under this Agreement, and addressing such other factual matters pertaining to this Agreement as may be reasonably requested by American. The certificate must also detail specific exceptions to the foregoing statements, if any. Retail Manager’s failure to deliver an estoppel certificate as required above will constitute a material breach of this Agreement, subject to notice and Section 14.1.1(l), but with a cure period of twenty (20) days in addition to the ten (10) day period provided above.

15.22DISCLAIMER. NOTHING IN THIS AGREEMENT (EXCEPT AS EXPRESSLY SET FORTH HEREIN) SHALL OR SHALL BE CONSTRUED TO IMPOSE UPON AMERICAN OR THE PORT AUTHORITY ANY OBLIGATIONS TO CONSTRUCT OR MAINTAIN OR TO MAKE REPAIRS, REPLACEMENTS, ALTERATIONS OR ADDITIONS, OR SHALL CREATE ANY LIABILITY FOR ANY FAILURE SO TO DO. RETAIL MANAGER AND THE SUBTENANTS ARE AND SHALL BE IN EXCLUSIVE CONTROL AND POSSESSION OF THE CONCESSION AREA AND AMERICAN AND THE PORT AUTHORITY SHALL NOT BE LIABLE AS RESULT OF THE RESERVATION OF RIGHTS UNDER THIS AGREEMENT OR THE EXERCISE OF ANY RIGHT UNDER THIS AGREEMENT HAPPENING ON OR ABOUT THE CONCESSION AREA NOR FOR ANY INJURY OR DAMAGE TO THE CONCESSION AREA NOR TO ANY PROPERTY OF RETAIL MANAGER, THE SUBTENANTS OR OF ANY OTHER PERSON LOCATED IN OR THEREON UNLESS CAUSED BY THE RESPECTIVE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF AMERICAN OR THE PORT AUTHORITY (IN WHICH CASE AMERICAN AND THE PORT

AUTHORITY SHALL BE RESPONSIBLE ONLY FOR THE DAMAGE OR INJURY CAUSED BY ITS OWN RESPECTIVE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT).

15.23Survival of Obligations. All obligations of either party hereunder not fully performed or discharged as of the expiration or earlier termination of the Term shall survive the expiration or earlier termination of the Term, including without limitation, all payment obligations with respect to Taxes and all obligations concerning the condition and repair of the Concession Area.

15.24Invalid or Unenforceable Provisions. If any clause or provision of this Agreement is illegal, invalid or unenforceable under present or future laws effective during the Term, then and in that event, it is the intention of the parties that the remainder of this Agreement shall not be affected, and that in lieu of each clause or provision of this Agreement that is illegal, invalid or unenforceable, there be added, as a part of this Agreement, a clause or provision as similar in terms to such illegal, invalid or unenforceable clause or provision as may be possible and be legal, valid and enforceable while maintaining the essential distribution of the economic benefits risks of the parties.

15.25American’s Lien. In addition to any statutory lien for rent in American’s favor, American shall have (and Retail Manager grants and shall cause the Subtenants to grant to American) a continuing security interest, to secure payment of all Rental, Additional Payment Obligations and Subtenant Rental becoming due hereunder respectively from Retail Manager or the Subtenants, and for the performance of all other obligations hereunder, upon all goods, wares, equipment, fixtures, furniture, inventory, and other personal property of Retail Manager or the Subtenants now or hereafter situated at the Concession Area, and such property shall not be removed therefrom without the prior written consent of American until all arrearages in Rentals or Subtenant Rental as well as any and all other sums of money then due to American hereunder shall first have been paid and discharged and all other obligations of Retail Manager or the Subtenants have been fully performed and discharged. In the event any of the foregoing described property is removed from the Concession Area in violation of the covenant in the preceding sentence, the security interest shall continue in such property and all proceeds and products, regardless of location; provided, however, upon curing to American’s satisfaction any breaches or defaults under this Agreement and any other related agreements between American and such party, Retail Manager or any Subtenant may remove or replace from the Concession Area (subject to such continuing security interest if applicable) any furniture or equipment which does not constitute a fixture to the Concession Area or to the Fixed Improvements. Unless otherwise expressly provided in this Agreement, all rights and remedies provided under this Agreement are cumulative and not exclusive of all other rights and remedies provided under this Agreement. Upon the occurrence of an Event of Default hereunder, or upon Retail Manager’s or any Subtenant’s breach or default, or threatened breach or default, of its obligations hereunder (including, without limitation, any vacation or threatened vacation or any abandonment or threatened abandonment of the Concession Area), in addition to all other rights and remedies, American shall have all rights and remedies under the Uniform Commercial Code or applicable law, including without limitation, the right to sell the property described in this Section 15.25 at public or private sale upon five (5) days’ prior written notice by American. Retail Manager hereby agrees, and shall cause the Subtenants, to execute such other instruments, reasonably necessary or desirable under applicable law, to perfect the security interest hereby created. American and Retail Manager each agree, and Retail Manager shall cause the Subtenants to agree by means of an equivalent Sublease clause, that this Section 15.25 serves as a financing statement and that a photographic copy or other reproduction of this Agreement may be filed of record by American and have the same force and effect as the original. For purposes of clarity, American’s ability to exercise its rights under this Section 15.25 in the case of a party’s default or threatened breach or default, shall apply only to such party’s property and not to the property of other parties which may have also granted American a lien pursuant to this Section 15.25.

15.26Prior Agreement. The parties acknowledge and agree that upon the effective date of this Agreement, that certain Amended and Restated Master Retail Development, Management and Leasing Agreement dated as of June 1, 2011 but effective as of September 2, 2004 (as amended) between American and URW Airports, LLC (f/k/a Westfield Airports, LLC) (the “Prior Agreement”) shall be terminated and shall no longer be in full force and effect, other than the obligations of the parties under the Prior Agreement (including indemnification obligations) that by the express terms of the Prior Agreement survive its termination or expiration.

15.27Entire Agreement. The parties acknowledge and agree that upon satisfaction of the conditions set forth in Section 2.4.3 this Agreement, and all attachments and exhibits referenced herein, constitute the entire agreement between the parties with respect to the subject matter hereof. Notwithstanding anything herein to the contrary, the parties hereby agree and acknowledge that Exhibits E-1, O, and T shall be agreed to and inserted as exhibits to this Agreement within ninety (90) days after the Effective Date and that accordingly, any references herein to those exhibits already being attached shall apply after the passage of such ninety (90) day period.

[Remainder of Page Intentionally Left Blank;
Signature Page(s) Follow(s).]

IN WITNESS WHEREOF, American and Retail Manager have executed this Agreement as of the date first above written.

AMERICAN AIRLINES, INC.

By:	/s/ Amanda Zhang
	Name:	Amanda Zhang
	Title:	Vice President, Airport Affairs and Facilities

JFK T8 INNOVATION PARTNERS, LLC

By:	/s/ Dany Nasr
	Name:	Dany Nasr
	Title:	Airport CEO

By:	/s/ David Yamamoto
	Name:	David Yamamoto
	Title:	SVP

Signature Page to

Retail Development, Management and Leasing Agreement

EXHIBIT A

PREMISES

[See Attached]

Exhibit A